Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

Dated as of July 7, 2020

by and among

QUORUM HEALTH CORPORATION, as a Borrower,

QUINCY HEALTH, LLC, as Holdings,

the other Persons party hereto that are designated as Credit Parties,

the Lenders from time to time party hereto, and

CREDIT SUISSE AG, NEW YORK BRANCH,

as Administrative Agent

Reference is made to the ABL Intercreditor Agreement dated as of July 7, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan/ABL Intercreditor Agreement”), among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, Credit Suisse AG, New York Branch, as ABL Agent (as defined therein), and Jefferies Finance LLC, as Term Loan Agent (as defined therein). Each Lender hereunder (a) consents to the subordination of Liens provided for in the Term Loan/ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan/ABL Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Term Loan/ABL Intercreditor Agreement as ABL Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the Lenders under this Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Term Loan/ABL Intercreditor Agreement.

TABLE OF CONTENTS

		Page(s)

ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
1.1	Specific Definitions	1
1.2	Other Interpretive Provisions	42
1.3	Accounting Terms.	43
1.4	Rounding	43
1.5	Times of Day	44
1.6	Pro Forma Calculations	44

ARTICLE 2. GENERAL REVOLVING LOAN TERMS		44
2.1	The Revolving Loans.	44
2.2	Letters of Credit.	48
2.3	Funding of the Revolving Loans	52
2.4	Lockbox Accounts.	52
2.5	Borrowing Base Exceeded	53
2.6	Repayment of the Loans and Reduction in Revolving Commitment	54
2.7	Interest	54
2.8	Additional Interest Provisions	54
2.9	Fees and Charges.	55
2.10	Use of Proceeds	56
2.11	Evidence of Indebtedness.	56
2.12	Payments Generally	56
2.13	Protective Advances	56
2.14	Taxes.	57
2.15	Credit of Payments and Proceeds	60
2.16	Increased Costs	60
2.17	Alternate Rate of Interest	62

ARTICLE 3. CONDITIONS PRECEDENT TO LOANS		63
3.1	Closing	63
3.2	Conditions of Initial Loan	63
3.3	Conditions to all Loans and Letters of Credit	65
3.4	Limited Waiver of Conditions Precedent	65

ARTICLE 4. REPRESENTATIONS AND WARRANTIES		66
4.1	Organization; Powers	66
4.2	Authorization	66
4.3	Enforceability	66
4.4	Governmental Approvals	66
4.5	Financial Statements	67
4.6	No Material Adverse Change	67
4.7	Title to Properties; Possession Under Leases	67
4.8	Subsidiaries	67

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4.9	Litigation; Compliance with Laws	67
4.10	Agreements	68
4.11	Federal Reserve Regulations	68
4.12	Investment Company Act	68
4.13	Use of Proceeds	68
4.14	Tax Returns	68
4.15	No Material Misstatements	68
4.16	Employee Benefit Plans	69
4.17	Environmental Matters	69
4.18	Insurance	69
4.19	Collateral Documents	69
4.20	Location of Real Property and Leased Premises	70
4.21	Labor Matters	70
4.22	Solvency	71
4.23	Sanctions; FCPA	71
4.24	[Reserved]	72
4.25	[Reserved]	72
4.26	Management Agreements	72
4.27	Healthcare Authorizations	72
4.28	HIPAA Compliance	72
4.29	Reimbursement; Third-Party Payors	72
4.30	Other Healthcare Regulatory Matters	73
4.31	Compliance with Healthcare Laws	73
4.32	CARES Act Provider Relief Payment Representations	73
4.33	No Reliance by Credit Parties	74

ARTICLE 5. AFFIRMATIVE COVENANTS		74
5.1	Preservation of Existence, Etc	74
5.2	Insurance	74
5.3	Obligations and Taxes	75
5.4	Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings	75
5.5	Use of Proceeds	76
5.6	Employee Benefits	76
5.7	Compliance with Environmental Laws	76
5.8	New Credit Parties; Additional Collateral	76
5.9	Operation of Facilities	77
5.10	Anti-Corruption Laws	77
5.11	Collateral Records	77
5.12	Account Control Agreements	77
5.13	Landlord and Warehouse Agreements	78
5.14	[Reserved]	78
5.15	Expenses	78
5.16	Indemnity	78
5.17	[Reserved]	79
5.18	Healthcare Operations	79
5.19	Further Assurances	79
5.20	CARES Act Provider Relief Payment Covenants	80
5.21	Post-Closing Requirements	80

ARTICLE 6. NEGATIVE COVENANTS		80
6.1	Indebtedness	80
6.2	Liens	84
6.3	Sale and Lease-Back Transactions	86
6.4	Investments, Loans and Advances	86
6.5	Mergers, Consolidations, Sales of Assets and Acquisitions	90
6.6	Restricted Payments; Restrictive Agreements	92
6.7	Transactions with Affiliates	94
6.8	Business of the Borrower and Subsidiaries	95
6.9	Other Indebtedness	95
6.10	Practice Guarantees	95
6.11	Lockbox Instructions	95
6.12	Fiscal Year	96
6.13	Healthcare Matters	96
6.14	Holdings Covenant	96
6.15	Managers; Management Agreements	97
6.16	IRS Form 8821	98

ARTICLE 7. FINANCIAL COVENANTS		98
7.1	Consolidated Fixed Charge Coverage Ratio	98
7.2	Minimum Liquidity	98

ARTICLE 8. NOTICES AND REPORTING		98
8.1	Notices	98
8.2	Required Notices from Credit Parties	99
8.3	Borrowing Base Certificates	99
8.4	Financial Statements, Compliance Certificates and Projections	100
8.5	Lender Calls	101
8.6	Other Reports	101
8.7	Information Regarding Collateral	102
8.8	[Reserved]	102
8.9	Protected Health Information	102

ARTICLE 9. DEFAULTS AND REMEDIES		102
9.1	Events of Default	102
9.2	Remedies	105
9.3	Application of Payments After Exercise of Remedies	105
9.4	Rights to Appoint Receiver	106
9.5	Collection of Accounts	106
9.6	Remedies Cumulative	107
9.7	Assistance and Cooperation	107
9.8	Severance	107
9.9	Delay	108
9.10	Administrative Agent’s Right to Perform	108
9.11	License	108

9.12	Injunctive Relief	108
9.13	Additional Remedies	108
9.14	Equity Cure	109

ARTICLE 10. [RESERVED]		109

ARTICLE 11. EFFECTIVE DATE AND TERMINATION		109
11.1	Effective Date and Termination	109
11.2	Effect of Termination	110
11.3	Survival	110

ARTICLE 12. MISCELLANEOUS		110
12.1	[Reserved]	110
12.2	Administrative Agent’s and Lenders’ Discretion	110
12.3	Governing Law	111
12.4	Modification, Waiver in Writing	111
12.5	Trial by Jury	112
12.6	Waiver of Consequential Damages, Etc.	113
12.7	Headings/Exhibits	113
12.8	Severability	113
12.9	Preferences	113
12.10	Waiver of Notice	114
12.11	Remedies of Credit Parties	114
12.12	Prior Agreements	114
12.13	Offsets, Counterclaims and Defenses	114
12.14	Publicity	114
12.15	No Usury	115
12.16	Conflict; Construction of Documents	115
12.17	No Third Party Beneficiaries	115
12.18	Successors and Assigns; Participations	115
12.19	Set-Off	120
12.20	Counterparts	120
12.21	Borrower Representative.	120
12.22	Joint and Several	121
12.23	Release of Claims	124
12.24	Acting Through Agents	124
12.25	Defaulting Lender	124
12.26	Confidentiality	125
12.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	126
12.28	Payoff Letter	126
12.29	USA PATRIOT Act Notice	127

ARTICLE 13. AGENCY		127
13.1	Appointment and Authorization	127
13.2	Delegation of Duties	128
13.3	Exculpation of Administrative Agent	128
13.4	Reliance by Administrative Agent	129

13.5	Notice of Default	129
13.6	Credit Decision	129
13.7	Indemnification	130
13.8	Administrative Agent in Individual Capacity	130
13.9	Successor Administrative Agent	131
13.10	Collateral Matters; Restriction on Lenders	131
13.11	Administrative Agent May File Proofs of Claim	134
13.12	Return of Payments	134
13.13	Inspection Deliveries	134

ARTICLE 14. GUARANTY		135
14.1	Guaranty	135
14.2	Obligations Unconditional	135
14.3	Reinstatement	136
14.4	Certain Additional Waivers	136
14.5	Remedies	136
14.6	Rights of Contribution	136
14.7	Guarantee of Payment; Continuing Guarantee	137
14.8	Subordination	137
14.9	California Provisions	137

Schedule 1.1(b)	–	Subsidiary Guarantors
Schedule 1.1(c)	–	Hospitals
Schedule 1.1(d)	–	Mortgaged Properties
Schedule 1.1(e)	–	Permitted Joint Ventures
Schedule 1.1(f)	–	Certain Subsidiaries
Schedule 1.1(g)	–	Non-Significant Subsidiaries
Schedule 1.3	–	Individual Revolving Commitments
Schedule 2.2(a)	–	Existing Letters of Credit
Schedule 2.4	–	Primary Concentration Accounts
Schedule 3.2(h)	–	Local Counsel Opinions
Schedule 4.8	–	Subsidiaries
Schedule 4.18	–	Insurance
Schedule 4.19(a)	–	UCC Filing Offices
Schedule 4.21(a)	–	Labor Matters
Schedule 4.21(c)	–	Collective Bargaining Agreements
Schedule 4.27	–	Healthcare Authorizations
Schedule 4.31	–	Compliance with Healthcare Laws
Schedule 4.32	–	CARES Act Provider Relief Payments
Schedule 5	–	Names of Borrower and Guarantors

Schedule 5.21	–	Post-Closing Requirements
Schedule 6.1(a)	–	Existing Indebtedness
Schedule 6.2(a)	–	Existing Liens
Schedule 6.4(h)	–	Certain Permitted Acquisitions
Schedule 6.5(b)	–	Certain Syndication Transactions
Schedule 6.7	–	Certain Affiliate Transactions

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Exhibit A	–	Form of Borrowing Base Certificate
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Revolving Note
Exhibit D	–	Form of Revolving Loan Notice
Exhibit E	–	Form of Assignment and Assumption Agreement
Exhibit F-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	–	Form of Mortgage
Exhibit H	–	Form of Solvency Certificate
Exhibit I	–	Form of Joinder

CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT is dated as of July 7, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among QUORUM HEALTH CORPORATION, a Delaware corporation, QUINCY HEALTH, LLC, a Delaware limited liability company (“Holdings”), each of the Persons signatory hereto and named on Schedule 5 hereto as a Subsidiary Guarantor, the COMMITTED LENDERS (as defined herein) from time to time parties hereto, the CONDUIT LENDERS (as defined herein) from time to time parties hereto, and CREDIT SUISSE AG, NEW YORK BRANCH, in its capacity as administrative agent for the Lenders (as defined herein) (together with its successors and assigns, “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested that Lenders make available to Borrower the financing facilities described herein; and

WHEREAS, Lenders are willing to extend such credit to Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms shall have the meanings set forth below:

“ABL Incremental Amount” means $17,500,000 less the amount of any LO Tranche added pursuant to Section 2.1(d).

“ABR” means for any date, a rate per annum equal to the Prime Rate.

“ABR Applicable Margin” means the difference (expressed as the number of basis points) between (i) LIBOR plus the Applicable LIBOR Margin on the date LIBOR was last applicable to the Revolving Facility and (ii) the ABR on the date that LIBOR was last applicable to the Revolving Facility; provided, however, that in no event shall such difference be a negative number.

“Account Debtor” means any Person obligated on any Account owing to any Credit Party.

“Account(s)” means (i) any right to payment of a monetary obligation, whether or not earned by performance, (ii) without duplication, any “account” (as defined in Article 9 of the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in Article 9 of the UCC), any “payment intangibles” (as defined in Article 9 of the UCC), Medicaid and Medicare receivables, Veterans Administration receivables and other governmental receivables, private patient receivables, HMO receivables, and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (iii) all accounts, “general intangibles” (as defined in Article 9 of the UCC), Intellectual Property, rights, remedies, guarantees, “supporting obligations” (as defined in Article 9 of the UCC), “letter-of-credit rights” (as defined in Article 9 of the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (iv) all information and data compiled or derived by the Borrower or other applicable Credit Party or to which the Borrower or other applicable Credit Party is entitled in respect of or related to the foregoing, and (v) all proceeds of any of the foregoing. For the avoidance of doubt, “Account” shall include any account receivable, “payment intangible” (as defined in Article 9 of the UCC) and/or right to payment and/or reimbursement of every kind and description.

“ACH” means the Automated Clearing House or any successor reasonably acceptable to Administrative Agent.

“Acquired Entity” has the meaning assigned to such term in Section 6.4(h).

“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.7 the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allocable Amount” has the meaning set forth in Section 12.22(g).

“Alternate Index” means a floating rate index (a) that is commonly accepted by market participants in asset-based loans as an alternative to LIBOR, as determined by Administrative Agent in its sole but good faith discretion, (b) that is publicly recognized by ISDA as an alternative to LIBOR, and (c) for which ISDA has approved an amendment to hedge agreements, generally providing such floating rate index as a standard alternative to LIBOR.

“Alternate Index Conforming Changes” has the meaning set forth in Section 2.17.

“Alternate Index Determination” has the meaning set forth in Section 2.17.

“Alternate Index Rate” means, with respect to each interest accrual period, the per annum rate of interest of the Alternate Index, determined as of the related Determination Date.

“Alternate Rate” means, with respect to the applicable interest accrual period, the per annum rate of interest equal to the Alternate Index Rate plus the Alternate Rate Spread; provided, that such Alternate Rate shall not be less than the LIBOR spread.

“Alternate Rate Loan” means any Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.

“Alternate Rate Spread” means, in connection with any conversion of any Loan from (a) a Loan accruing interest based on LIBOR to an Alternate Rate Loan or (b) a Loan accruing interest based on ABR to an Alternate Rate Loan, a spread adjustment (which may be a positive or negative value or zero) that shall be selected by Administrative Agent, in its sole discretion in good faith, giving due consideration to any spread adjustment reflecting any evolving or then-existing convention for similar Dollar-denominated credit facilities.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 5.5.

“Applicable Law” means all Laws applicable to any Credit Party or other Person, or any conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable LIBOR Margin” means three and three-quarters of one percent (3.75%) per annum.

“Approved Cash Management Obligations” means any obligations to Administrative Agent, any Lender or any Affiliate of any of the foregoing pursuant to any Cash Management Agreement of which (a) if such cash management obligations were established prior to the date of this Agreement, the Lender or its Affiliate has provided written notice to Administrative Agent executed by an authorized signatory of such Lender disclosing the existence of such Cash Management Agreement and the maximum liability of Credit Parties or (b) if such Cash Management Agreement is established following the date of this Agreement, then (i) such Lender or its Affiliate (which in no case may be a Defaulting Lender) shall have provided written notice to Administrative Agent executed by an authorized signatory of such Lender disclosing the existence of such Cash Management Agreement and the maximum liability of Credit Parties thereunder and (ii) as of the date of delivery of such notice to Administrative Agent, no Event of Default shall have occurred and be continuing. In all events, the Approved Cash Management Obligations shall not exceed the maximum liability so disclosed in the notice to Administrative Agent.

“Approved Plan” means the Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors filed with the Bankruptcy Court on April 7, 2020 (Docket No. 21) (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time).

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise, and including any sale and leaseback transactions) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries, other than:

(i) inventory, damaged, obsolete or worn out assets, scrap, surplus and Permitted Investments, in each case disposed of in the ordinary course of business;

(ii) donations of assets by the Borrower or any Subsidiary (whether of real or personal property (including cash and Equity Interests) but excluding Accounts) to state or local municipalities (or other Governmental Authorities), nonprofit organizations, foundations, charities or similar entities of the Borrower’s or such Subsidiary’s choice, with an aggregate fair market value not to exceed $7,500,000 in any fiscal year of the Borrower;

(iii) dispositions by any Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary;

(iv) [reserved];

(v) sales or other dispositions of property (including like-kind exchanges) other than Accounts to the extent that (x) such property is exchanged for credit against the purchase price of similar or replacement property or (y) the proceeds of such sale or disposition are applied to the purchase price of such property, provided that, if the property so sold or exchanged constituted Collateral, then the property so received shall also constitute Collateral;

(vi) leases or sub-leases of any real property or personal property in the ordinary course of business;

(vii) dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(viii) licensings and sublicensings of Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business;

(ix) sales, transfers, leases or other dispositions of property in the ordinary course of business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries;

(x) dispositions of Equity Interests of any Subsidiary as contemplated by clause (b) of the definition of Permitted Joint Venture;

(xi) dispositions consisting of the granting of Liens permitted by 6.2 (other than Liens arising under the UCC consisting of a sale or assignment of Accounts); and

(xii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions (in each case other than of (x) a Hospital or Hospitals or (y) Accounts unless such Accounts are being sold, transferred or disposed of as part of the disposition of a Subsidiary (or all or substantially all of the assets thereof), a Healthcare Facility or other line of business (in each case other than a Hospital) pursuant to this clause (xii)) having a value not in excess of $15,000,000.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment of Claims Act” means the Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

“Authorized Officer” of any Person means any executive officer, executive vice president or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement. Any document delivered hereunder that is signed by an Authorized Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Availability” has the meaning set forth in Section 2.1(a).

“Availability Period” means the period from and including the Closing Date to the Revolving Loan Termination Date.

“Available Amount” means, as at any date of determination, an amount (if positive) equal to (a) for each Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2021, for which Excess Cash Flow (as defined in the Term Loan Facility Credit Agreement as of the date hereof) shall have been positive, the Excess Cash Flow for such years that is retained by the Borrower after application of Section 2.13(c) of the Term Loan Facility Credit Agreement (as in effect on the date hereof); plus (b) the aggregate amount of Declined Proceeds (as defined in the Term Loan Facility Credit Agreement as of the date hereof) with respect to mandatory prepayments of its Term Loan Facility Loans pursuant to Section 2.13(a) of the Term Loan Facility Credit Agreement (as in effect on the date hereof) retained by the Borrower on and after July 1, 2021; plus (c) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and its Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such investment pursuant to Section 6.4, the aggregate amount of all interest, returns of principal, cash repayments and similar payments received by the Borrower or any Subsidiary from any Permitted Joint Venture or minority investment, from the Business Day immediately following the Closing Date through and including the relevant date of determination in respect of investments made by the Borrower or any Subsidiary to such Permitted Joint Venture or minority investment, provided that the aggregate amount added to the Available Amount pursuant to this clause (c) with respect to any investment made by the Borrower or any Subsidiary to such Permitted Joint Venture or minority investment shall not at any time exceed the original amount of such investment; minus (d) the aggregate amount of all Restricted Payments made in reliance on Section 6.6(a)(vii) prior to such date; minus (e) the aggregate amount paid in reliance on Section 6.9(b)(iii) prior to such date; minus (f) the aggregate amount of all investments made in reliance on Section 6.4(y) prior to such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Cases” means the respective cases of the Borrower and certain of its direct and indirect Subsidiaries (collectively, the “Debtors”) which were commenced on April 7, 2020, when the Debtors filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency Law.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Borrower’s chapter 11 bankruptcy proceedings from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members, the board of managers or any controlling committee, board of directors, board of managers or sole manager of such company or the sole member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means, collectively, Quorum Health Corporation, a Delaware corporation, and any other Person that becomes a party hereto as a borrower pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and which joinder shall include such conditions precedent as the Administrative Agent and Required Lenders deem reasonably necessary and appropriate including the receipt of all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and under C.F.R. § 1010.230.

“Borrower Representative” means Quorum Health Corporation, a Delaware corporation.

“Borrowing Base” means, as of the date of determination thereof (as calculated with reference to the most recent Borrowing Base Certificate acceptable to Administrative Agent and otherwise in accordance with this Agreement), an amount equal to the sum of the following, subject to the provisions of Section 2.1(b) in all respects:

(a) Eighty-five percent (85%) of Eligible Accounts, plus

(b) Fifty percent (50%) of Supplemental Program Eligible Accounts.

“Borrowing Base Certificate” means a certificate to be delivered by Borrower Representative setting forth a calculation of the Borrowing Base as of the date of such certificate, which certificate shall be substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close by law or executive order.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries (including all amounts expended or capitalized under Capital Lease Obligations, but excluding any amount representing capitalized interest) that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) made with insurance proceeds, condemnation awards or damage recovery proceeds, (ii) made with the proceeds of the issuance of Equity Interests, (iii) to the extent such expenditure is made with proceeds that would have constituted Net Cash Proceeds under clause (a) of the definition of the term “Net Cash Proceeds” (but for the application of the provisos to such clause (a)), (iv) to the extent of the credit against the gross purchase price of newly acquired equipment granted by the seller of such newly acquired equipment for other equipment that is simultaneously traded-in at the time of purchase of such newly acquired equipment, (v) is accounted for as a capital expenditure pursuant to GAAP but that actually is paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period) or (vi) constituting the purchase price of any Permitted Acquisition or any investment permitted under Sections 6.4(a), 6.4(i), 6.4(j), 6.4(y) or 6.4(z).

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, any lease that would have been considered an operating lease under GAAP as in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

“Captive Insurance Subsidiary” means a Subsidiary established for the purpose of insuring the healthcare businesses or Healthcare Facilities owned or operated by the Borrower or any of the Subsidiaries, any joint venture of the Borrower or any of the Subsidiaries or any physician or other personnel employed by or on the medical staff of any such business or Healthcare Facility.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136)(H.R. 748), as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.

“CARES Act Deferred Payroll Taxes” means, collectively, the employer portion of Social Security Payroll Taxes for the period beginning March 27, 2020 and ending December 31, 2020 deferred by the Credit Parties in accordance with Section 2302 of the CARES Act.

“CARES Act Provider Relief Payments” means, collectively, the payments received by the Credit Parties pursuant to the Public Health and Social Services Emergency Fund described in the CARES Act.

“Cash Dominion Event” means, at any time after the first anniversary of the Closing Date, either (a) the occurrence and continuance of a Specified Event of Default or (b) the failure of the Credit Parties to maintain unused Availability of at least the greater of (i) thirty-five percent (35%) of the Availability and (ii) $25,000,000. The occurrence of a Cash Dominion Event shall be deemed continuing (a) if such Cash Dominion Event arises under clause (a) above, so long as such Specified Event of Default is continuing and has not been cured or waived, or (b) if such Cash Dominion Event arises under clause (b) above, until unused Availability is equal to or greater than the greater of (i) thirty-five percent (35%) of the Availability and (ii) $25,000,000 for thirty (30) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing. A Cash Dominion Event shall be deemed to be continuing at all times beginning on the Closing Date and ending on the date after the first anniversary of the Closing Date on which (a) no Event of Default has occurred and is continuing and (b) unused Availability exceeds the greater of (x) thirty-five percent (35%) of Availability and (y) $25,000,000 for thirty (30) consecutive calendar days.

“Cash Management Agreements” means any and all cash management, overdraft, treasury, foreign exchange, lockbox, sweep-to-line, controlled disbursement, credit or debit card, EFT, ACH and other agreements entered into from time to time between Borrower or any other Credit Party and Administrative Agent or any Lender or any of their respective Affiliates.

“CCP” has the meaning set forth in Section 4.30.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time prior to a Qualifying IPO, the Permitted Holders cease to own, in the aggregate, directly or indirectly, beneficially, Equity Interests representing at least a majority of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower; or

(b) at any time upon or after the consummation of a Qualifying IPO, any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act, but excluding any employee benefit plan and/or any person acting as the trustee, agent or other fiduciary or administrator therefor), in each case of the foregoing, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than the greater of (x) 40% on a fully diluted basis of the total voting and/or economic power of all of the outstanding stock of the Borrower and (y) the percentage of the total voting power of all the outstanding voting stock of the Borrower owned directly or indirectly by the Permitted Holders; or

(c) Holdings (or any Successor Holdings Company) shall cease to directly or indirectly own and control 100% of the voting Equity Interests of the Borrower; or

(d) any “change in control” (or similar event, however defined) shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party (other than under any indenture or agreement in respect of Material Indebtedness assumed in connection with a Permitted Acquisition, any change in control triggered by the Permitted Acquisition pursuant to which such Indebtedness was assumed).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Administrative Agent or any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, and (ii) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Citation” means any operational or physical plant deficiency with respect to any Healthcare Facility of which Borrower or any other Credit Party is notified in writing by any Governmental Authority having regulatory or other oversight of such Healthcare Facility or the operations of Borrower or such other Credit Party at such Healthcare Facility, and with respect to which the penalty for such deficiency could reasonably be expected to have a Material Adverse Effect.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means any and all assets and rights and interests in or to property of Borrower and any other Credit Party, whether real or personal, tangible or intangible, now owned or hereafter acquired, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Collateral Access Agreement” means an agreement, satisfactory in form and substance to Administrative Agent in its Permitted Discretion and reasonably satisfactory in form and substance to Borrower (such approval of Borrower not to be unreasonably withheld, conditioned or delayed), by which for any material Collateral located on leased premises the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Assignment of Material Agreements” means each collateral assignment of material agreements executed by Borrower or any other Credit Party in favor of Administrative Agent (for the benefit of itself and the Lenders) satisfactory in form and substance to Administrative Agent in the exercise of its Permitted Discretion and reasonably satisfactory in form and substance to Borrower (such approval of Borrower not to be unreasonably withheld, conditioned or delayed), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Administrative Agent, including the Security Agreement, the Copyright Security Agreement, the Trademark Security Agreement, any Collateral Access Agreements, any Mortgages, and any Collateral Assignments of Material Agreements, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Collections” means, with respect to any Account, all cash collections on such Account.

“Committed Lender” means each of (a) Credit Suisse AG, Cayman Islands Branch, (b) each other Person that becomes a party hereto as a Committed Lender pursuant to Section 12.18 and (c) the respective successors of each of the foregoing.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate executed by Borrower Representative with respect to the compliance by the Credit Parties with the terms, conditions and covenants set forth in this Agreement as of the date of such certificate, which certificate shall be substantially in the form of Exhibit B.

“Concentration Account” has the meaning set forth in Section 2.4(a).

“Conduit Lender” means each of (a) Alpine Securitization LTD, (b) GIFS Capital Company, LLC, and (c) each other special purpose entity (which will not include a Disqualified Lender) selected by a Committed Lender and approved by Administrative Agent in its sole discretion that becomes a Conduit Lender pursuant to Section 12.18(k) and (d) the respective successors of each of the foregoing.

“Confidential Information” has the meaning set forth in Section 12.26(a).

“Confirmation Order” has the meaning set forth in Section 3.2(p).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income adjusted for purposes of calculating Consolidated EBITDA to exclude the effect of Hospitals sold or closed by the Borrower and its Subsidiaries for such period plus: (a) without duplication and (except in the case of clauses (a)(ix), (a)(x) and/or (a)(xiii)(z) below) to the extent deducted (and not added back) in determining Consolidated Net Income, the sum of:

(i) interest expense (net of interest income), including amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with (x) letters of credit, (y) obtaining or unwinding Hedging Agreements or (z) surety bonds for financing activities, in each case for such period,

(ii) provision for taxes based on income, profits or capital and franchise taxes and gross receipts taxes, including Federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations for such period,

(iii) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of Statement of Accounting Standards Codification 805 for transactions contemplated hereby, including Permitted Acquisitions, for such period,

(iv) non-cash compensation expenses arising from the sale of Equity Interests, the granting of options to purchase Equity Interests, the granting of appreciation rights in respect of Equity Interests and similar arrangements for such period,

(v) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Accounting Standards Codification 715-60 and Accounting Standards Codification 712 over the cash expense in respect of such post-retirement benefits and post-employment benefits for such period,

(vi) minority interest (to the extent distributions are not required to be made and are not made in respect thereof),

(vii) [reserved],

(viii) fees and expenses (including legal and professional costs) for such period in connection with the Transactions solely to the extent accrued on or prior to the Closing Date,

(ix) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events,

(x) proceeds of received business interruption insurance or amounts subject to reimbursement or indemnification, in each case, that are actually received and without double counting of all or any portion of the insured, reimbursed or indemnified amount which has already been added back in current or prior periods,

(xi) [reserved],

(xii) [reserved],

(xiii) (v) any unusual or non-recurring and/or one-time costs, expenses or losses (including any costs and expenses from the transition of transition services agreements) for such period, (w) any restructuring costs, business optimization costs, relocation costs, integration and facilities opening costs, signing costs, signing bonuses, retention or completion bonuses and transition costs incurred during such period and costs from implementation of cost saving initiatives incurred during such period, (x) any fees, expenses and charges incurred during such period in respect of litigation (including legal fees) against Holdings or any of its Subsidiaries, (y) any fees and expenses incurred during such period in connection with any acquisition, investment, recapitalization, asset disposition, facility closure, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and (z) the amount of “run rate” cost savings and synergies from a Permitted Acquisition or Significant Asset Sale (as determined in good faith by the Borrower) that have been realized or are reasonably expected to be realized on or prior to the date that is 18 months after the date on which such Permitted Acquisition or Significant Asset Sale has been consummated, including pro forma adjustments consistent with Regulation S-X under the Securities Act of 1933, as amended (which cost savings and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that the aggregate amount (other than non-cash expenses) increasing Consolidated EBITDA pursuant to this clause (xiii) in any period, when taken together with any adjustments made in accordance with Section 1.6, shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to this clause (xiii), but after giving effect to all other adjustments),

(xiv) any other non-cash charges, write-downs, expenses, losses or items (including, but not limited to, medical malpractice and workers compensation reserves and similar reserves) reducing Consolidated Net Income during such period including any impairment charges or the impact of purchase accounting and including, for avoidance of any doubt, all non-cash charges (including charges to write down accounts receivable to net realizable value) associated with hospitals that have been sold, closed or otherwise disposed of; provided that (1) if any non-cash charge or other item referred to in this clause (xiv) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid and (2) such non-cash charges, write-downs, expenses, losses or items may only be added back pursuant to this clause (xiv) to the extent reflected as a cost or expense on the Borrower’s statements of income (loss), and minus, without duplication, any (i) non-recurring gains added to the Borrower’s statement of income (loss) during such period and (ii) all cash payments made during such period on account of reserves or other non-cash charges added back pursuant this clause (xiv) in any previous period,

(xv) any expenses or costs directly resulting from the Coronavirus Disease 2019 (COVID-19) (excluding, for the avoidance of doubt, any lost revenue or other pro-forma adjustments),

(xvi) settlement costs, the impairment of long lived assets and goodwill, net gain (or loss) on sale of hospitals, net loss on closure of hospitals, change in actuarial estimates, severance costs for certain headcount reductions, and severance, and

(xvii) the amount of management, board, monitoring, consulting and advisory fees, indemnities and related expenses payable to members of the board of directors or members of any advisory board of Borrower, Holdings or any direct or indirect parent of Holdings which are paid or accrued in such period and which are permitted to be paid pursuant to Section 6.7(vi), minus

(b) without duplication, (i) non-recurring gains (including any non-cash gains as a result of the consummation of any Offer (as defined in the Term Loan Facility Credit Agreement on the date hereof)) and (ii) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated EBITDA pursuant to clause (a)(xiv) (other than any such non-cash charges that if originally paid in cash and so not taken as non-cash charges would have been added to Consolidated EBITDA above pursuant to clause (a)(xiv)) in a previous period.

Notwithstanding anything to the contrary set forth above, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be deemed to be $30,600,000, $33,548,842, $9,881,588 and $46,679,455 for the fiscal quarters ended September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020, respectively as may be adjusted on a pro forma basis in accordance with Section 1.6, without duplication.

“Consolidated Fixed Charge Coverage Ratio” has the meaning set forth in Section 7.1.

“Consolidated Fixed Charges” means, for any period, the sum of (i) cash payments during such period in respect of income or franchise taxes, (ii) Consolidated Total Debt Service during such period, (iii) Restricted Payments made or paid during such period (excluding Restricted Payments made by a Subsidiary to a Credit Party) and (iv) cash payments during such period in respect of earnouts.

“Consolidated Interest Expense” means, for any period, to the extent payable in cash to a third party and net of interest income, (a) total cash interest expense (including attributable to Capital Lease Obligations in accordance with GAAP), and (b) fees with respect to all outstanding Indebtedness including capitalized interest, but excluding (i) commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements and (ii) amortization of deferred financing costs, all calculated for Credit Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss ((i) excluding extraordinary gains and losses, and gains and losses arising from the proposed or actual disposition of material assets and (ii) excluding the cumulative effect of changes in accounting principles) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary. There shall be excluded from Consolidated Net Income for any period (i) gains and losses, including unrealized gains and losses, for such period attributable to (w) the early extinguishment of Indebtedness, (x) discontinued operations, (y) facilities to be closed within one year of the date of recognition of such gain or loss and (z) obtaining or unwinding Hedging Agreements, (ii) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness and (iii) the effects of purchase accounting adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP, as a result of the Transactions or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt Service” means, for any period, the sum of: (a) all payments of principal made or required to be made in cash in respect of Consolidated Total Indebtedness, (b) Consolidated Interest Expense made or required to be made in cash and (c) all fees payable with respect to Consolidated Total Indebtedness, all calculated for Credit Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date, the aggregate principal amount of all Indebtedness (including Capital Lease Obligations but excluding principal payments under the Revolving Facility and payments in respect of intercompany indebtedness among the Credit Parties) of Credit Parties and their Subsidiaries on a consolidated basis as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the date hereof, made by Quorum Health Resources, LLC, a Delaware limited liability company, as grantor, in favor of Administrative Agent, as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Covenant Trigger Period” means the period (a) commencing with the date (each a “Trigger Commencement Date”) on which unused Availability as of such date is less than or equal to fifteen percent (15.0%) of the Availability as of such date, and (b) continuing until unused Availability is greater than 15.0% of the Availability for each day during a full Fiscal Quarter ending after the applicable Trigger Commencement Date, in which case a Covenant Trigger Period shall no longer be deemed to be continuing unless and until a subsequent Trigger Commencement Date has occurred.

“Credit Parties” means Borrower and each Guarantor, collectively. “Credit Party” means any of such Credit Parties, individually.

“Credit Suisse” means Credit Suisse AG, New York Branch.

“Cure Amount” has the meaning set forth in Section 9.14(a).

“Cure Expiration Date” has the meaning set forth in Section 9.14(a).

“Cure Right” has the meaning set forth in Section 9.14(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (i) the maximum rate permitted by Applicable Law, or (ii) the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus two percent (2.0%), or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus two percent (2.0%) per annum.

“Defaulting Lender” means any Committed Lender that (a) has failed to fund its portion of the Loan required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has, or has a direct or indirect parent, that (i) has become the subject of a bankruptcy or insolvency proceeding or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Committed Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Committed Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Committed Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Committed Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Committed Lender, (d) has notified Borrower Representative or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Committed Lender’s obligation to fund a Loan hereunder and states that such position is based on such Committed Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower Representative, to confirm in writing to Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Committed Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower Representative).

“Deposit Account Control Agreements” means any account control agreement, satisfactory in form and substance to the Administrative Agent in its Permitted Discretion and reasonably satisfactory in form and substance to Borrower (such approval of Borrower not to be unreasonably withheld, conditioned or delayed), among a Credit Party, the Administrative Agent and the applicable bank or other financial institution.

“Derivative Obligations” means every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Determination Date” means, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Discharge of Obligations” means (a) actual payment in full in cash (or other consideration acceptable to the Administrative Agent in its sole discretion) of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed or allowable in such proceeding) on all outstanding Indebtedness included in the Obligations, (b) actual payment in full in cash (or other consideration acceptable to the Administrative Agent in its sole discretion) of all other Obligations (subject to the limitations of clause (d) below with respect to Letters of Credit, and including fees, costs or charges accruing on or after the commencement of an Insolvency Proceeding, whether or not such fees, costs or charges would be allowed or allowable in the proceeding) that are due and payable or otherwise accrued and owing at or prior to the time the amounts referenced in clause (a) above are paid (other than expense reimbursement Obligations and contingent indemnification Obligations in each case for which no claim or demand for payment, whether oral or written, has been made at such time), (c) termination or expiration of all Revolving Commitments, (d) termination and return for cancellation or cash collateralization (in an amount and manner (including by means of back-to-back letters of credit) required by the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent, but in no event greater than 103% of the aggregate available undrawn amount) of all Letters of Credit, and (e) no Person has any further right to obtain any loans, Letters of Credit, bankers’ acceptances, or other extensions of credit under the documents relating to such Obligations.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents (including Permitted Investments) received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.5(b).

“Disqualified Lenders” means (i) those banks, financial institutions and other Persons identified by Borrower to Administrative Agent in writing prior to the Closing Date by delivery of a written list dated May 5, 2020, (ii) those persons who are bona fide competitors of Borrower and its Subsidiaries identified by Borrower to Administrative Agent from time to time in writing (including by email) which designation shall become effective two (2) days after delivery of each such written designation to Administrative Agent and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are either (x) identified in writing (including by email) by Borrower to Administrative Agent from time to time or (y) clearly identifiable as Affiliates solely on the basis of such Affiliate’s name (other than, in the case of Persons identified in clause (ii) above, Affiliates that are bona fide debt funds); provided that in the case of any written notice delivered pursuant to clauses (ii) and (iii) above, such notice shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loan. Such list of Disqualified Lenders shall be available for inspection upon request by any Lender.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments or (ii) pursuant to any put option with respect to any Equity Interests of a Permitted Syndication Subsidiary

granted in favor of any Permitted Syndication Transaction Partner), or is redeemable at the option of the holder thereof, in whole or in part, in each case at any time on or prior to the first anniversary of the Scheduled Maturity Date in effect at the time such Equity Interest is issued, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Scheduled Maturity Date in effect at the time such Equity Interest is issued.

“Documents” means any and all of the “documents” (as that term is defined in the UCC), whether now existing or hereafter arising.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DSH Payments” means Borrower’s share of any Medicare and Medicaid disproportionate share hospital payments.

“Early Termination Date” means a date prior to the first anniversary of the Closing Date on which (a) the aggregate Revolving Commitment is voluntarily permanently reduced, (b) the Borrower terminates this Agreement or the Revolving Facility for any reason or (c) Administrative Agent terminates the Revolving Facility in accordance with the terms of Section 9.2.

“Early Termination Fee” means an amount equal to the product obtained by multiplying: (a) the amount of the Revolving Commitment being terminated at such time, times (b) one percent (1.0%).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EFT” means electronic funds transfer.

“Eligible Accounts” means Eligible Billed Accounts and Eligible Unbilled Accounts.

“Eligible Assignee” means (a) any Lender (for the avoidance of doubt, including any Conduit Lender) or any Affiliate (other than a natural person) of a Lender, any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (e) any Person who has the option to purchase all or any portion of the Revolving Facility pursuant to the terms of an intercreditor agreement binding upon Administrative Agent and (f) any other Person (other than a natural Person) approved by Administrative Agent and, so long as no Event of Default under any of Section 9.1(b), (c), (g) or (h) has occurred and is continuing, the Borrower (whose consent shall not be unreasonably withheld, delayed or conditioned); provided, no Credit Party or any Affiliate of any Credit Party shall, in any event, be an Eligible Assignee. Notwithstanding anything to the contrary contained herein, a Disqualified Lender shall not constitute an Eligible Assignee.

“Eligible Billed Account” means, subject to the criteria below, an Account (excluding, for the avoidance of doubt, DSH Payments) of Borrower or any Subsidiary Guarantor (other than an Eligible Unbilled Account) which was generated in the ordinary course of Borrower’s or such Subsidiary Guarantor’s business and consistent with past practices, which was generated originally in the name of Borrower or such Subsidiary Guarantor and not acquired via assignment or otherwise, and which Administrative Agent, in its reasonable credit judgment, deems to be an Eligible Account (and, in any event, subject to the provisions of Section 2.1(b)). The net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account or any portion of the Account is payable by a Person other than: (i) a commercial medical insurance company organized under the laws of any jurisdiction, having its principal office in the United States and licensed as an insurer in the state in which the services giving rise to such Account were rendered, (ii) a Blue Cross/Blue Shield Plan, (iii) any Government Account Debtor making payments under Medicare or Medicaid, (iv) a Veterans Administration Contract, (v) a HMO, PPO, or an institutional (as opposed to a natural person, i.e., an individual) Account Debtor, organized under the laws of any jurisdiction in the United States, having its principal office in the United States, or (vi) an individual as set forth in clause (c) below;

(b) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(c) the Account Debtor is (i) a natural person, i.e. an individual, and the aggregate amount of Accounts owing from such Account Debtors exceeds eighty percent (80%) of the average monthly collections of the Borrower and Subsidiary Guarantors (collectively) from individuals during the immediately preceding period of three (3) months (but, for the avoidance of doubt, only the amount of the Accounts of such Account Debtors exceeding such amount shall be considered ineligible); or (ii) an Affiliate of Borrower or any Subsidiary Guarantor;

(d) as to which any representation and warranty contained in any Loan Document with respect to such Account is not true and correct;

(e) the Account remains unpaid more than one hundred eighty (180) days past the service date;

(f) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor (but not including any Government Account Debtor making payments under Medicare, Medicaid or a Veterans Administration Contract) obligated on the Account are outstanding more than one hundred eighty (180) days after the applicable services were rendered;

(g) without limiting the provisions of clause (f) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor (but not including any Government Account Debtor making payments under Medicare, Medicaid or a Veterans Administration Contract) obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;

(h) the Account and all other Accounts owed by any individual Account Debtor (and its Affiliates) (but not including any Government Account Debtor making payments under Medicare, Medicaid or a Veterans Administration Contract) to the extent that such Accounts exceed twenty percent (20%) of the net amount of all Eligible Accounts at any one time (including Accounts from any Government Account Debtor making payments under Medicare or Medicaid, the Veteran’s Administration or other government payors as approved by Administrative Agent) (but, for the avoidance of doubt, only the amount of the Accounts of such Account Debtor exceeding twenty percent (20%) shall be considered ineligible);

(i) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but such ineligibility shall extend only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the Borrower or Subsidiary Guarantor owning such Account is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(j) the Account involves a workers’ compensation claim which is not covered by a Third-Party Payor;

(k) the applicable Account Debtor for such Account is any Governmental Authority, and, following a written request by Administrative Agent to Borrower, rights to payment of such Account have not been assigned to Administrative Agent pursuant to the Assignment of Claims Act, or all other applicable statutes or regulations respecting the assignment of Accounts on which Government Account Debtors are obligated have not been complied with (for example, with respect to all Accounts payable directly by a Government Account Debtor);

(l) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(m) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(n) the Account arises out of a cost report settlement account (unless expressly approved in writing by Administrative Agent in its sole discretion);

(o) the Account is not subject to a valid and enforceable First Priority Lien in favor of Administrative Agent;

(p) the Account is acquired in connection with a Permitted Acquisition; provided, however, that upon Administrative Agent’s written consent, which shall be in its Permitted Discretion and based upon, among other things, receipt and review of due diligence regarding such Account, such Account shall be not be subject to this clause (p);

(q) the Account is not evidenced by an invoice, statement or other documentary evidence reasonably satisfactory to Administrative Agent;

(r) the aggregate amount of Accounts relating to the Paul B Hall Facility exceeds eighty percent (80%) of the average monthly cash collections of the Paul B Hall Facility during the immediately preceding period of three (3) months (but, for the avoidance of doubt, only the amount of the Accounts of such Account Debtors exceeding such amount shall be considered ineligible); or

(s) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Administrative Agent in its reasonable credit judgment or has otherwise been excluded by Administrative Agent from the Borrowing Base in its reasonable credit judgment.

“Eligible Unbilled Account” means an Account of Borrower or a Subsidiary Guarantor meeting the criteria of Eligible Billed Accounts except for which an invoice, statement or other billing document has not yet been created or sent; provided, that, any such Account will cease to be an Eligible Unbilled Account on the earlier to occur of (i) the date on which such Account becomes evidenced by an invoice, statement or other documentary evidence of any kind, or (ii) the thirtieth (30th) day following the date on which the applicable services were rendered.

“Eligible Unbilled Accounts” means each Eligible Unbilled Account, collectively.

“Environmental Laws” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and legally binding agreements in each case, relating to protection of the environment, natural resources, occupational health and safety or Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, arrangement for disposal, or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to meet the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $5,000,000 currently owned or acquired after the Closing Date and all leasehold interests; (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (c) Excluded Equity Interests; (d) Commercial Tort Claims with a value of less than $1,000,000; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement not prohibited by this Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary Guarantor) (after giving effect to Section 9-406, 9-407, 9-408 and any other anti-assignment provisions of the Uniform Commercial Code or other applicable law and rules of equity), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (f) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (g) promissory notes issued by employees of any grantor; and (h) “intent-to-use” trademark applications.

“Excluded Accounts” means (a) any disbursement or payroll accounts used solely for such purposes, (b) accounts solely holding withheld income taxes, employment taxes or other employment-related taxes or amounts to be paid over to employee health or benefits plans and, in each case, funded in the ordinary course of business, (c) escrow accounts, (d) fiduciary or trust accounts, (e) zero balance accounts and (f) other accounts of the Credit Parties having deposits of not more than $1,000,000 in the aggregate for all such accounts.

“Excluded Equity Interests” means (a) voting Equity Interests issued by any Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests of such Foreign Subsidiary, (b) Equity Interests issued by any person other than wholly-owned Subsidiaries of the Borrower or any Subsidiary Guarantor to the extent a pledge over such Equity Interests is not permitted by such person’s organizational or joint-venture documents, (c) Equity Interests issued by any Permitted Syndication Subsidiary to the extent a pledge over such Equity Interests is not permitted by a Contractual Obligation that is not prohibited by this Agreement or is not permitted under any requirement of law (after giving effect to Section 9-406, 9-407, 9-408 and any other anti-assignment provisions of the Uniform Commercial Code or other applicable law and rules of equity), and (d) Equity Interests issued by any Non-Significant Subsidiary to the extent a pledge of such Equity Interests is prohibited by such person’s organizational documents (after giving effect to Section 9-406, 9-407, 9-408 and any other anti-assignment provisions of the Uniform Commercial Code or other applicable law and rules of equity); provided that in the case of each of the foregoing (b) through (d), only to the extent such prohibition by Contractual Obligation, organizational document or joint venture document, as applicable, exists on the Closing Date or on the date any such person is organized or Equity Interests therein are acquired (so long as, in respect of any such arrangement, such requirement is not incurred in contemplation of such acquisition).

“Excluded Swap Obligation” means, with respect to any Credit Party, (x) as it relates to all or a portion of the Guaranty or joint and several liability of such Credit Party, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty or joint and several liability of such Credit Party becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Credit Party of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or any Lender (each, a “Recipient”) or required to be withheld or deducted from a payment to any such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which

(i) such Lender acquires such interest in the Revolving Loan or Revolving Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” has the meaning set forth in Section 2.2(a).

“Expense Claims” has the meaning set forth in Section 12.18(l).

“Expenses” means any and all reasonable and documented fees, out-of-pocket costs and expenses of Administrative Agent, Lenders and any Affiliate of any of the foregoing in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, the other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, (ii) the enforcement of Administrative Agent’s and Lenders’ rights hereunder, or the collection of any payments owing from, the Credit Parties under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Administrative Agent and Lenders hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any Insolvency Proceedings, or otherwise, and including with respect to clauses (i), (ii) and (iii) above, any lien, litigation and other search costs, the reasonable fees, out-of-pocket expenses and disbursements of one outside legal counsel for Administrative Agent and any of its Affiliates taken as a whole (and one local counsel in each applicable jurisdiction and one specialty counsel in each applicable jurisdiction), any reasonable fees or out-of-pocket expenses incurred by Administrative Agent, Lenders and any Affiliate of any of the foregoing under Section 5.4 for which Borrower or any other Credit Party are obligated thereunder, and with respect to clauses (i), (ii) and (iii) above, reasonable charges of any expert, appraiser, auditor or other consultant to Administrative Agent, Lenders and any Affiliate of any of the foregoing.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof issued after the date of this Agreement.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant” has the meaning set forth in Section 9.14(a).

“Financial Officer” of any person means the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject other than Permitted Liens.

“Fiscal Quarter” means the fiscal period of Borrower and the other Credit Parties ending on March 31, June 30, September 30 and December 31 in each Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and the other Credit Parties ending on December 31 in each calendar year.

“Fitch” has the meaning set forth in the definition of Rating Agency.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Account Debtor” means an Account Debtor that is a Government Reimbursement Program.

“Government Reimbursement Program” means (i) Medicare (as defined below), (ii) Medicaid (as defined below), (iii) TRICARE (as defined below), (iv) the Federal Employees Health Benefits Program under 5 U.S.C. §§ 8902 et seq., (v) any agent, administrator, intermediary or carrier for any of the foregoing, or (vi) any other state or federal healthcare program.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Governmental Authorization” means any permit, license, registration, authorization, certificate, accreditation, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Practice Guarantees. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such person is required to perform thereunder) as determined by the Borrower in good faith.

“Guarantor” means Holdings, each Subsidiary Guarantor and each other Person, if any, who on or after the Closing Date guarantees the payment and performance of the Obligations. “Guarantors” means each Guarantor, collectively.

“Guaranty” means the guarantee set forth in Article 14 hereof and any other guarantee, if any, made by any Guarantor in favor of Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, individually. “Guaranties” means each Guaranty, collectively.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, medical, biological and animal wastes and (b) without limitation of the foregoing, any other chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Healthcare Authorizations” means any and all Governmental Authorizations, certificates of need, and certifications of third-party accreditation agencies (a) necessary to enable the Borrower or any Subsidiary to furnish Healthcare Services, participate in and receive payment under Government Reimbursement Programs or otherwise continue to furnish Healthcare Services as they are furnished on the Closing Date, (b) required under any Healthcare Law relating to any Government Reimbursement Program, or (c) required under Healthcare Laws applicable to the Borrower’s ownership of a Healthcare Facility.

“Healthcare Facility” means each facility from which Borrower or any Subsidiary provides or furnishes Healthcare Services, including any hospital, emergency care clinic, freestanding emergency room, ambulatory surgery center, imaging center, laboratory, independent diagnostic testing facility, physician practice clinic, outpatient clinic, long-term care facility, nursing home or rehabilitation center or similar facility and related medical office building, and includes any business location of Borrower or any Subsidiary which is subject to any Healthcare Authorization.

“Healthcare Laws” means any and all Laws relating to the Borrower’s operation of a Healthcare Facility and/or the Borrower’s provision of Healthcare Services, including (a) all federal and state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(6)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1302a-7) and the Civil Monetary Penalties Act (42 U.S.C. § 1302a-7a), (b) HIPAA, (c) Medicare and (d) Medicaid, each of which as they may be amended from time to time.

“Healthcare Services” means providing or arranging to provide inpatient or outpatient medical diagnostic or treatment services, and any business or activity that is reasonably similar thereto or a reasonable extension thereof.

“Hedging Agreement” means an agreement relating to any Derivative Obligations.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means, individually or collectively, the Health Insurance Portability and Accountability Act of 1996, commonly referred to as “HIPAA”, and the Health Information Technology for Economic and Clinical Health Act, commonly referred to as “HITECH”, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Hospital” means each hospital now or hereafter owned, leased or operated by the Borrower or any of the Subsidiaries or in which the Borrower or any of the Subsidiaries owns an equity interest. Set forth on Schedule 1.1(c) is a list of all Hospitals in existence on the Closing Date owned or used by the Borrower and the Subsidiaries.

“HUD Loans” has the meaning assigned to such term in Section 6.1(z).

“HUD Loan Borrower” means the borrower of each HUD Loan, as designated by the Borrower to the Administrative Agent on or before the date that is three (3) Business Days prior to the incurrence of the relevant HUD Loan.

“Illinois Provider Tax Revenue Payments” means, collectively, any payments requested or received by any Credit Party pursuant to any provider tax program administered in the State of Illinois.

“Incremental Amount” means, at any time, the excess, if any, of (a) (i) an amount equal to the maximum principal amount of Indebtedness that, if fully drawn at such time, would not cause the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis to exceed 4.50:1.00 (calculated on a pro forma basis in accordance with Section 1.6 after giving effect to the incurrence of such Indebtedness and without giving effect to any cash proceeds thereof, but including the application of such proceeds) plus (ii) from and after July 1, 2021, an amount equal to the greater of (x) 25% of Consolidated EBITDA for the most recently ended Test Period, calculated on a pro forma basis in accordance with Section 1.6 and (y) $30,177,471 over (b) the aggregate amount of all Indebtedness incurred pursuant to Section 6.1(y) in excess of $732,153,485.07 (such Indebtedness described in this clause (b), collectively, the “Incremental Term Loans”); provided, however, that, to the extent the proceeds of any Incremental Term Loans are used concurrently with the incurrence thereof to prepay then-outstanding Indebtedness pursuant to Section 6.1(y), the portion of such Incremental Term Loans so used shall not reduce the Incremental Amount or otherwise be subject to the Incremental Amount.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits and interest payable thereon in the ordinary course of business), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances, (j) [reserved] and (k) the aggregate liquidation preference of all outstanding Disqualified Stock issued by such person; provided that in all cases (w) Practice Guarantees, (x) earnouts, unless not paid after becoming due and payable, and working capital adjustments under acquisition or disposition agreements, (y) deferred or prepaid revenue and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, shall be excluded from the definition of “Indebtedness”. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Liabilities” has the meaning set forth in Section 5.16.

“Indemnified Party” has the meaning set forth in Section 5.16.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Individual Outstanding Amount” means, with respect to a Lender on any date, the aggregate outstanding principal amount of all Revolving Loans made by such Lender as of such date after giving effect, without duplication, to any borrowings and prepayments or repayments of Revolving Loans allocable to such Lender.

“Individual Revolving Commitment” means, as to any Committed Lender, the dollar amount set forth opposite such Committed Lender’s name on Schedule 1.3 under the column “Individual Revolving Commitment” (if such Committed Lender’s name is not so set forth thereon, then the dollar amount on Schedule 1.3 for the Individual Revolving Commitment for such Committed Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Committed Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Committed Lender is a party.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person: (i) before any court or any other Governmental Authority under any Debtor Relief Law, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

“Interest Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Revolving Loan Termination Date, the period commencing on and including the first day of the prior calendar month and ending on and including the last day of the calendar month immediately prior to which such Payment Date occurs; provided, however, the Interest Period for the Payment Date relating to July 31, 2020 shall be the period commencing on the Closing Date, and ending on and including July 31, 2020.

“Inventory” means any and all of the “inventory” (as that term is defined in the UCC) of Borrower or any other Credit Party, whether now existing or hereafter arising.

“Investor” means a holder of Equity Interests in the Borrower (or any direct or indirect parent thereof) as of the Closing Date.

“IRS” means the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“ISDA” means the International Swaps and Derivatives Association or any successor organization.

“Issuing Bank” means Administrative Agent, any Lender, or an Affiliate or branch of any of the foregoing, in its capacity as the issuer of Letters of Credit under this Agreement.

“Joint Liability Payment” has the meaning set forth in Section 12.22(g).

“Junior Debt” means Indebtedness for borrowed money that is (x) secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, (y) unsecured or (z) contractually subordinated in right of payment to the Obligations; provided that, it is understood and agreed that the loans and commitments under the Term Loan Facility Credit Agreement (including the Term Loan Facility Loans) shall not constitute Junior Debt.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders each of the foregoing having the force of law.

“L/C Fees” has the meaning set forth in Section 2.2(g).

“L/C Sublimit” means Twenty-One Million Dollars ($21,000,000).

“Lease Documents” means the agreements and contracts by and between any applicable Credit Party and a landlord pursuant to which a Healthcare Facility is leased by a Credit Party from such landlord, including any such document entered into after the date hereof.

“Lender” means each Committed Lender and each Conduit Lender and “Lenders” means all of the foregoing collectively.

“Lender Representatives” has the meaning set forth in Section 12.26(b).

“Letters of Credit” means standby letters of credit issued to, to be issued by, or with respect to Existing Letters of Credit, deemed issued by Issuing Bank for the account of Borrower or any other Credit Party pursuant to Section 2.2 herein.

“Letter of Credit Amount” means the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (ii) the aggregate amount of all unpaid Reimbursement Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Documents” means any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefor, any guaranty or risk participation issued by Administrative Agent in connection therewith, or any other documents (all in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

“LIBOR” means, for any Interest Period, the rate per annum equal to:

(a) the rate, not less than one percent (1.0%), equal to (i) the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Bloomberg BBAM Screen (or any applicable successor page) at approximately 11:00 a.m. London Time as adjusted on a daily basis and effective on the second Business Day after each such day (unless such day is not a London Business Day, in which case the next succeeding London Business Day will be used) that displays an average British Bankers Association (or successor thereto, if the British Bankers Association is no longer publishing such rate) Interest Settlement Rate (such page currently being LIBOR01) for deposits in Dollars (for delivery on a date two (2) Business Days later) with a term equivalent to one (1) month, divided by (ii) one (1) minus the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein); or

(b) in the event the rate referenced in the preceding subsection (a)(i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place), not less than one percent (1.0%), equal to (i) the rate determined by the Administrative Agent to be the offered rate at approximately 11:00 a.m. London Time as adjusted on a daily basis and effective on the second Business Day after each such day (unless such day is not a London Business Day, in which case the next succeeding London Business Day will be used) on such other page or other service that displays an average British Bankers Association (or successor thereto, if the British Bankers Association is no longer publishing such rate) Interest Settlement Rate for deposits in Dollars (for delivery on a date two (2) Business Days later) with a term equivalent to one (1) month, divided by (ii) one (1) minus the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property.

“Liquidity Factors” means percentages which Administrative Agent, in its reasonable credit judgment, may apply to Eligible Accounts by payor class (i.e., Medicare, Medicaid, commercial insurance, private pay, etc.) and Supplemental Program Eligible Accounts, in each case based upon Administrative Agent’s review and analysis of, among other things, Borrower’s or any Subsidiary Guarantor’s historical collection history, contractual allowances, returns, rebates, discounts, credits and other allowances and taking into account other factors deemed appropriate by Administrative Agent which may result in the possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral, all in a manner consistent with Administrative Agent’s underwriting practices and procedures.

“Loan Documents” means, collectively, this Agreement, the Collateral Documents, any Revolving Note, and all other documents, certificates, agreements and instruments now or hereafter evidencing, securing or delivered to Administrative Agent in connection with the Loans or transactions contemplated by this Agreement, as each of the foregoing may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, but specifically excluding any Hedging Agreement entered into with a counterparty other than Administrative Agent.

“Loans” means any Revolving Loan and any unreimbursed draws under any Letter of Credit, collectively, and “Loan” means any of such Loans.

“Lockbox Accounts” means, collectively, each deposit account subject to a Deposit Account Control Agreement, including each Controlled Concentration Account.

“Lockbox Bank” means Bank of America, N.A. or such other U.S. depository institution acceptable to the Administrative Agent.

“Lockbox Bank Collection Account” means an account or accounts maintained with Lockbox Bank into which collections of Accounts of a Credit Party are paid directly.

“LTV Ratio” means, as of any date of determination, the ratio of (x) to (y), where (x) is equal to (a) the initial principal amount of applicable Indebtedness and where (y) is equal to the appraised property value of the applicable Healthcare Facility.

“Management Agreements” means the management agreements between the Borrower and any Manager, pursuant to which such Managers are to manage the day-to-day operations of the Healthcare Facilities, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 6.15.

“Manager” means any manager appointed by Borrower in accordance with Section 6.15.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, financial condition or operating results of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under the Loan Documents; provided that no adverse change resulting from (x) the impact of the Bankruptcy Cases prior to the date hereof and/or (y) COVID-19 that is materially consistent with the projections provided to Administrative Agent prior to the date hereof shall constitute a Material Adverse Effect under clause (a) of this definition.

“Material Indebtedness” means Indebtedness (other than the Loans and intercompany loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than any (a) Permitted Joint Venture Subsidiary, (b) Permitted Syndication Subsidiary, (c) Foreign Subsidiary, (d) Captive Insurance Subsidiary, (e) HUD Loan Borrower or (f) Non-Significant Subsidiary.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Accelerated and Advance Payment Program” means the Accelerated and Advance Payment Program for Medicare Part A and Part B providers and suppliers as expanded during the period of the COVID-19 public health emergency by Section 3719 of the CARES Act and subsequent CMS guidance.

“Medicare Accelerated Payments” means, collectively, any payments requested or received by any Credit Party pursuant to the Medicare Accelerated and Advance Payment Program.

“Medicare Administrative Contractor” means a private healthcare insurer that has been awarded a geographic jurisdiction to process Medicare Part A and Part B (A/B) medical claims or Durable Medical Equipment (DME) claims for Medicare Fee-For-Service beneficiaries.

“Medicare Bad Debt Pass-Through Payments” means, collectively, any payments requested or received by any Credit Party from any Medicare Administrative Contractor related to expected Medicare bad debts to be claimed on any cost reports and other reports of every kind whatsoever required by a Government Reimbursement Program.

“Minimum Balance” means forty percent (40%) of the average Borrowing Base for the most recent month, determined by dividing (a) the sum of the amounts reported as the Borrowing Base on each Borrowing Base Certificate delivered during such month by (b) the total number of Borrowing Base Certificates delivered during such month; provided that the Minimum Balance for the month in which Closing occurs shall be $40,500,000.

“Minimum Liquidity” means, as of any date of determination, the sum of the following for Borrower and the Subsidiary Guarantors on a consolidated basis as of such date: (a) unrestricted cash and Permitted Investments and (b) unused Availability.

“Mortgaged Properties” means, initially, the owned real properties of the Credit Parties specified on Schedule 1.1(d), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.19.

“Mortgages” means the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.19 of this Agreement, each substantially in the form of Exhibit G, with changes to take into account state requirements and customs as agreed between the Borrower and the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the aggregate cash proceeds received in respect of such Asset Sale (including, for the avoidance of doubt, any deferred amounts), and any cash payments received in respect of promissory notes or other non-cash consideration delivered in respect of such Asset Sale, net of (without duplication) (i) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions paid to third parties which are not Subsidiaries or Affiliates of the Borrower) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in the case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Borrower to be actually payable, (iii) any amounts payable to a Governmental Authority triggered as a result of any such Asset Sale, (iv) any Indebtedness or Contractual Obligation of the Borrower and the Subsidiaries (other than the Loans and any other Obligations) required to be paid or retained in connection with such Asset Sale or to the extent such Indebtedness is required to be repaid because the asset sold is removed from a borrowing base supporting such Indebtedness and (v) the aggregate amount of reserves required in the reasonable judgment of the Borrower or the applicable Subsidiary to be maintained on the books of the Borrower or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale (so long as amounts deducted from aggregate proceeds pursuant to this clause (v) and not actually paid by the Borrower or any of the Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Cash Proceeds received at such time as such contingent liabilities shall cease to be obligations of the Borrower or any of the Subsidiaries); and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Government Payors” means any Third-Party Payors other than the Government Reimbursement Programs.

“Non-Significant Subsidiary” means at any time, any Subsidiary (a) which at such time has total assets book value (including the total assets book value of any subsidiaries of such Subsidiary), or for which the Borrower or any of the Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of Equity Interests or the total assets of such Subsidiary, less than $10,000,000 or (b) which does not and will not itself or through its subsidiaries own a Hospital or an interest in a Hospital or manage or operate a Hospital; provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5.0% of the total assets of the Borrower and the Subsidiaries on a consolidated basis. Schedule 1.1(g) contains, as of the Closing Date, a true, correct and complete list of all Non-Significant Subsidiaries.

“Notice” has the meaning set forth in Section 8.1.

“Obligations” means any and all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower and any other Credit Party to Administrative Agent, any Lender, Issuing Bank or any other subsidiary of Administrative Agent or any Lender or any of their respective Affiliates, whether under this Agreement or any other Loan Document, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower or any other Credit Party, whether or not a claim for such post-commencement interest is allowed), including debts, liabilities and obligations in respect of the Revolving Loans and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any other Credit Party pursuant to a Hedging Agreement pursuant to which Administrative Agent, any Lender or any of their respective Affiliates is the counterparty; any Approved Cash Management Obligations; the payment of all amounts advanced by Administrative Agent, any Lender or any other subsidiary of Administrative Agent, any Lender, or any of their respective Affiliates to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Administrative Agent, any Lender, or any of their respective Affiliates in connection with any Cash Management Agreements. Notwithstanding anything in this definition to the contrary, “Obligations,” as used herein and in the Loan Documents, shall not include any Credit Party’s Excluded Swap Obligations.

“OFAC” means the Department of Treasury’s Office of Foreign Assets Control.

“Ordinary Course Loans” means, with respect to any person, working capital facilities or local lines of credit, in each case, provided by one or more banks or other financing sources which are not Affiliates, in an aggregate principal amount of up to $10,000,000 for any such person and incurred in the ordinary course of business of such person.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, with respect to the Revolving Facility on any date, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans as of such date and (ii) the Letter of Credit Amount as of such date, after giving effect, without duplication, to any borrowings and prepayments or repayments of Revolving Loans, the issuance of any Letters of Credit and the payment of any Reimbursement Obligations occurring on such date.

“Overage Amount” means the amount, if any, that the Outstanding Amount exceeds the Availability at any time.

“Participant” has the meaning set forth in Section 12.18(h).

“Participant Register” has the meaning set forth in Section 12.18(h).

“Paul B Hall Facility” means that certain Paul B Hall Healthcare Facility of Paintsville Hospital Company, LLC.

“Payment Date” means the first day of each calendar month, commencing on the first day of the first full calendar month after the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDF” has the meaning set forth in Section 12.20.

“Perfection Certificate” means the certificate delivered by the Borrower on or about the Closing Date that provides information with respect to the personal or mixed property of each Credit Party and each supplement thereto.

“Permitted Acquisition” has the meaning assigned to such term in Section 6.4(h).

“Permitted Additional Debt” means any Indebtedness secured on a junior basis to the Liens securing the Obligations or unsecured Indebtedness, in each case which (a) matures on or after, and requires no scheduled payments of principal prior to the date that is 180 days after the Scheduled Maturity Date in effect at the time such Indebtedness is incurred, (b) if secured, shall be secured by the Collateral on a second priority (or other junior priority) basis with the Liens securing the Obligations and not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (c) shall have no borrower, issuer or guarantor that is not a Credit Party, and (d) to the extent such Indebtedness has terms (other than margin, pricing, call protection, maturity, fees and other economics and prepayment and redemption terms) that are more restrictive than those applicable to the Revolving Loans (as reasonably determined by the Borrower), then such terms shall be added for the benefit of the Lenders hereunder (which terms may be implemented in the form of a supplement to this Agreement signed by the Borrower and delivered to the Administrative Agent, and will not require the consent of the Administrative Agent or any Lender). Any interest paid in kind on any such Indebtedness shall also be deemed Permitted Additional Debt and shall be deemed to be incurred in accordance with this Agreement.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of each applicable Credit Party; provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) such Credit Party’s title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent’s Lien and priority on such Collateral are not adversely affected, altered or impaired thereby; (c) to the extent the amount in contest is equal to or in excess of $5,000,000, each has given written notice to Administrative Agent of such contest either prior to the commencement thereof or within a reasonable period of time thereafter (but in no event to exceed five (5) Business Days from the commencement of such contest); (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by such Credit Party; (e) such Credit Party has given Administrative Agent, upon written request by Administrative Agent, from time to time, notice of the status of such contest by such Credit Party and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, such Credit Party shall promptly comply with the requirements thereof. The foregoing shall not apply to appeals with respect to any Third-Party Payor program.

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Equity Issuance” means any sale or issuance of Qualified Capital Stock.

“Permitted Holders” means any of the following: (a) any Primary Permitted Holder, (b) a controlled Affiliate of a Primary Permitted Holder, (c) a person that is the investment manager or advisor of a Primary Permitted Holder or an Affiliate thereof, (d) any Affiliate of a Primary Permitted Holder a majority of whose outstanding voting stock is, directly or indirectly, held by such Primary Permitted Holder and (e) any individuals that are Affiliates of a Primary Permitted Holder; provided, that, notwithstanding the foregoing, “Permitted Holders” shall not include any operating portfolio companies of any of the foregoing.

“Permitted Indebtedness” has the meaning given thereto in Section 6.1.

“Permitted Interest Transfer” means a sale, issuance or other transfer of securities of a Subsidiary or of assets of any Subsidiary to a new Subsidiary, or sale, issuance or transfer of securities of a Subsidiary to another person if after such sale, issuance or other transfer, such Subsidiary shall meet the applicable requirements of the definition of “Permitted Joint Venture Subsidiary”, “Non-Significant Subsidiary” or “Permitted Syndication Subsidiary”; provided that (a) the aggregate fair market value (determined at the time of and after giving effect to any Permitted Interest Transfer) of all Permitted Interest Transfers made to, or in connection with the establishment of, a Permitted Joint Venture shall not exceed $75,000,000 and (b) at the time of and after giving effect to any Permitted Interest Transfer the total book value of the assets, calculated as of the date of the applicable Permitted Interest Transfer, of all Subsidiaries (other than Persons that are and remain Credit Parties after giving effect to the Permitted Interest Transfer) that become Permitted Joint Venture Subsidiaries or Permitted Syndication Subsidiaries after the Closing Date as a result of a Permitted Interest Transfer made after the Closing Date shall not exceed (i) 10% of the total book value of the assets of the Borrower and the Subsidiaries on a consolidated basis, calculated as of the date of the applicable Permitted Interest Transfer, in the case of Permitted Joint Venture Subsidiaries, and (ii) 10% of the total book value of the assets of the Borrower and the Subsidiaries on a consolidated basis, calculated as of the date of the applicable Permitted Interest Transfer, in the case of Permitted Syndication Subsidiaries.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Joint Venture Subsidiary” means a partially owned Subsidiary pursuant to which the Borrower or such Subsidiary conducts a Permitted Joint Venture.

“Permitted Joint Ventures” means (a) acquisitions (by merger, purchase, lease (including any lease that contains upfront payments or buy out options) or otherwise), not constituting Permitted Acquisitions, by the Borrower or any of the Subsidiaries of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a person or division or line of business of any person engaged in the same business as the Borrower and the Subsidiaries or in a related business, (b) sales, issuances or other transfers of securities of a Subsidiary to a person other than a Credit Party if after such sale, issuance or other transfer, such Subsidiary shall meet the applicable requirements of the definition of “Permitted Joint Venture Subsidiary” or (c) other investments in and loans and advances to Permitted Joint Venture Subsidiaries; provided that (w) no Default or Event of Default shall have occurred and be continuing, (x) except for investments in the Permitted Joint Ventures listed on Schedule 1.1(e) made prior to the Closing Date, the aggregate value of the investments, loans and advances made by the Borrower and the Subsidiaries in (including assets transferred to) any Permitted Joint Venture, in each case, measured as of the date of each such investment, loan or advance (net of any repayments or return of capital in respect thereof actually received in cash by the Borrower or the Subsidiaries (net of applicable Taxes) after the Closing Date) (the “Net Investment Amount”), when added to the aggregate Net Investment Amounts of all Permitted Joint Ventures consummated after the Closing Date, shall not exceed $30,000,000 (or, if after giving effect to such consummation, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis is not greater than 6.50:1.00, $100,000,000), (y) any investment made pursuant to the foregoing clauses (a) through (c) shall only be permitted if made for a legitimate business purpose and (z) any Permitted Joint Venture shall be a bona fide joint venture with a person that is not an Affiliate of the Borrower or any of its Subsidiaries.

“Permitted Liens” has the meaning given thereto in Section 6.2.

“Permitted Real Estate Indebtedness” has the meaning assigned to such term in Section 6.1(f).

“Permitted Syndication Subsidiary” means a partially owned Subsidiary of the Borrower which, after giving effect to a Permitted Syndication Transaction, owns, leases or operates the Hospital which is the subject of such Permitted Syndication Transaction.

“Permitted Syndication Transaction” has the meaning assigned to such term in Section 6.5(b)(iii).

“Permitted Syndication Transaction Partner” means one or more persons (other than Holdings, the Borrower or any Subsidiary) that owns a minority interest in a Permitted Syndication Subsidiary.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” means (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Practice Guarantees” means admitting physician practice guarantees pursuant to which the Borrower or any of the Subsidiaries guarantees to pay an admitting physician on the medical staff of a Hospital the difference between such admitting physician’s monthly net revenue from professional fees and a minimum monthly guaranteed amount.

“Primary Permitted Holder” means any of the following: (a) Davidson Kempner Capital Management LP, (b) GoldenTree Asset Management LP, (c) York Capital Management Global Advisors, (d) Oak Hill Advisors L.P., (e) KKR Credit Advisors (US) LLC, (f) Special Situations Investing Group, Inc., (g) The Goldman Sachs Group Inc. and (h) any fund, account or investment vehicle controlled or managed by a Person specified in clauses (a), (b), (c), (d), (e), (f) and (g) of this definition.

“Prime Rate” means the rate of interest which is published as the “Prime Rate” posted on the Money Rates page of the Market Data section of The Wall Street Journal (or, if more than one rate is published as the Prime Rate, then the highest of such rates); provided, that if The Wall Street Journal no longer publishes the “Prime Rate,” or Administrative Agent determines in good faith that the rate so published no longer reflects an accurate determination of the prevailing “Prime Rate”, Administrative Agent may select an alternative source to use as the basis for the “Prime Rate”.

“Pro Rata Share” means (a) with respect to a Committed Lender’s obligation to make Revolving Loans, such Committed Lender’s right to receive the unused line fee described in Section 2.9(b), (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Individual Outstanding Amount with respect thereto, and (c) for all other purposes (including the indemnification obligations arising under Section 13.7) with respect to any Lender, the percentage obtained by dividing (i) the sum of the unfunded Individual Revolving Commitment of such Lender plus such Lender’s then existing Individual Outstanding Amount, by (ii) the sum of the unfunded Revolving Commitment of all Lenders plus the then existing Outstanding Amount of all Lenders.

“Program Support Provider” means any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related commercial paper issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Loans made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper program.

“Protective Advances” has the meaning set forth in Section 2.13.

“Qualified Capital Stock” of any person means any Equity Interest of such person that is not Disqualified Stock.

“Qualifying IPO” means the issuance by Holdings, or any direct or indirect parent of Holdings or the Borrower, of its common Equity Interests (and the contribution of any proceeds of such issuance to Borrower) in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) that results in such common Equity Interests being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in Canada or any country of the European Union.

“Rating Agency” means each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization.

“Recipient” means Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of any Credit Party hereunder or under any other Loan Document.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Register” has the meaning set forth in Section 12.18(j).

“Reimbursement Obligations” has the meaning set forth in Section 2.2(d).

“Representatives” has the meaning set forth in Section 12.26(a).

“Required Insurance” has the meaning set forth in Section 5.4.

“Required Lenders” means, as of any date of determination, (a) if there are two (2) or fewer Lenders, those Lenders holding one hundred percent (100%) of the sum of (x) the aggregate Outstanding Amount plus (y) the aggregate unfunded amount of the Revolving Commitment, or (b) if there are more than two (2) Lenders, those Lenders holding greater than fifty percent (50%) of the sum of (x) the aggregate Outstanding Amount plus (y) the aggregate unfunded amount of the Revolving Commitment, provided, that the commitment of, and the portion of the liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Indebtedness” means Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.9(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock of the person making such dividend or distribution)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock of the person making such dividend or distribution)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary (other than, in each case, capital contributions to, or the purchase of Equity Interests in, any Subsidiary).

“Revolving Commitment” means, as to any Lender, such Lender’s commitment to make Pro Rata Share of the Revolving Loans hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.3 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments of the Lenders on the Closing Date shall be One Hundred Forty-Five Million Dollars ($145,000,000), subject in each case to any Revolving Commitment Increase with respect to any participating Lenders pursuant to the terms and conditions set forth in Section 2.1(c).

“Revolving Commitment Increase” has the meaning set forth in Section 2.1(c).

“Revolving Commitment Increase Date” has the meaning set forth in Section 2.1(c).

“Revolving Facility” has the meaning set forth in Section 2.1.

“Revolving Loan” has the meaning set forth in Section 2.1.

“Revolving Loans” means each Revolving Loan, collectively.

“Revolving Loan Notice” means a notice requesting the making of a Revolving Loan which shall either be included as a part of a Borrowing Base Certificate or delivered separately in substantially the form of Exhibit D.

“Revolving Loan Termination Date” means the earlier of (a) the Scheduled Maturity Date, (b) the date on which the aggregate Revolving Commitment is voluntarily permanently reduced to $0, (c) the date on which the Borrower terminates this Agreement or the Revolving Facility for any reason, and (d) the date on which the Administrative Agent terminates the Revolving Facility in accordance with the terms of Section 9.2.

“Revolving Note” means, if requested in writing by Administrative Agent, any of those certain promissory notes substantially in the form of Exhibit C made by Borrower in the name of a Lender or Administrative Agent for the benefit of one or more of the Lenders, evidencing such Lenders’ Pro Rata Share of the Revolving Loans.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by Borrower or any other Credit Party under a License.

“RP Leverage Condition” means, with respect to the making of certain Restricted Payments, after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 4.50:1.00.

“S&P” has the meaning set forth in the definition of “Rating Agency”.

“Same Facility Adjusted EBITDA” means Consolidated Net Income adjusted to exclude the effect in calculating Consolidated EBITDA of Hospitals sold or closed by the Borrower and its Subsidiaries during the relevant Test Period.

“Sanctions” has the meaning assigned to such term in Section 4.23.

“Scheduled Maturity Date” means the four (4)-year anniversary of the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Secured Net Leverage Ratio” means, on any date, with respect to the Borrower and its Subsidiaries, the ratio of (a) Total Secured Debt to (b) Consolidated EBITDA for the most recent Test Period. In any period of four consecutive fiscal quarters in which any Permitted Acquisition or any Significant Asset Sale occurs, the Secured Net Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.6.

“Security Agreement” means that certain Security and Pledge Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the Guarantors and the Administrative Agent, and any other security agreement executed by Holdings, the Borrower or any other Credit Party in favor of Administrative Agent, in each case as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Significant Asset Sale” means the sale, transfer, lease or other disposition by the Borrower or any Subsidiary to any person other than the Borrower or a Subsidiary Guarantor of any Hospital or all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person or the closing of a Hospital.

“Specified Event of Default” means (a) any Event of Default under any of Section 9.1(b), 9.1(c), 9.1(g) or 9.1(h); (b) an Event of Default caused by a failure to comply with Article 7; (c) a failure to comply in any material respect with any of the provisions in Section 2.4; (d) a failure to deliver a Borrowing Base Certificate as required under Section 8.3 (subject to a five (5) Business Days’ grace period (or a two (2) Business Days’ grace period when weekly delivery of Borrowing Base Certificates in accordance with clause (y) of such Section is in effect)); (e) a violation of any of Section 5.1 (with respect to preservation of existence of Holdings or the Borrower) or Section 5.4; (f) a violation of any of Section 4.27, 4.28, 4.30 or 4.31 which reasonably could be expected to have a Material Adverse Effect (without duplication of any materiality or Material Adverse Effect qualifier therein); or (g) the exclusion from participation in any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f) of Holdings, the Borrower or any Subsidiary to the extent the exclusion of such Subsidiary could reasonably be expected to have a Material Adverse Effect.

“Specified Transaction” means (a) the consummation of a Permitted Acquisition or other acquisition permitted pursuant to Section 6.4, (b) the investment in a Permitted Joint Venture, or (c) the incurrence or assumption of Indebtedness pursuant to Section 6.1(m) or (v) and the use of proceeds thereof.

“subsidiary” means, as to any person, a corporation, partnership or other entity of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise Controlled, directly or indirectly, or both, by such person.

“Subsidiary” means any subsidiary of the Borrower or, if so indicated, of Holdings.

“Subsidiary Guarantor” means each Subsidiary listed on Schedule 1.1(b) as of the Closing Date, and each other Subsidiary that is or becomes a Credit Party pursuant to Section 5.8 (it being understood and agreed that no (i) Foreign Subsidiary, (ii) Non-Significant Subsidiary, (iii) Permitted Syndication Subsidiary, (iv) Captive Insurance Subsidiary, (v) Permitted Joint Venture Subsidiary or (vi) Subsidiary listed on Schedule 1.1(f), shall, in any case, be required to become a Credit Party pursuant to Section 5.8, unless the Borrower elects to make any such Person a Subsidiary Guarantor and any Equity Interests issued by such Person and owned by any other Subsidiary Guarantor are pledged under the Security Agreement).

“Supplemental Program Eligible Accounts” means the average monthly cash collections of Borrower and Subsidiary Guarantors (collectively) under the Supplemental Programs during the immediately preceding three (3)-month period (in any event, subject to the provisions of Section 2.1(b)).

“Supplemental Programs” means DSH Payments, Illinois Provider Tax Revenue Payments, Medicare Bad Debt Pass-Through Payments, and Uncompensated Care Payments.

“Support Party” means any bank, insurance company or other financial institution extending or having a commitment or option to extend funds to or for the account of a Conduit Lender (including by agreement to purchase an assignment of, or participation in the Loans owed by such Conduit Lender).

“Swap Agreement” means a swap agreement (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Administrative Agent or any of its Affiliates.

“Swap Obligations” means, with respect to Borrower or any other Credit Party, any obligation to pay or perform under any Swap Agreement.

“Syndication Proceeds” has the meaning assigned to such term in Section 6.5(b)(iii).

“Syndication Transaction” means a transaction (or series of transactions) whereby the Borrower or a Subsidiary sells, transfers or otherwise disposes of part, but not all, of its interest in a Subsidiary (a “Syndication Subsidiary”) that owns, leases or operates a Healthcare Facility to one or more third parties on arms length terms if after such sale, transfer or other disposition, such Syndication Subsidiary shall continue to qualify as a Subsidiary, or of its interest in a Healthcare Facility to a partially owned Subsidiary.

“Synthetic Lease” means, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs and estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility First Priority Collateral” has the meaning assigned to such term in the Term Loan/ABL Intercreditor Agreement.

“Term Loan Agent” means the administrative agent under the Term Loan Facility Credit Agreement.

“Term Loan Facility Credit Agreement” means (a) the Credit Agreement dated as of the Closing Date, among Holdings, the Borrower, the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Term Loan/ABL Intercreditor Agreement and (b) one or more loan agreements among the Borrower and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (a) above has been refinanced, repaid, prepaid, repurchased, redeemed, replaced, renewed, refunded or increased in whole or in part in accordance with, and subject to, the provisions of this Agreement and the Term Loan/ABL Intercreditor Agreement.

“Term Loan Facility Loans” means the “Loans” under the Term Loan Facility Credit Agreement.

“Term Loan Facility Loan Documents” means the “Loan Documents” (or any similar term) as defined in the Term Loan Facility Credit Agreement.

“Term Loan/ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement, dated as of the date hereof, by and among Administrative Agent, the Term Loan Agent and the obligors signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Lenders” has the meaning assigned to such term in the Term Loan/ABL Intercreditor Agreement.

“Test Period” means the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered (or were required to be delivered) pursuant to Section 8.4(a) or (b).

“Third-Party Payor” means Government Reimbursement Programs, private insurers, managed care plans and any other Person or entity which presently or in the future reimburses providers for Healthcare Services.

“Threshold Amount” means $27,500,000.

“Total Debt” means, at any time, (a) the total Indebtedness of the Borrower and the Subsidiaries at such time (i) for borrowed money, (ii) in the nature of clause (g) of the definition thereof, (iii) in the nature of clause (h) of the definition thereof (solely to the extent of any unreimbursed amounts thereunder within one (1) Business Day of the incurrence thereof), (iv) earn-outs, to the extent due and not paid and (v) Guarantees of the foregoing clauses (i) through (iv), to the extent actually due and payable at such time (without duplication of the foregoing clauses) minus (b) the aggregate amount of unrestricted cash, cash equivalents and Permitted Investments that is included on the consolidated balance sheet of the Borrower and the Subsidiaries at such time.

“Total Net Leverage Ratio” means, on any date, with respect to the Borrower and its Subsidiaries, the ratio of Total Debt on such date to Consolidated EBITDA for the most recently ended Test Period. In any period of four consecutive fiscal quarters in which any Permitted Acquisition or any Significant Asset Sale occurs, the Total Net Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.6.

“Total Secured Debt” means, at any time Total Debt that is secured by Liens on any property or asset of the Borrower and the Subsidiaries at such time.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the date hereof, made by Blue Island Hospital Company, LLC, a Delaware limited liability company, QHCCS, LLC, a Delaware limited liability company, and Quorum Health Resources, LLC, a Delaware limited liability company, as grantors, in favor of Administrative Agent, as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the making of the Loans hereunder on the Closing Date, (b) the execution, delivery and performance by each Credit Party of each Term Loan Facility Loan Document to which it is to be party and the making of the loans thereunder on the Closing Date, (c) the consummation of the Bankruptcy Plan, (d) the other transactions contemplated by the Bankruptcy Plan and (e) the payment of fees, costs, liabilities and expenses in connection with each of the foregoing and the consummation of any other transaction as of the Closing Date connected with the foregoing.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Trigger Commencement Date” has the meaning set forth in the definition of “Covenant Trigger Period”.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or in any other applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncompensated Care Payments” means, collectively, any payments requested or received by any Credit Party pursuant to any state administered uncompensated care program.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Code Section 7701(a)(30).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(g).

“Veterans Administration Contract” means any contract or agreement with the United States Department of Veteran Affairs for nursing services rendered to veterans.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented or otherwise modified in writing from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) There will be no presumption against any party (or its counsel) on the ground that such party (or its counsel) was responsible for preparing this Agreement, any other Loan Document or any part thereof.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP

(subject to the approval of Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition, other acquisition permitted pursuant to Section 6.4 or Significant Asset Sale occurs, each of the Total Net Leverage Ratio and the Secured Net Leverage Ratio, and, without duplication, Consolidated EBITDA, shall, for all purposes set forth herein, be calculated with respect to such period on a pro forma basis based on the most recent four consecutive fiscal quarter period for which financials are required to be delivered pursuant to Sections 8.4(a) or (b) and after giving effect to such Permitted Acquisition, acquisition or Significant Asset Sale (and any related repayment of Indebtedness) (including, without duplication, all pro forma adjustments consistent with Regulation S-X under the Securities Act of 1933, as amended, [reserved], and pro forma adjustments for “run rate” cost savings and synergies (net of continuing associated expenses) to the extent such “run rate” cost savings and synergies have been realized or are reasonably expected to be realized on or prior to the date that is 18 months after the date on which any such Permitted Acquisition or acquisition is consummated (which cost savings and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the relevant period); provided that at the election of the Borrower, such pro forma adjustment shall not be required to be determined for any Permitted Acquisition or other acquisition if the aggregate consideration paid in connection with such acquisition is less than $37,500,000; provided further that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower Representative), assuming, for purposes of making such calculations, such Permitted Acquisition, acquisition permitted pursuant to Section 6.4 or Significant Asset Sale (and related repayment of Indebtedness), and any other Permitted Acquisitions and Significant Asset Sales (and related repayment of Indebtedness) that have been consummated during the period, had been consummated on the first day of such period; provided, further, that the aggregate amount (other than non-cash expenses) increasing Consolidated EBITDA as set forth above in respect of synergies for any period of four consecutive fiscal quarters shall not exceed, when taken together with any adjustments made in accordance with clause (a)(xiii) of the definition of Consolidated EBITDA, an amount equal to 20% of Consolidated EBITDA for such period, calculated on a pro forma basis in accordance with this Section 1.6, but prior to giving effect to such additions and any other such prior additions in respect of synergies for such period pursuant to this Section 1.6. In addition, solely for purposes of determining whether a Specified Transaction is permitted hereunder (including whether such Specified Transaction would result in a Default or Event of Default), the Secured Net Leverage Ratio shall be calculated on a pro forma basis as provided in the preceding sentence.

ARTICLE 2.

GENERAL REVOLVING LOAN TERMS

2.1 The Revolving Loans.

(a) Revolving Facility. Subject to the terms and conditions set forth herein, including satisfaction or waiver in writing by Administrative Agent of all conditions set forth in Article 3 hereof, Lenders hereby establish for the benefit of Borrower a revolving credit facility (the “Revolving Facility”) pursuant to which, upon receipt of a Revolving Loan Notice by Administrative Agent in accordance with Section 2.3, from time to time during the Availability Period, each Conduit Lender, if any, may, in its sole discretion, and each Committed Lender severally agrees to, make revolving loans (each such loan, a “Revolving Loan”) in an amount equal to its Pro Rata Share of the requested Revolving Loan. The Outstanding Amount shall not exceed at any time the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base (such lesser amount, the “Availability”), and the Individual Outstanding Amount of any Lender shall not exceed, with respect to a Committed Lender, such Committed Lender’s Individual Revolving Commitment, and with respect to a Conduit Lender, its corresponding Committed Lender’s Individual Revolving Commitment. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Revolving Loan Termination Date. The calculation of the Borrowing Base as of any time shall originally be made by Borrower and certified by an Authorized Officer (in such Authorized Officer’s corporate, limited liability company or limited partnership, as applicable, capacity, and not in an individual capacity) pursuant to the delivery of a Borrowing Base Certificate under Section 8.3 hereof; provided, however, that Administrative Agent shall have the right to review and adjust any such calculation, in its reasonable credit judgment, to the extent that the calculation was not made in accordance with this Agreement.

(b) Borrowing Base Adjustments; Establishment of Reserves.

(i) Administrative Agent shall have the right, in its Permitted Discretion, and at any time and for any reason, to establish, fund and adjust reserves against the Borrowing Base, in such amounts and with respect to such matters as Administrative Agent may deem necessary in its Permitted Discretion from time to time, and/or charge such reserves against the Revolving Facility as Revolving Loans at such time as it deems appropriate (including for any liabilities consisting of Approved Cash Management Obligations). If Administrative Agent, in its Permitted Discretion, establishes or increases any reserves subsequent to the Closing Date and the implementation or increase of such reserves directly results in an over-advance pursuant to Section 2.5, Borrower shall repay an amount equal to the Overage Amount resulting from such over-advance within one (1) Business Day of Administrative Agent’s written request (which may be by electronic mail) thereof. Without in any way limiting the generality of the foregoing, Administrative Agent shall have the right, in its Permitted Discretion, to establish and fund reserves related to any Medicare Accelerated Payment, CARES Act Deferred Payroll Taxes or Government Loans.

(ii) Administrative Agent shall have the right, in its Permitted Discretion, to adjust the Borrowing Base by applying Liquidity Factors to Eligible Accounts and Supplemental Program Eligible Accounts and adjusting such Liquidity Factors from time to time; provided, that Administrative Agent shall provide Borrower with at least five (5) Business Days’ prior written notice of the application of any such Liquidity Factors, and the Administrative Agent shall be reasonably available during such five (5) Business Day period for Borrower to discuss and/or contest such application, and any such contest shall be resolved by the Administrative Agent and Borrower, in each case, acting in good faith.

(iii) After accounting for any and all adjustments to the Borrowing Base calculation pursuant to the foregoing clauses (i) and (ii) (including, for the avoidance of doubt, the imposition of any reserves and the application and adjustment of Liquidity Factors) and the application of the applicable advance rates:

a) the aggregate amount of Supplemental Program Eligible Accounts included in the Borrowing Base shall not exceed $9,000,000;

b) the aggregate amount of Accounts relating to the Paul B Hall Facility included in the Borrowing Base shall not exceed $3,000,000; and

c) the aggregate amount of Accounts owing from natural persons, i.e., individuals, included in the Borrowing Base shall not exceed $5,000,000.

(c) Revolving Commitment Increase.

(i) Borrower may, on one or more occasions after the Closing Date, deliver a written notice to Administrative Agent requesting an increase to the aggregate Revolving Commitment (a “Revolving Commitment Increase”); provided that:

a) no Default or Event of Default shall have occurred and be continuing or would immediately occur after giving effect to such Revolving Commitment Increase and any application of proceeds therefrom;

b) the aggregate principal amount of the Revolving Commitment Increase pursuant to this Section 2.1(c) shall not exceed the ABL Incremental Amount for all such requests, and each such request shall be in an aggregate principal amount that is not less than $2,500,000 or, if less, the entire remaining unused amount under this Section 2.1(c);

c) Borrower shall be in compliance with the financial covenants set forth in Article 7 recomputed for the most recently ended Test Period after giving effect to any Revolving Commitment Increase and any application of proceeds therefrom; and

d) any loans made pursuant to a Revolving Commitment Increase shall be a Revolving Loan hereunder.

(ii) Any request under this Section 2.1(c) shall be submitted by Borrower in writing to Administrative Agent (which shall promptly forward copies to the Lenders). Notwithstanding any other provision in this Agreement, neither Administrative Agent nor any Lender shall have any commitment or obligation, express or implied, to offer to provide any Revolving Commitment Increase, and each Lender may accept or reject any request to provide any Revolving Commitment Increase in its sole and absolute discretion. Nothing contained herein shall obligate Administrative Agent to offer all or any portion of any Revolving Commitment Increase to any Lender.

(iii) Each Lender shall as soon as reasonably practicable specify in writing to Administrative Agent the principal amount of the proposed Revolving Commitment Increase that it is willing to provide (provided that any Lender not so responding within ten (10) Business Days (or such shorter period as may be specified by Administrative Agent) shall be deemed to have declined such a request), whether such amount is equal to, greater than, or less than such Lender’s Pro Rata Share of the Revolving Commitment. Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders elect not to provide the full amount of a requested increase, and subject to the approval of the Administrative Agent and the Issuing Banks, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (each such Person a “New Lender”) in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Nothing contained herein shall obligate Administrative Agent to allocate all or any portion of any Revolving Commitment Increase to any particular Lender, it being acknowledged that all final allocations shall remain subject to determination by Administrative Agent and Borrower.

(iv) Subject to the foregoing, any Revolving Commitment Increase requested by Borrower and agreed to by Lenders shall be effective (such date, the “Revolving Commitment Increase Date”) upon (A) satisfaction of each of the conditions precedent set forth in Section 3.3 as of the Revolving Commitment Increase Date, and (B) delivery to Administrative Agent of each of the following documents: (1) a certificate signed by an Authorized Officer of Borrower Representative confirming compliance with all conditions precedent for any such Revolving Commitment Increase, including compliance with the conditions precedent set forth in Section 3.3; (2) if requested in writing by a Lender, executed Revolving Notes issued by Borrower in accordance with Section 2.11; (3) an amendment to this Agreement and, if applicable, the other Loan Documents, to effectuate the terms of this Section 2.1(c); and (4) any other documents reasonably requested by Administrative Agent, in each case all in form and substance reasonably acceptable to Administrative Agent. Any Revolving Commitment Increase shall be offered on those terms and conditions that is then in effect for the outstanding Revolving Commitment.

(v) With respect to any Revolving Commitment Increase contemplated hereunder, this Section 2.1(c) shall supersede any provisions of Section 12.4 to the contrary, and any amendment to this Agreement that is reasonably required to give effect to or to evidence any Revolving Commitment Increase pursuant to and in accordance with this Section 2.1(c), then such amendment shall be effective if executed by the Credit Parties, each Lender (including, for the avoidance of doubt, each New Lender) providing the Revolving Commitment Increase and Administrative Agent.

(d) LO Tranche. Borrower may, on one or more occasions after the Closing Date, deliver a written notice to Administrative Agent requesting to add a separate “last-out” tranche, which may take the form of either term loans or revolving credit loans (the “LO Tranche”); provided that:

(i) No Default or Event of Default shall have occurred and be continuing or would immediately occur after giving effect to such LO Tranche and any application of proceeds therefrom.

(ii) Each such request shall be in an aggregate principal amount that is not less than $2,500,000 or, if less, the entire remaining unused amount under this Section 2.1(d), and the aggregate principal amount for all such requests of the LO Tranche pursuant to this Section 2.1(d) shall not exceed the sum of (1) $17,500,000 less the amount of each Revolving Commitment Increase pursuant to Section 2.1(c) plus (2) the amount of any voluntary permanent reduction of the Revolving Loan Commitments, in each case accompanied by any requisite prepayment of the Revolving Loans and payment of any applicable Early Termination Fee; provided that the relevant prepayment is not funded with long term indebtedness (including, for the avoidance of doubt, proceeds of the LO Tranche).

(iii) The LO Tranche shall be subject to the same terms and conditions of the existing Loans; provided that such LO Tranche may have interest rate margins, rate floors,

upfront fees, funding discounts, original issue discounts, borrowing base and certain other customary market terms for indebtedness of such type at the time of incurrence and in no event adverse to the rights of the Administrative Agent or any Lender (but which, for the avoidance of doubt, shall not require any change in interest rate for any existing revolving loans), in each case to be agreed upon among the Borrower and the lenders providing the LO Tranche.

(iv) Any request under this Section 2.1(d) shall be submitted by Borrower in writing to Administrative Agent (which shall promptly forward copies to the Lenders). Notwithstanding any other provision in this Agreement, neither Administrative Agent nor any Lender shall have any commitment or obligation, express or implied, to offer to provide any LO Tranche, and each Lender may accept or reject any request to provide any LO Tranche in its sole and absolute discretion. Nothing contained herein shall obligate Borrower or Administrative Agent to offer all or any portion of any LO Tranche to any Lender.

(v) The LO Tranche shall be the subject of an amendment to the Loan Documents and/or an agreement among lenders addressing payment waterfall and waterfall payment trigger events, voting rights, buyout rights, exercise of remedies, bankruptcy provisions and other terms acceptable to the Administrative Agent in its reasonable discretion.

(vi) With respect to any LO Tranche contemplated hereunder, this Section 2.1(d) shall supersede any provisions of Section 12.4 to the contrary, and any amendment to this Agreement that is reasonably required to give effect to or to evidence any LO Tranche pursuant to and in accordance with this Section 2.1(d), then such amendment shall be effective if executed by the Credit Parties, each Lender providing the LO Tranche and Administrative Agent.

2.2 Letters of Credit.

(a) As a part of the Revolving Facility and subject to its terms and conditions (including the Borrowing Base), Issuing Bank shall make available to Borrower Letters of Credit (or if such Issuing Bank is not a Lender, Administrative Agent shall issue guaranties or risk participations to such Issuing Bank to induce such Issuing Bank to issue Letters of Credit), in each case on the terms and conditions set forth herein. All Letters of Credit shall be in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank. No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance, unless otherwise consented to in writing by the Administrative Agent and Issuing Bank, and (ii) five (5) Business Days prior to the Scheduled Maturity Date; provided, that at the Issuing Bank’s sole discretion, any Letter of Credit may provide for renewal for an additional one-year period (subject to the foregoing conditions and the other terms and conditions of this Section 2.2). Each Letter of Credit issued from time to time under the Revolving Facility which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth) shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Facility. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.2(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.

(b) In connection with any request to issue any Letter of Credit, after receipt by Administrative Agent and the Issuing Bank of a final agreed upon draft of such Letter of Credit, Borrower shall notify Administrative Agent and the Issuing Bank at least three (3) Business Days prior to the proposed issuance date and specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued and the beneficiary of the requested Letter of Credit. Borrower shall execute and deliver to Issuing Bank all Letter of Credit Documents required by Issuing Bank for such purposes. Each Letter of Credit shall comply with the Letter of Credit Documents.

(c) Issuing Bank shall not be obligated to issue any Letter of Credit at any time if (i) the maximum aggregate amount of the requested Letter of Credit for the term of such Letter of Credit (including any increases in amount referenced therein) together with all of the other issued and outstanding Letters of Credit would exceed the L/C Sublimit; (ii) the sum of the maximum aggregate amount of such Letter of Credit would, when added to the Outstanding Amount, be in excess of Availability (subject to Section 2.1(a)) or (iii) any condition set forth in Section 3.2 hereof is not satisfied.

(d) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall promptly notify Administrative Agent and Borrower, and Borrower shall reimburse Issuing Bank within one (1) Business Day after written notice of such drawing is received by Borrower, by either (i) a cash payment by Borrower or (ii) in the absence of such payment by Borrower, by Administrative Agent automatically making or having been deemed to have made (without further request or approval of Borrower) a Revolving Loan under the Revolving Facility on such date to reimburse Issuing Bank. Borrower’s reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as the “Reimbursement Obligations”. All Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

(e) The obligation of Borrower to reimburse Administrative Agent and Issuing Bank, as applicable, for drawings made (or for Revolving Loans made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right that any Credit Party or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Issuing Bank shall have acted with willful misconduct or gross negligence in issuing such payment;

(v) any other circumstance or happening whatsoever that is similar to any of the foregoing; or

(vi) the fact that a Default or Event of Default shall have occurred and be continuing.

(f) If by reason of (i) any change after the Closing Date in any requirement of Law, or any change in the interpretation or application thereof by any Governmental Authority of any requirement of Law or (ii) compliance by Issuing Bank with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including Regulation D:

(i) Administrative Agent or Issuing Bank shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Administrative Agent or Issuing Bank or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Administrative Agent or Issuing Bank;

(ii) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Issuing Bank; or

(iii) there shall be imposed on Administrative Agent or Issuing Bank any other condition regarding this Section 2.2 or any Letter of Credit; and the result of the foregoing is to directly or indirectly increase the cost to Administrative Agent or Issuing Bank of issuing, creating, making or maintaining any Letter of Credit (or issuing guaranties or risk participations to the Issuing Bank to induce Issuing Bank to issue any Letters of Credit) or to reduce the amount receivable in respect thereof by Administrative Agent or Issuing Bank, then and in any such case, Administrative Agent or Issuing Bank shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Administrative Agent or Issuing Bank for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Facility. A certificate signed by an officer of Administrative Agent or Issuing Bank as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Administrative Agent or Issuing Bank shall, except for manifest error and absent written notice from Borrower to Administrative Agent or Issuing Bank within ten (10) days from submission, be final, conclusive and binding for all purposes.

(g) Borrower shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a fee in an amount equal to the product of (i) the Applicable LIBOR Margin per annum multiplied by (ii) the face amount of each Letter of Credit issued by the Issuing Bank. Such fee shall be payable monthly in arrears on the first day of each calendar month and at the expiration or termination of the Letter of Credit. In addition, Borrower shall pay to Issuing Bank, for its own account, (A) upon billing therefor, all of Issuing Bank’s standard commissions for standard charges for issuance, amendment, extension and cancellation of the Letter of Credit and (B) a fronting fee of one quarter of one percent (0.25%) per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable monthly in arrears on the first day of each calendar month and on the Revolving Loan Termination Date. In addition, Borrower shall pay to Issuing Bank all fees and expenses charged by any third party for the issuance of any confirming letter of credit, including any annual fees that are charged by the issuer of the same. All such fees and charges described in this clause (g) are referred to herein collectively as the “L/C Fees”.

(h) In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Administrative Agent and Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable fees and out-of-pocket disbursements of legal counsel for Issuing Bank, and the reasonable charges of internal legal counsel) which Administrative Agent or Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit (or the issuance of any guaranty or risk participation to Issuing Bank in connection with the issuance of a

Letter of Credit) or (B) the failure of Issuing Bank to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Administrative Agent or Issuing Bank constituting gross negligence or willful misconduct to the extent that it is finally judicially determined.

(i) As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance if such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Issuing Bank’s gross negligence or willful misconduct; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Issuing Bank’s gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of the Issuing Bank, including any Government Acts. None of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s rights or powers hereunder.

(j) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of the Issuing Bank. Issuing Bank shall not be obligated to issue any Letter of Credit (and Administrative Agent shall not be obligated to issue any guaranty or risk participation to Issuing Bank in connection with any Letter of Credit) if, as of the date of issuance, any Law would purport by its terms to enjoin or restrain the Issuing Bank from issuing Letters of Credit of the type and in the amount of any proposed Letter of Credit, and no Law applicable to the Issuing Bank and no request or directive from any Governmental Authority having jurisdiction over Issuing Bank shall prohibit, or request that the proposed Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(k) If any Letter of Credit, whether or not then due and payable, remains unpaid or outstanding on the Revolving Loan Termination Date, Borrower shall: (A) provide cash collateral therefor in the manner described in Section 9.2(c); or (B) cause such Letter of Credit and guaranties thereof, if any, to be canceled and returned; or (C) deliver a stand-by letter (or letters) of credit in guarantee of the Letter of Credit, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to at least one hundred three percent (103%) of the aggregate maximum amount then available to be drawn under such Letter of Credit and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Administrative Agent and Issuing Bank in their sole discretion.

(l) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit (and Administrative Agent shall not be required to issue any guaranty or risk participation to Issuing Bank in connection with such Letter of Credit) to the extent the Issuing Bank or Administrative Agent, as applicable, has not entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank’s or Administrative Agent’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s pro rata share of the Reimbursement Obligations with respect to such Letter of Credit.

(m) Each Lender agrees to fund promptly its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.2(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan, and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Reimbursement Obligations. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each disbursement made by Issuing Bank with respect to a Letter of Credit and not reimbursed by Borrower on the date due as provided in Section 2.2(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each disbursement with respect to a Letter of Credit pursuant to this Section 2.2(m) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article 3. If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of a disbursement with respect to a Letter of Credit as provided in this Section 2.2(m), such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate described in Section 13.12 until paid in full.

2.3 Funding of the Revolving Loans. Except for as otherwise provided in any applicable Cash Management Agreements, each Revolving Loan shall be made upon Borrower Representative’s irrevocable notice to Administrative Agent, which may be given by telephone by an Authorized Officer of Borrower Representative. Each notice by Borrower Representative pursuant to this Section 2.3 must be confirmed promptly by delivery to Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by an Authorized Officer of Borrower Representative. Such Revolving Loan Notice must be received by Administrative Agent not later than 12:00 noon (Eastern time) at least one (1) Business Day before the requested date of the Revolving Loan. Revolving Loan Notices received after 12:00 noon (Eastern time) shall be deemed received on the next Business Day. Each Revolving Loan shall be in a principal amount of at least Five Hundred Thousand Dollars ($500,000). Following receipt of a Revolving Loan Notice, Administrative Agent shall promptly notify each Lender of such request. Each Conduit Lender that elects to fund a portion of such requested Revolving Loan in accordance with Section 2.1, and each Committed Lender to the extent the related Conduit Lender does not do so, shall remit its share of the aggregate amount of such requested Revolving Loan in immediately available funds to the account of Administrative Agent from time to time specified to such Lender by 12:00 noon (Eastern time) on the Business Day specified in the applicable Revolving

Loan Notice. Upon satisfaction of the applicable conditions set forth in Article 3 hereof, Administrative Agent shall make all funds so received available to the Borrower in like funds as received by Administrative Agent by wire transfer of such funds, to Borrower’s operating account maintained with the Lockbox Bank (the “Disbursement Account”).

2.4 Lockbox Accounts.

(a) Within the time period specified in Schedule 5.21, the applicable Credit Party shall enter into a Deposit Account Control Agreement, in respect of the account set forth on Schedule 2.4. In addition, each applicable Credit Party shall enter into a Deposit Account Control Agreement with respect to (i) any new account that qualifies as a primary concentration account, in each case within 30 days (or such longer period as the Administrative Agent may reasonably agree) after such account is established and (ii) any other account (other than any Excluded Account) reasonably requested by the Administrative Agent from time to time, in each case within 30 days (or such longer period as the Administrative Agent may reasonably agree) after the Administrative Agent’s request therefor (each such account subject to a Deposit Account Control Agreement, a “Controlled Concentration Account”).

(b) The Credit Parties shall cause all amounts on deposit in each Lockbox Bank Collection Account to be swept to a Controlled Concentration Account nightly, at the conclusion of each Business Day. In the event that any Credit Party receives any Collections that should have been sent to a Controlled Concentration Account, such Credit Party shall promptly upon receipt (and in any event within one (1) Business Day of receipt) forward such Collections directly to such Controlled Concentration Account in the form received, and promptly notify Administrative Agent of such event. Until so forwarded, such Collections not generated from Government Account Debtors shall be held in trust for the benefit of Administrative Agent.

(c) At any time during the continuance of a Cash Dominion Event, the Administrative Agent shall have the right to deliver a notice of exclusive control with respect to each Lockbox Account directing the Lockbox Bank to transfer or cause to be transferred, no less frequently than once per Business Day, all available cash balances and cash receipts to an account of the Administrative Agent (each such period beginning on the date of the delivery of a notice of exclusive control and ending on the date on which no Cash Dominion Event is continuing, a “Control Period”). The Credit Parties acknowledge that a Control Period is in effect as of the Closing Date.

(d) So long as no Cash Dominion Event has occurred and is continuing, the Credit Parties shall have full and complete access to, and may direct the manner of disposition of funds in all Lockbox Accounts. During the continuance of a Control Period, (x) no Credit Party shall withdraw any amounts from any Lockbox Account without prior written consent of the Administrative Agent, (y) no Credit Party shall change the procedures or sweep instructions under any agreement providing for amounts to be swept to a Lockbox Account or under Deposit Account Control Agreement without prior written consent of the Administrative Agent and (z) Borrower shall cooperate with Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the deposit accounts.

(e) Notwithstanding anything in any Deposit Account Control Agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox Accounts, and neither Administrative Agent nor Lender shall have any liability therefor. Borrower further acknowledges and agrees that, to the extent such fees and charges are not paid by Borrower directly but are satisfied using Collections in the Lockbox Accounts, such fees and charges shall be deemed to be Revolving Loans made by Lenders hereunder and, to the extent that the payment of such fees or charges by Borrower as provided herein results in any over-advance pursuant to Section 2.5, Borrower shall repay an amount equal to the Overage Amount resulting from such over-advance within one (1) Business Day of Administrative Agent’s written request (which may be by electronic mail) thereof.

(f) Borrower agrees that, during the continuance of a Control Period, all payments made to the Controlled Concentration Accounts or otherwise received by Administrative Agent, whether in respect of the Accounts or as proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement but, for purposes of calculating interest and fees hereunder, shall be subject to the applicable terms set forth in the Loan Documents. If as the result of Collections of Accounts and/or any other cash payments received by any Credit Party pursuant to this Section 2.4 a credit balance exists with respect to the Controlled Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to such Credit Party upon such Credit Party’s written request.

2.5 Borrowing Base Exceeded. If for any reason the Outstanding Amount at any time exceeds Availability, Borrower shall prepay within one (1) Business Day outstanding Loans in an aggregate amount equal to the Overage Amount.

2.6 Repayment of the Loans and Reduction in Revolving Commitment.

(a) Borrower hereby unconditionally promises to pay to Administrative Agent, for the ratable benefit of the Lenders, on the Revolving Loan Termination Date, the aggregate outstanding principal amount of the Loans as of such date together with accrued and unpaid interest thereon (with interest being determined in accordance with the provisions of Section 2.7) and all other Obligations outstanding and unpaid hereunder.

(b) Borrower may, upon written notice to Administrative Agent, permanently reduce (in whole or in part) unused Revolving Commitments; provided, that (i) any such notice shall be received by Administrative Agent three (3) Business Days prior to such reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiples of $1,000,000 in excess thereof, (iii) if, after giving effect to such reduction of the Revolving Commitments the L/C Sublimit exceeds the amount of the Revolving Commitments, such L/C Sublimit shall be automatically reduced by the amount of such excess, and (iv) the applicable Early Termination Fee, if any, shall be paid on the day of such reduction.

2.7 Interest.

(a) The unpaid principal amount of all Revolving Loans under the Revolving Facility shall bear interest, subject to the terms hereof, at a per annum rate equal to LIBOR plus the Applicable LIBOR Margin.

(b) The unpaid principal amount of all Revolving Loans under the Revolving Facility shall also bear an additional amount of interest equal to the sum of, as calculated on a daily basis, (i) the positive difference, if any, of (A) the Minimum Balance minus (B) the end-of-day principal balance of Revolving Loans outstanding for such day (without giving effect to the applicable terms set forth in the Loan Documents), multiplied by (ii) the interest rate set forth in Section 2.7(a) applicable to the Revolving Loans on such day (or, during the existence of an Event of Default, the rate of interest set forth in Section 2.8(b)).

(c) Interest shall be payable monthly, in arrears, on each Payment Date, on the Revolving Loan Termination Date and as otherwise provided in this Agreement.

(d) Changes in the interest rate applicable to the Revolving Loans shall become effective on the same day there is a change in LIBOR.

2.8 Additional Interest Provisions.

(a) All computations of interest for the Loans accruing interest based on LIBOR shall be made on the basis of a year of 360 days and calculated for actual days elapsed. All computations of interest for the Loans accruing interest based on ABR shall be made on the basis of a year of 365/366 days and calculated for actual days elapsed.

(b) After the occurrence and during the continuance of a Default or Event of Default hereunder, the per annum effective rate of interest applicable to the Loans shall be increased to the Default Rate. All such increases may be applied retroactively to the date of the occurrence of the Default or Event of Default. Borrower agrees that the Default Rate payable to Lenders is a reasonable estimate of Lenders’ damages and is not a penalty.

(c) All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(d) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Administrative Agent and Lenders have charged or received interest hereunder in excess of the highest applicable rate, Administrative Agent shall apply, in its sole discretion, and set off such excess interest received by Administrative Agent and Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.9 Fees and Charges.

(a) The Credit Parties shall pay to Administrative Agent the fees set forth herein and in the other Loan Documents in accordance with the terms hereof and thereof, respectively. All fees hereunder and under the other Loan Documents shall be non-refundable and deemed fully earned when due and payable.

(b) On each Payment Date in arrears, on the Revolving Loan Termination Date and as otherwise provided in this Agreement, Borrower shall pay to Administrative Agent, for the benefit of the Committed Lenders, in accordance with their Pro Rata Shares, an unused fee in an amount equal to one-half of one percent (0.50%) per annum of the difference derived by subtracting (i) the Outstanding Amount on such day from (ii) the Revolving Commitment.

(c) Notwithstanding the provisions of Section 11.1, in the event the Revolving Facility or this Agreement is permanently reduced or terminated on an Early Termination Date, the Early Termination Fee shall be due and payable in full to Administrative Agent, for the benefit of the Committed Lenders in accordance with their Pro Rata Shares, on the date of termination, together with all other Obligations, including all fees and Expenses due from Borrower to Administrative Agent, Issuing Bank, Lenders and any other Recipient.

(d) All fees hereunder shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed in each calculation period. All fees hereunder shall be non-refundable and deemed fully earned when due and payable.

2.10 Use of Proceeds. The proceeds of (a) Loans made on the Closing Date will be used to directly or indirectly finance the Transactions, (b) any LO Tranche or Revolving Commitment Increase will be used only for the purposes specified in the applicable amendment and/or in a manner not otherwise prohibited under this Agreement, and (c) Loans made after the Closing Date will be used for working capital, Capital Expenditures (including Permitted Acquisitions) and other general corporate purposes (including for other Permitted Investments, Restricted Payments permitted pursuant to Section 6.6(a), and any other transaction not otherwise prohibited by the terms of the Loan Documents).

2.11 Evidence of Indebtedness.

(a) The Revolving Loans shall be, if requested in writing by any Lender and approved by Administrative Agent in its sole discretion, evidenced by a Revolving Note registered in the name of Administrative Agent, for the benefit of the Lenders (or in the name of such Lender in respect of its Pro Rata Share of the Revolving Loans, if approved by Administrative Agent in its sole discretion). Administrative Agent may attach schedules to such Revolving Note and endorse thereon the date, amount and maturity of the Revolving Loans and payments with respect thereto.

(b) Administrative Agent shall maintain accounts or records evidencing the Loans and principal and interest thereon. In the event of any conflict between the accounts and records maintained by Administrative Agent and Borrower in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made in Dollars immediately available to Administrative Agent, on behalf of Lenders, by 4:00 p.m., Eastern time, on the date such payment is due, to Administrative Agent by deposit to such account as Administrative Agent may designate by written notice to Borrower. All payments received by Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall become due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Borrower hereby grants to Administrative Agent the right, in Administrative Agent’s discretion, without notice to Borrower, to make (i) Revolving Loans and (ii) withdrawals from deposit accounts of Borrower with Administrative Agent to make payments on the Obligations, including any and all fees and Expenses, as and when due hereunder. Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any deposit account for payment of any of the Obligations, or Administrative Agent’s or Lenders’ failure to make a Revolving Loan or withdrawal from any deposit account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document. Notwithstanding the foregoing, Borrower, at its option, may make payments from accounts other than deposit accounts with Administrative Agent.

2.13 Protective Advances. Administrative Agent shall be authorized, in its sole discretion, at any time that a Default or Event of Default exists or any conditions in Article 3 are not satisfied, and without regard to the Revolving Commitment or the Borrowing Base, to make Revolving Loans, on behalf of Lenders (“Protective Advances”), (a) in such amounts as Administrative Agent deems necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Borrower under any Loan Documents, including fees and Expenses, including Taxes, assessments, insurance, repairs, maintenance, storage and other charges and expenditures upon, against or otherwise relating to the Collateral. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Revolving Loans.

2.14 Taxes.

(a) For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.18(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders. The obligations of a Lender pursuant to this Section 2.14(g) shall also apply to Administrative Agent.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or any Person from whom the Borrower is disregarded as a separate entity for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.15 Credit of Payments and Proceeds. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loans, shall be applied by Administrative Agent as follows in the following order of priority:

FIRST, to fees, Expenses and any other amounts then due and owing under the Loan Documents;

SECOND, to accrued and unpaid interest; and

THIRD, to principal on the Loans.

In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 9.2, all payments received by Administrative Agent upon the Loans and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied as set forth in Section 9.3 in such order and in such manner as Administrative Agent shall elect in Administrative Agent’s discretion.

2.16 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) impose on Administrative Agent or any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan or participation therein; or

(iii) subject Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of

“Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to Administrative Agent or any Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by Administrative Agent or any Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Administrative Agent or such Lender such additional amount or amounts as will compensate Administrative Agent or such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Administrative Agent or any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Administrative Agent’s or such Lender’s capital or on the capital of Administrative Agent’s or such Lender’s holding company, if any, as a consequence of this Agreement or the Loan to a level below that which Administrative Agent or such Lender or Administrative Agent’s or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration Administrative Agent’s or such Lender’s policies and the policies of Administrative Agent’s or such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Administrative Agent or such Lender such additional amount or amounts as will compensate Administrative Agent or such Lender or Administrative Agent’s or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate Administrative Agent or Lender or their holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent or such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Administrative Agent’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Administrative Agent or such Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date Administrative Agent or such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Administrative Agent’s or such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Automatic Conversion to ABR. After the occurrence and during the continuance of an Event of Default hereunder, each Lender may, in its sole discretion, provide Administrative Agent and Borrower notice of its election to charge interest rates at the ABR, and Administrative Agent promptly shall transmit the notice to each other Lender and during the continuance of such Event of Default, the Revolving Loans held by such Lender shall be converted from accruing interest at a per annum rate equal to the LIBOR plus the Applicable LIBOR Margin to accruing interest at a per annum rate equal to the ABR plus the ABR Applicable Margin.

(f) Mitigation. If any Lender requires compensation under Section 2.16(b), or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16(a), then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the reasonable business judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrower hereby agrees to pay all reasonable fees, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17 Alternate Rate of Interest.

(a) If at any time any Loan is outstanding as a Loan accruing interest based on LIBOR and Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR cannot be determined and LIBOR has been succeeded by an Alternate Index (an “Alternate Index Determination”), then any such Loan shall be converted from a LIBOR-based Loan to an Alternate Rate Loan.

(b) In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market or otherwise, a material disruption to LIBOR or a change in the methodology of calculating LIBOR has occurred (or the Administrative Agent reasonably expects any of these events will occur) or adequate and reasonable means do not exist for ascertaining LIBOR as provided in the definition thereof and in any such case any Loans have not been converted to Alternate Rate Loans as provided in Section 2.17(a), then Administrative Agent shall, if such determination shall have also been made with respect to other similarly situated loans, promptly give notice of such determination to Borrower. If such notice is given, the LIBOR-based Loans shall be converted, as of the first day of the next succeeding interest accrual period, to ABR-based Loans.

(c) If, pursuant to Section 2.17(a), any Loans have been converted to Alternate Rate Loans but thereafter Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the Alternate Index cannot be ascertained as provided in the definition thereof, then Administrative Agent shall, if such determination shall have also been made with respect to other similarly situated loans, promptly give notice of such determination to Borrower. If such notice is given, the Alternate Rate Loans shall be converted, as of the first day of the next succeeding interest accrual period, to ABR-based Loans.

(d) If, pursuant to Section 2.17(b) or (c), any Loans have been converted to ABR-based Loans, but thereafter Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR or the Alternate Index, as applicable, can again be ascertained as provided in the respective definition thereof, Administrative Agent shall promptly give notice of such determination to Borrower. If such notice is given, the Loans shall be converted, as of the first day of the next succeeding interest accrual period, to LIBOR-based Loans or ABR-based Loans, as applicable.

(e) If, pursuant to Section 2.17(b), any Loans have been converted to ABR-based Loans but thereafter Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR has been succeeded by an Alternate Index pursuant to, and subject to the satisfaction of, the terms and conditions of Section 2.17(a), then Administrative Agent shall promptly give notice of such determination to Borrower. If such notice is given, the ABR-based Loans shall be converted, as of the first day of the next succeeding interest accrual period, to Alternate Rate Loans.

(f) In connection with the conversion to an Alternate Rate Loan pursuant to Section 2.17(a), (d) or (e), Administrative Agent shall have the right to make technical, administrative or operational changes (including changes to the definition of “Alternate Rate”, the definition of “Interest

Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of an Alternate Index and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (such changes, “Alternate Index Conforming Changes”) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternate Index Conforming Changes will become effective without any further action or consent of Borrower.

(g) If any requirement of Law or any change therein or in the interpretation or application thereof shall hereafter make it unlawful for Lenders to make or maintain LIBOR-based Loans as contemplated hereunder, (i) the obligations of Lenders hereunder to make LIBOR-based Loans or to convert ABR-based Loans to LIBOR-based Loans shall be cancelled forthwith and (ii) any outstanding LIBOR-based Loans shall be converted automatically to ABR-based Loans on the last day of the then-current interest accrual period or within such earlier period as required by Law. Borrower hereby agrees to promptly pay to Lenders, upon demand, any additional amounts necessary to compensate Lenders for any reasonable costs incurred by Lenders in making any conversion in accordance with this Agreement, including any interest or fees payable by Lenders to lenders of funds obtained by them in order to make or maintain the LIBOR-based Loans hereunder. Lenders’ notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

ARTICLE 3.

CONDITIONS PRECEDENT TO LOANS

3.1 Closing. Subject to the satisfaction of the conditions of this Article 3 in the sole discretion of Administrative Agent and Lenders, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“closing”).

3.2 Conditions of Initial Loan. The obligation of Administrative Agent and Lenders to make the initial Revolving Loan (including, for the avoidance of doubt, the deemed issuances of Letters of Credit in replacement of, or as a backstop for, letters of credit of the Borrower or the other Credit Parties outstanding on the Closing Date) hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent shall have received all of the following, each of which shall be originals, telecopies or other electronic transmissions (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent:

(i) executed counterparts of this Agreement the Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement required by Administrative Agent to be executed on the Closing Date;

(ii) a Revolving Note executed by Borrower registered in the name of Administrative Agent, for the benefit of the Lenders;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Administrative Agent may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party;

(iv) such Organization Documents and certifications as Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) [reserved];

(vi) a solvency certificate from the chief financial officer of the Borrower on behalf of the Borrower in the form attached hereto as Exhibit H certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent;

(vii) a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) of Section 3.3 and clause (o) of this Section 3.2; and

(viii) evidence that all Required Insurance has been obtained and is in effect;

(b) Administrative Agent and Lenders shall have received payment in full of all fees required to be paid under Section 2.9 on or before the Closing Date;

(c) Administrative Agent shall have received on or before the Closing Date, lien searches (including UCC, tax and judgment Lien searches) demonstrating the absence of Liens on the Collateral of Borrower and the other Credit Parties other than Permitted Liens or Liens satisfied as of the Closing Date to the satisfaction of Administrative Agent;

(d) Administrative Agent shall have received: (i) copies of all filing receipts and acknowledgments issued by the appropriate Governmental Authority to evidence recordation or filing necessary to perfect the Lien of Administrative Agent on the Collateral or other satisfactory evidence of such recordation and filing, and (ii) evidence that such Lien constitutes a First Priority Lien in favor of Administrative Agent other than Liens to be satisfied as of the Closing Date to the satisfaction of Administrative Agent;

(e) Administrative Agent shall have received a completed Borrowing Base Certificate and a pro forma Compliance Certificate evidencing to Administrative Agent’s reasonable satisfaction that Borrower has Minimum Liquidity as of the Closing Date of $70,000,000;

(f) [reserved];

(g) [reserved];

(h) Administrative Agent shall have received a favorable written opinion (addressed to Administrative Agent and Lenders and dated the Closing Date) of (i) Kirkland & Ellis LLP, legal counsel for Borrower and the other Credit Parties, and (ii) each local counsel for the Credit Parties listed on Schedule 3.2(h), in each case, in form and substance acceptable to Administrative Agent in its sole discretion;

(i) Borrower and each other Credit Party shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service;

(j) Administrative Agent shall have received a fully executed counterpart of the Term Loan/ABL Intercreditor Agreement in form and substance reasonably satisfactory to Administrative Agent;

(k) [reserved];

(l) Administrative Agent shall have received (i) evidence of completion of a final collateral audit by Breslin, Young & Slaughter, LLC and (ii) an accompanying audit report prepared by such firm, in each case satisfactory to Administrative Agent in its reasonable discretion;

(m) An order, which, for the avoidance of doubt, may be the Confirmation Order (as defined herein), authorizing Borrower’s entry into and performance under this Agreement and the other Loan Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders shall have been entered by the Bankruptcy Court (the “Approval Order”);

(n) The order confirming the Approved Plan with respect to the Debtors (Docket No. 556) (the “Confirmation Order”) shall have been entered by the Bankruptcy Court. Each of the Approval Order and the Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in accordance with the RSA and shall not be subject to any pending appeals, except for any of the following, which shall be permissible appeals the pendency of which shall not prevent the occurrence of the Closing Date: (i) any appeal relating to the distributions (or the allocation of such distributions) between and among creditors under the Approved Plan, or (ii) any other appeal, the result of which would not have a materially adverse effect on the rights and interests of the Lenders (taken as a whole and in their capacities as such). The Confirmation Order shall authorize the Credit Parties to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder and shall contain no term or provision that contradicts such authorization or the Approval Order. The Approved Plan shall have become effective in accordance with its terms and all conditions to the effectiveness of the Approved Plan shall have been satisfied or waived in accordance with the terms thereof, and all transactions contemplated in the Approved Plan, the Approval Order or the Confirmation Order to occur on the effective date of the Approved Plan shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable; and

(o) Since December 31, 2019, no event, change or condition has occurred that has had, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 Conditions to all Loans and Letters of Credit. The obligation of Lenders to make any Revolving Loan and the obligation of Issuing Bank to issue any Letter of Credit (or the obligation of Administrative Agent to issue guaranties or risk participations to the Issuing Bank to induce the Issuing Bank to issue Letters of Credit) is subject to satisfaction of each of the following conditions precedent:

(a) The representations and warranties of Borrower and each other Credit Party contained in Article 4 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Revolving Loan or Letter of Credit, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) to the extent that such representations and warranties are qualified by a reference to materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) for purposes of this Section 3.3, the representations and warranties contained in Section 4.5 shall be deemed to refer to the most recent Borrowing Base Certificate and financial statements furnished pursuant to Sections 8.3 and 8.4.

(b) No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Loan or Letter of Credit or from the application of the proceeds thereof.

(c) Administrative Agent shall have received from Borrower a Revolving Loan Notice or request for Letter of Credit, in form and substance satisfactory to it.

(d) Each Revolving Loan Notice or request for Letter of Credit submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 3.3 have been satisfied on and as of the date of the applicable Loan or Letter of Credit, as applicable.

3.4 Limited Waiver of Conditions Precedent. If Administrative Agent funds any Revolving Loan or grants any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Administrative Agent to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance, creation or grant; or (b) any Default or Event of Default due to such failure of conditions or otherwise.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Borrower and each other Credit Party represents and warrants to Administrative Agent and Lenders as of the date hereof, on each date that is required pursuant to Article 3 and on each date that is required by any other section of this Agreement or any other Loan Document that:

4.1 Organization; Powers. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, with respect to Credit Parties other than the Borrower, to the extent that the failure of such Credit Parties to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to possess such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

4.2 Authorization. The execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the making of the Loans hereunder (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which

Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except as could not reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except as could not reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Collateral Documents or permitted pursuant to Section 6.2).

4.3 Enforceability. This Agreement has been duly executed and delivered by the Credit Parties and constitutes, and each other Loan Document constitutes, a legal, valid and binding obligation of the Credit Parties, in each case, party thereto, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.4 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the making of the Loans hereunder, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of Mortgages and other filings and recordings in respect of Liens created pursuant to the Collateral Documents, (c) such as have been made or obtained and are in full force and effect and (d) such actions, consents, approvals, registrations or filings which the failure to obtain or make could not reasonably be expected to result in a Material Adverse Effect.

4.5 Financial Statements. The Borrower has heretofore furnished to Administrative Agent and the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower (i) as of and for the fiscal year ended December 31, 2019, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountant, and (ii) as of and for each fiscal quarter of the Borrower thereafter ended on or prior to March 31, 2020. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof in accordance with GAAP in all material respects. Such financial statements were prepared in accordance with GAAP applied on a consistent basis in all material respects, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

4.6 No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2019.

4.7 Title to Properties; Possession Under Leases.

(a) Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or a right to use, all its properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties and assets (including, for the avoidance of doubt, all Accounts) are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

(b) As of the Closing Date, neither Holdings nor any of its Subsidiaries has received any notice of, and does not have any knowledge of, any pending or contemplated material condemnation proceeding affecting the Mortgaged Properties in any material respect or any sale or disposition thereof in lieu of condemnation.

(c) As of the Closing Date, neither Holdings nor any of its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any material interest therein, except for customary rights of first refusal granted to the prior owners of such Mortgaged Property or their Affiliates.

4.8 Subsidiaries. Schedule 4.8 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings, the Borrower or any other Credit Party therein. The shares of capital stock or other ownership interests so indicated on Schedule 4.8 are, in the case of corporations, fully paid and non-assessable and are owned by Holdings, Borrower or the applicable Credit Party directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents or permitted pursuant to Section 6.2).

4.9 Litigation; Compliance with Laws.

(a) Except as disclosed in the periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the SEC prior to the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower through receipt of written notice or proceeding, threatened against or affecting Holdings, the Borrower or any Subsidiary or any business, property or rights of any such person as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither Holdings nor any of its Subsidiaries nor any of their respective material properties or assets nor any Healthcare Facility is in violation of, nor will the continued operation of any Healthcare Facility or their material properties and assets as currently conducted violate, any law, rule or regulation (including any Healthcare Law, occupational safety and health, pension, insurance fraud or similar law, zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

4.10 Agreements. Neither Holdings nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

4.11 Federal Reserve Regulations.

(a) Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

4.12 Investment Company Act. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.13 Use of Proceeds. The Borrower and each Credit Party will use the proceeds of the Loans only for the purposes specified in Section 2.10.

4.14 Tax Returns. Holdings and its Subsidiaries have filed or caused to be filed, or has timely requested an extension to file or have received an approved extension to file, all Federal, state, local and foreign Tax returns or materials that to the best knowledge of Holdings or such Subsidiary are required to have been filed by it and have paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP and except any such filings or Taxes, fees or charges, the failure of which to make or pay, could not reasonably be expected to have a Material Adverse Effect.

4.15 No Material Misstatements. As of the Closing Date, no written information, report, financial statement, exhibit or schedule (other than estimates and information of a general economic or general industry nature) heretofore or contemporaneously furnished by or on behalf of the Borrower or any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when furnished and taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading in light of the circumstances under which such statements were made; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions that the Borrower believed to be reasonable at the time made. No Loan Document nor any certificate delivered by or on behalf of the Borrower or any Credit Party hereunder (other than estimates and information of a general economic or general industry nature), as of the date delivered, contains any material misstatement of fact or omits any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided that to the extent any such document or certificate was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions that the Borrower believed to be reasonable at the time made.

4.16 Employee Benefit Plans. Each of Holdings, the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan in such amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans in such amount that could reasonably be expected to result in a Material Adverse Effect.

4.17 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4.18 Insurance. Schedule 4.18 sets forth a true, complete and correct description, in all material respects, of all insurance maintained by each Credit Party for itself or the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. Holdings and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

4.19 Collateral Documents.

(a) The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles, and (i) with respect to all Pledged Collateral (as defined in the Security Agreement) to be delivered to Administrative Agent or, in the case of any Pledged Collateral that is Term Loan Facility First Priority Collateral, the collateral agent under the Term Loan Facility Credit Agreement, the Lien created under the Security Agreement will constitute, a fully perfected first priority Lien (or, with respect to the Term Loan Facility First Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral as to which perfection may be obtained by such actions, in each case prior and superior in right to any other person (other than the rights of persons pursuant to Permitted Liens having priority by operation of law), and (ii) with the filing of financing statements in appropriate form to be filed in the offices specified on Schedule 4.19(a) (as such schedule may be updated from time to time; provided, that such schedules shall be deemed to be updated when the Borrower provides the relevant information in accordance with the Security Agreement), the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property) as to which perfection may be obtained by such filings, in each case prior and superior in right to any other person, other than with respect to Permitted Liens and, with respect to the Term Loan Facility First Priority Collateral, the Term Loan Lenders.

(b) The Security Agreement (or a short form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent), together with the filings to be made pursuant to the Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office and the financing statements to be filed in the offices specified on Schedule 4.19(a) (as such schedule may be updated from time to time; provided that such schedules shall be deemed to be updated when the Borrower provides the relevant information in accordance with the Security Agreement), will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing security agreements in the United States and its territories and possessions, in each case prior and superior in right to any other person other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the Closing Date).

(c) The Mortgages are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties (as defined therein) a legal, valid and enforceable Lien on all of the Credit

Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and the Mortgages constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Permitted Liens.

4.20 Location of Real Property and Leased Premises.

(a) Schedule 1.1(c) lists completely and correctly as of the Closing Date all Healthcare Facilities owned by Holdings and its Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 1.1(c).

(b) Schedule 1.1(c) lists completely and correctly as of the Closing Date all Healthcare Facilities leased by the Borrower and the Subsidiaries and the addresses thereof. Holdings and its Subsidiaries have valid leases in all the material real property set forth on Schedule 1.1(c).

4.21 Labor Matters.

(a) Except as set forth on Schedule 4.21(a), as of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any of its Subsidiaries pending or, to the knowledge of the Borrower by delivery of written notice or proceeding, threatened.

(b) The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

(c) Except as set forth on Schedule 4.21(c), as of the Closing Date, neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Healthcare Facility.

4.22 Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of this Section 4.22, the following terms shall have the meanings specified:

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Holdings and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of Transactions, determined in accordance with GAAP consistently applied.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

“Do not have Unreasonably Small Capital” shall mean Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient capital to ensure that it is a going concern.

“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature” shall mean Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

4.23 Sanctions; FCPA.

(a) None of Holdings, the Borrower, any other Credit Party or any or their subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower, any Credit Party or any of their subsidiaries is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject to the limitations and prohibitions or any sanctions under or administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department or any other relevant sanctions authority to whose jurisdiction Holdings, the Borrower, any Credit Party or any of their subsidiaries is subject (collectively, “Sanctions”) and each is currently in compliance with all rules and regulations promulgated by OFAC, the U.S. State Department and each other relevant Sanctions authority to whose jurisdiction Holdings, the Borrower, any Credit Party or any of their subsidiaries is subject. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officer, employees and agents with Anti-Corruption Laws and Sanctions.

(b) None of Holdings, the Borrower, any other Credit Party or any or their subsidiaries nor, to the knowledge of Holdings, the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower, any Credit Party or any of their subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any applicable provision of the FCPA, OFAC or any Sanctions or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.24 [Reserved].

4.25 [Reserved].

4.26 Management Agreements. As of the Closing Date, there is no existing management or other similar agreement with any non-Credit Party with respect to management or similar services with respect to any Healthcare Facility.

4.27 Healthcare Authorizations. Except as set forth on Schedule 4.27, the Borrower and each of its Subsidiaries (a) has, or has made timely application for in accordance with applicable

Healthcare Laws, all material Healthcare Authorizations necessary to carry on the business of the Borrower and such Subsidiaries, and have made all material declarations and filings with, all applicable Governmental Authorities necessary to engage in the ownership and operation of each applicable Healthcare Facility, and (b) has not received a Citation which could reasonably be expected to have a Material Adverse Effect, nor has any knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Authorization which limitation, suspension or revocation could reasonably be expected to have a Material Adverse Effect. All of such Healthcare Authorizations are valid and in full force and effect and the Borrower and each of its Subsidiaries is in material compliance with the terms and conditions of all such Healthcare Authorizations, except where failure to be in such compliance or for a Healthcare Authorization to be valid and in full force and effect would not have a Material Adverse Effect.

4.28 HIPAA Compliance. To the extent that the Borrower and any of its Subsidiaries is a “covered entity” or “business associate” as either such term is defined under HIPAA, each Borrower and Subsidiary has, for the past six (6) years, (a) undertaken or will promptly undertake all necessary surveys, and audits (including any necessary risk assessments) of all material areas of its business and operations as required by HIPAA and (b) developed and implemented or will develop and implement a HIPAA compliance plan in all material respects necessary to ensure that the Borrower, or any of its Subsidiaries, as applicable, complies with HIPAA except for where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

4.29 Reimbursement; Third-Party Payors. The Healthcare Facilities operated by Borrower and each other Credit Party and Manager and the services provided at such Healthcare Facilities are qualified for participation in the Government Reimbursement Programs, and Borrower and each other Credit Party and Manager is entitled to reimbursement under the Government Reimbursement Programs for services rendered at such Healthcare Facilities to qualified beneficiaries, and Borrower and each other Credit Party and Manager complies with the conditions of participation in all Government Reimbursement Programs and related contracts in all material respects. Borrower and each other Credit Party and Manager is in compliance in all material respects with contracts with Non-Government Payors and is entitled to reimbursement under such contracts. Without limitation, there is no condition not complied with that could reasonably be expected to jeopardize participation in any Third-Party Payor program or related contracts or otherwise could reasonably be expected to have a Material Adverse Effect.

4.30 Other Healthcare Regulatory Matters. Borrower and each other Credit Party has developed and implemented a current and effective corporate health care regulatory compliance program (“CCP”).

4.31 Compliance with Healthcare Laws.

(a) Each Credit Party is in compliance with all applicable Healthcare Laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party and Manager has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by a Government Reimbursement Program, to have been filed or made with respect to the Healthcare Services furnished by such Credit Party or Manager, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no claims, actions or appeals pending (and no Credit Party has filed any claims or reports which would result in any such claims, actions or appeals) before any Governmental Authority pertaining to any Credit Party’s Healthcare Services except as could not reasonably be expected to have a Material Adverse Effect;

(c) Each Credit Party and Manager has obtained all material Healthcare Authorizations necessary to operate its business as now conducted;

(d) Except as set forth on Schedule 4.31, and except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party is currently, nor has in the past three (3) years, been subject to: (1) any governmental investigation, inspection or inquiry related to any Healthcare Authorization other than ordinary course inspections, investigations and inquiries; (2) any civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse Laws or (3) any qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.; and

(e) Except as set forth on Schedule 4.31, no director, officer, nor to the knowledge of the Borrower any shareholder, employee, agent or Person with an “ownership or control interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Credit Party or Manager: (1) has had a civil monetary penalty assessed against him or her personally pursuant to 42 U.S.C. §1320a-7a; (2) has been personally excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b); (3) has been personally convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518.

4.32 CARES Act Provider Relief Payment Representations. Schedule 4.32 hereto sets forth with respect to each Credit Party that has received one or more CARES Act Provider Relief Payments or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program (other than any Medicare Accelerated Payment) the full amount of such payment so received. The information contained in each attestation submitted to HHS in connection with any CARES Act Provider Relief Payment by or on behalf of a Credit Party was true and correct in all material respects as of the date submitted, and each such request complies with the requirements of the CARES Act, except for where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

4.33 No Reliance by Credit Parties. No Credit Party has received or relied on any guidance or advice from Administrative Agent or any Lender regarding the CARES Act, the CARES Act Provider Relief Payments, the CARES Act Deferred Payroll Taxes, the Medicare Accelerated and Advance Payment Program, any Medicare Accelerated Payments or any matter related to any of the foregoing.

ARTICLE 5.

AFFIRMATIVE COVENANTS.

The Borrower and each other Credit Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until such time as the Revolving Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations for which a claim has not been made) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower and each other Credit Party will, and will cause (i) in the case of Sections 5.1 and 5.2, each of the Material Subsidiaries, and (ii) in the case of Sections 5.3 through 5.20, each of the Subsidiaries, and (iii) in the case of Sections 5.1, 5.7 and 5.15, Holdings to:

5.1 Preservation of Existence, Etc.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.5.

(b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises and authorizations material to the conduct of its business, except as could not reasonably be expected to have a Material Adverse Effect; (ii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to have a Material Adverse Effect; and (iii) at all times maintain and preserve all tangible property material to the conduct of such business and keep such property in good repair, working order and condition (subject to ordinary wear and tear, casualty and condemnation) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except as could not reasonably be expected to have a Material Adverse Effect.

5.2 Insurance.

(a) Maintain with financially sound and reputable insurers insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including hospital liability (which shall include general liability, medical professional liability, contractual liability and druggists’ liability), workers’ compensation, employers’ liability, automobile liability and physical damage coverage, environmental impairment liability, all risk property, business interruption, fidelity and crime insurance and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; provided that the Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

(b) Cause all casualty and property policies covering any Collateral and all liability policies to name the Administrative Agent as lender loss payee or mortgagee, and/or additional insured, and each provider of any such insurance shall agree, by endorsement upon such policies issued by it, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be altered or canceled.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

5.3 Obligations and Taxes. Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay and discharge such Tax, assessment, charge, levy or claim could not reasonably be expected to have a Material Adverse Effect or result in a lien on any Accounts in excess of $5,000,000.

5.4 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all requirements of law. Each Credit Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders to visit and inspect the corporate, financial and operating records and other properties of such person at reasonable times and as often as reasonably requested upon reasonable notice and to make extracts from and copies of such records (in each case excluding material which is confidential pursuant to any laws, rules, regulations and decrees and orders of any Governmental Authority and not subject to any safe harbor permitting the disclosure thereof) and permit any representatives designated by the Administrative Agent or the Required Lenders to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor (with a senior officer of the Borrower present); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only two (2) such visits during any fiscal year shall be at the Borrower’s expense. If Administrative Agent or any Lender seeks, as part of its inspection or information rights hereunder or under any related agreements, access to or copies of any patient health information or other private information protected by privacy Laws or other applicable local, state and federal Laws or contractual confidentiality provisions, such private or confidential information shall be provided only in accordance with applicable confidentiality safeguards, in compliance with privacy Laws and other Applicable Laws and any applicable contractual commitments.

(b) In the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

5.5 Use of Proceeds(a) . Use the proceeds of the Loans only for the purposes specified in Section 2.10. No Credit Party will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any person currently subject to any Sanctions. No Credit Party will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person in any country, territory or region that is subject to, or the target of, any Sanctions. No part of the proceeds of the Loans shall be used directly or indirectly by the Credit Parties in violation of the FCPA or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority to whose jurisdiction Holdings, the Borrower or any Subsidiary is subject (including, if so applicable, the United Kingdom Bribery Act of 2010, as amended) (collectively, the “Anti-Corruption Laws”) or in any manner that would result in a violation of any Sanctions by any party to this Agreement.

5.6 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Authorized Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

5.7 Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and promptly conduct any remedial action in accordance with Environmental Laws; provided, however, that neither Holdings, the Borrower nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.8 New Credit Parties; Additional Collateral.

(a) The Borrower will cause any subsequently acquired or organized Material Subsidiary (or any Subsidiary that becomes a Material Subsidiary) to become a Credit Party by executing a supplement to this Agreement substantially in the form of Exhibit I and each applicable Collateral Document in favor of the Administrative Agent within 60 days after such acquisition, formation, designation or occurrence (or such later date as the Administrative Agent in its sole discretion may permit). The Borrower may, in its discretion, elect to cause a Permitted Joint Venture Subsidiary to become a Credit Party by complying with the foregoing sentence. In addition, except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any Tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Collateral Documents, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower, Holdings and the Subsidiary Guarantors (including assets acquired subsequent to the Closing Date), except this Section 5.8 shall not require the Borrower or any Subsidiary Guarantor to (i) pledge any Excluded Equity Interests, (ii) grant security interests in any Excluded Assets, (iii) deliver any certificates evidencing Equity Interests issued by Non-Significant Subsidiaries, (iv) enter into or deliver any control agreements or control or similar arrangements with respect to deposit accounts or securities accounts that are Excluded Accounts, (v) take steps to perfect any security interest with respect to letter-of-credit rights (other than letter-of-credit rights constituting supporting obligations of other Collateral) and commercial tort claims (except to the extent perfected through the filing of UCC financing statements or amendments thereto), or (vi) enter into or deliver security documents governed by laws of a jurisdiction other than the United States or any State thereof or the District of Columbia). Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Credit Parties shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies, lien searches and documents of the types referred to in Section 3.2, all in form, content and scope reasonably satisfactory to Administrative Agent) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.8. Any requirement to mortgage real property pursuant to this Section 5.8 shall be limited to real property owned in fee by a Credit Party that is or becomes mortgaged pursuant to the Term Loan Facility Loan Documents. No appraisals, environmental reports, surveys or zoning reports shall be required to be obtained in connection with any mortgage of real property pursuant to this Section 5.8. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(b) Notwithstanding anything to the contrary herein, within 60 days after the Closing Date (or such later date as the Administrative Agent in its sole discretion may permit), the Borrower shall deliver, with respect to each Mortgaged Property set forth on Schedule 1.1(d), a mortgage, deed of trust or other applicable instrument which shall create and perfect a first-priority lien on and security interest in such parcels of real property securing the Obligations under this Agreement, subject only to Permitted Liens, together with opinions by local counsel regarding the enforceability of each such Mortgage, title insurance policies insuring such Mortgage as a valid first-priority lien, subject only to Permitted Liens and “life of loan” flood determinations, including, to the extent indicated by such flood determination that a Mortgaged Property is located in a special flood hazard area, Borrower’s written acknowledgment of receipt of such notice thereof from the Administrative Agent, flood insurance and other related documentation, in each case as required by Regulation H and other applicable laws, each of the foregoing being in all respects reasonably acceptable to the Administrative Agent.

5.9 Operation of Facilities. Use commercially reasonable efforts to operate, and cause Holdings and the Subsidiaries to operate, the Healthcare Facilities owned, leased or operated by the Borrower or any of the Subsidiaries now or in the future in a manner believed by the Borrower to be consistent with prevailing healthcare industry standards in the locations where the Healthcare Facilities exist from time to time, except to the extent failure to do so would not have a Material Adverse Effect.

5.10 Anti-Corruption Laws. Each Credit Party shall (i) conduct its businesses in compliance with applicable Anti-Corruption Laws and (ii) maintain policies and procedures reasonably designed to promote and achieve compliance with such Anti-Corruption Laws.

5.11 Collateral Records. Following Administrative Agent’s prior written request, deliver promptly, and to cause each other Credit Party to deliver promptly, to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Credit Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

5.12 Account Control Agreements. Borrower and each other applicable Credit Party shall maintain at all times a Deposit Account Control Agreement with respect to each primary concentration account and each other account requested by Administrative Agent, in each case in accordance with Section 2.4.

5.13 Landlord and Warehouse Agreements. Use commercially reasonable efforts to obtain (a) a Collateral Access Agreement with any landlord, warehouseman, processor, shipper, bailee or other Person with respect to each headquarter location of the Credit Parties and each other leased location where the Credit Parties maintain any material books or records (electronic or otherwise) not stored in duplicate at the headquarters locations and (b) a Collateral Assignment of Material Agreement with respect to all electronic billing and data hosting agreements pertaining to material books and records.

5.14 [Reserved].

5.15 Expenses. Borrower and each other Credit Party shall reimburse Administrative Agent, Lenders and any Affiliate of any of the foregoing within 30 days of written demand therefor with a reasonably detailed summary of the amounts claimed for all Expenses. Any Expenses due and payable by Borrower or any other Credit Party hereunder which are not paid within thirty (30) days after demand shall accrue interest at the Default Rate and may be paid by Administrative Agent, in its sole discretion, pursuant to Section 2.12. The obligations and liabilities of Borrower under this Section 5.15 shall survive the payment in full or discharge of the Obligations and the termination of this Agreement and the exercise by Administrative Agent of any of its rights or remedies under the Loan Documents.

5.16 Indemnity. Borrower and each other Credit Party shall indemnify and hold harmless Administrative Agent, each Lender, and each of their respective Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing and each other Person, if any, who Controls Administrative Agent, any Lender, or any of their respective Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and out-of-pocket disbursements of one outside legal counsel, one local counsel in each applicable jurisdiction and one specialty counsel in each applicable jurisdiction (and, in the event of any actual or potential conflict of interest, one additional counsel of each type for each class of similarly situated parties) for all Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loans, including: (i) any breach by Borrower or any other Credit Party of its obligations under, or any misrepresentation by Borrower or any other Credit Party contained in, any Loan Document; (ii) the use of the proceeds of the Loans; (iii) any information provided by or on behalf of Borrower or any other Credit Party, or contained in any documentation approved by Borrower or any other Credit Party; (iv) possession of any Lien in any of the Collateral; (v) any Release or the presence of any Hazardous Materials on any property currently or formerly owned or operated by the Borrower or the Subsidiaries or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that (x) a court of competent jurisdiction in a final and nonappealable decision has determined that such Indemnified Liabilities arise from (1) the gross negligence, bad faith or willful misconduct of such Indemnified Party or (2) a material breach of the obligations under this Agreement of such Indemnified Party, or (y) such Indemnified Liabilities arise from any proceeding (other than a proceeding against a party hereto acting pursuant to this Agreement in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties not arising from any act or omission of a Credit Party or any Affiliate of a Credit Party. Administrative Agent agrees to use good faith efforts to give Credit Parties notice of any event of which Administrative Agent becomes aware for which indemnification may be required under this Section 5.16; provided, however, that any failure of Administrative Agent to give such notice shall not affect the indemnification obligations of Borrower or any other Credit Party under this Section 5.16. Any amounts payable to any Indemnified Party by reason of the application of this Section 5.16 shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower and each other Credit Party under this Section 5.16 shall survive the repayment of the Obligations, the termination of this Agreement and the exercise by Administrative Agent or any Lender of any of its rights or remedies under the Loan Documents in any of the Collateral or otherwise.

5.17 [Reserved].

5.18 Healthcare Operations.

(a) Maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Healthcare Facility for its current use, all Healthcare Authorizations necessary under applicable Healthcare Laws (A) to carry on the Healthcare Services furnished by the Borrower or any of its Subsidiaries as they are furnished on the Closing Date, and (B) if the Borrower or any of its Subsidiaries receives or has applied for reimbursements under any Government Reimbursement Program as part of its business, to continue to receive reimbursement thereunder in substantial compliance with all requirements for participation in such Government Reimbursement Programs, except for such requirements which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Cause all Healthcare Authorizations and any other material agreements necessary for the use or operation of the Healthcare Facilities to remain in full force and effect.

(c) Maintain a CCP which addresses the material requirements of applicable Healthcare Laws. Borrower will, and will use commercially reasonable efforts to cause each of its Subsidiaries to, modify such CCPs from time to time, as may be reasonably necessary to maintain material compliance with all applicable Healthcare Laws, except to the extent that the failure to modify such CCPs, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) If any Healthcare Facility is currently accredited by the Joint Commission, use reasonable efforts to (i) maintain such accreditation in good standing and without material limitation or impairment, (ii) timely submit to the Joint Commission a plan of correction for any deficiencies listed on any Joint Commission accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without material limitation or impairment such Joint Commission accreditation.

5.19 Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents; and (b) upon Administrative Agent’s request from time to time therefor (but not to exceed once in any 12-month period unless an Event of Default has occurred and is continuing or as otherwise required or permitted by the terms of the Loan Documents), pay for reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and each other Credit Party, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Administrative Agent.

5.20 CARES Act Provider Relief Payment Covenants.

(a) Medicare Accelerated Payment Covenants. Each Credit Party that received one or more Medicare Accelerated Payments shall cause each Medicare Accelerated Payment to be repaid in full to CMS within the applicable time period required by CMS after the date such Medicare Accelerated Payment was made and otherwise in accordance with the requirements of the Medicare Accelerated and Advance Payment Program.

(b) Payroll Tax Deferral Covenants. Each Credit Party that elects to incur CARES Act Deferred Payroll Taxes shall repay to the applicable Governmental Authority all CARES Act Deferred Payroll Taxes at the times required by the CARES Act and otherwise in accordance with the requirements of the CARES Act.

(c) CARES Act Provider Relief Payment Covenants. Promptly after any Credit Party receives any CARES Act Provider Relief Payment or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program (other than any Medicare Accelerated Payment), (i) notify Administrative Agent of its receipt of such payment, (ii) notify Administrative Agent whether it will return all or any portion of such payment to HHS or other applicable Governmental Authority, and (iii) provide to Administrative Agent such additional information regarding such payment as Administrative Agent may reasonably request. In the event any Credit Party elects to retain all or any portion of one or more CARES Act Provider Relief Payments, such Credit Party shall use the proceeds thereof exclusively for uses that are permitted pursuant to the CARES Act and otherwise comply in all material respects with the terms of the CARES Act.

5.21 Post-Closing Requirements. In any event within the time periods after the Closing Date specified in Schedule 5.21 (or such later date as the Administrative Agent agrees to in writing), deliver the documents or take the actions specified on Schedule 5.21.

ARTICLE 6.

NEGATIVE COVENANTS

The Borrower and each other Credit Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until such time as the Revolving Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations for which a claim has not been made) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, neither the Borrower nor any other Credit Party (other than Holdings) will (or, in the case of Section 6.14, which shall apply solely with respect to Holdings, Holdings will not), nor will it cause or permit any of the Subsidiaries to:

6.1 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except (such exceptions collectively referred to herein as “Permitted Indebtedness”):

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.1(a) and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors thereof, if not the original obligors in respect of such Indebtedness, are Credit Parties;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.4(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement); provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.1(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.1(e), shall not exceed $37,500,000 at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.1(d), not in excess of $37,500,000 at any time outstanding;

(f) Indebtedness constituting single-asset real estate Indebtedness provided by non-Affiliates (including Capital Lease Obligations, but excluding Capital Lease Obligations incurred pursuant to a sale and leaseback transaction permitted hereunder and any HUD Loans) of any Subsidiary secured solely by a Healthcare Facility owned by such Subsidiary (but not secured by any Accounts), and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon (other than interest paid in kind), plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement); provided that (i) at the time of incurrence of such Indebtedness, and after giving pro forma effect thereto, the LTV Ratio of such Indebtedness shall not be less than 75%, calculated utilizing the appraisal actually utilized by the third party lender providing such Indebtedness and (ii) the aggregate principal amount of all such Indebtedness incurred pursuant to this Section 6.1(f) shall not exceed $50,000,000 at any time outstanding (such Indebtedness meeting the criteria of this Section 6.1(f) being referred to herein as “Permitted Real Estate Indebtedness”); provided further that (x) the Net Cash Proceeds of any such Indebtedness shall be applied substantially concurrently with such incurrence to prepay then-outstanding Term Loan Facility Loans to the extent required by the Term Loan Facility Credit Agreement in accordance with the terms of the Term Loan/ABL Intercreditor Agreement, (y) such Subsidiary shall not have or incur any other Indebtedness for borrowed money (other than Government Loans and/or Ordinary Course Loans) and (z) the Equity Interests of such Subsidiary and any direct or indirect parent thereof, as applicable, shall continue to be pledged pursuant to the Security Agreement to the extent such Equity Interest would have been required to be pledged thereunder by the holder of such Equity Interests prior to giving effect to such Indebtedness;

(g) Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) Ordinary Course Loans incurred by any Permitted Joint Venture, any Permitted Syndication Subsidiary, any HUD Loan Borrower and/or any Subsidiary that has incurred Permitted Real Estate Indebtedness; provided that, in each case, if such Person is a Credit Party, such Ordinary Course Loans shall not be secured by any Accounts of a Credit Party;

(i) Indebtedness in respect of Hedging Agreements permitted by Section 6.4(g);

(j) (1) obligations to Administrative Agent, any Lender or any Affiliate of any of the foregoing pursuant to any Cash Management Agreement and (2) other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(k) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(l) [reserved];

(m) Indebtedness incurred to finance, or assumed in connection with, one or more Permitted Acquisitions, and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to the unpaid accrued interest and premium thereon (other than interest paid in kind), plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement plus unused committed amounts), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors thereof, if not the original obligors in respect of such Indebtedness, are Credit Parties;

(n) Indebtedness owed to a seller in a Permitted Acquisition or any other acquisition permitted under Section 6.4, or a Permitted Joint Venture or to a buyer in a disposition permitted under

Section 6.5 that (i) relates to post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items or earnouts or (ii) relates to indemnities granted to the seller or buyer in such transactions;

(o) (1) Permitted Additional Debt in an original principal amount not exceeding the sum of (x) an amount such that, after giving pro forma effect thereto and to the use of the proceeds thereof, the Total Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 5.90 to 1.00 plus (y) $100,000,000 and (2) Permitted Additional Debt that refinances or replaces any existing Permitted Additional Debt of Credit Parties; provided that, in the case of this clause (2), the principal amount of such Permitted Additional Debt is not increased (except by an amount not to exceed (I) the amount of unpaid accrued interest and premium on the existing Permitted Additional Debt so refinanced or replaced (other than interest paid in kind), plus (II) other reasonable amounts paid and fees and expenses incurred in connection with such refinancing or replacement plus unused commitments); provided further, that in each case such Permitted Additional Debt shall otherwise meet the requirements of the definition of “Permitted Additional Debt”;

(p) Indebtedness in the nature of letters of credit issued for the account of the Borrower or any Subsidiary (and related reimbursement obligations) not to exceed an aggregate face amount of $15,000,000;

(q) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted hereunder;

(r) [reserved];

(s) Indebtedness consisting of obligations to pay insurance premiums;

(t) except as otherwise expressly provided herein, Guarantees by Holdings, the Borrower or the Subsidiaries of Indebtedness of Holdings, the Borrower and the Subsidiaries permitted to be incurred hereunder;

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) Indebtedness constituting a term loan credit facility issued under the Term Loan Facility Credit Agreement in an aggregate principal amount at any time outstanding, together with all commitments in respect thereof, not to exceed an amount equal to (x) $732,153,485.07 plus (y) the Incremental Amount plus (z) interest, premium, fees, expenses and indemnification obligations related to the foregoing; provided that (i) any obligor under such Indebtedness shall constitute a Credit Party hereunder and any assets or property pledged to secure such Indebtedness shall constitute Collateral, subject to the Term Loan/ABL Intercreditor Agreement and (ii) such Indebtedness is secured only by Liens permitted under Section 6.2(z);

(z) Indebtedness in the form of loans from the U.S. Department of Housing and Urban Development (the “HUD Loans”); provided that, (u) the borrower of such HUD Loans (the “HUD Loan Borrower”) shall not have or incur any other Indebtedness for borrowed money (other than Government Loans and/or Ordinary Course Loans), (v) no HUD Loan Borrower shall (after giving effect to the closing of the applicable HUD Loan) have any Accounts included in the Borrowing Base, and Borrower shall prepay the Revolving Loans in an amount such that no over-advance pursuant to Section 2.5 shall exist upon the removal of such Accounts from the Borrowing Base, (w) the Net Cash Proceeds of any such HUD Loans shall be applied substantially concurrently with such incurrence to prepay then outstanding Term Loan Facility Loans in accordance with the terms of the Term Loan/ABL Intercreditor Agreement, (x) any such HUD Loan shall be subject to a minimum LTV Ratio of 67.5%, as determined utilizing the valuation methodology from the appraisal, in each case, actually utilized by the U.S. Department of Housing and Urban Development, to set the “value” for its LTV calculation purposes, (y) the Borrower shall deliver to the Administrative Agent such appraisal actually utilized by the U.S. Department of Housing and Urban Development and such other information reasonably requested by the Administrative Agent in connection with such HUD Loan and (z) the Equity Interests of the applicable HUD Loan Borrower shall continue to be pledged pursuant to the Security Agreement to the extent not constituting Excluded Equity Interests prior to giving effect to such HUD Loan;

(aa) Subject to compliance with the terms of Section 5.20 (as applicable), Indebtedness in the form of government backed loans (including through the CARES Act and/or government backed programs administrated by third party lenders) specific to the COVID-19 epidemic (“Government Loans”); provided that (x) the proceeds thereof must be used solely for working capital purposes, including the payment of operating expenses and (y) upon the reasonable request of the Administrative Agent, the Subsidiary incurring such Government Loan shall provide the financial information required to apply for such Government Loans to the Administrative Agent, but in any case, no more frequently than once in any fiscal quarter of the Borrower;

(bb) any Medicare Accelerated Payments; and

(cc) any CARES Act Deferred Payroll Taxes.

It is agreed that, notwithstanding anything to the contrary in this Agreement, no Permitted Joint Venture (to the extent the Borrower has Control over such Permitted Joint Venture) or Permitted Syndication Subsidiary shall be permitted to incur any Indebtedness for borrowed money other than (x) Ordinary Course Loans and (y) Indebtedness permitted pursuant to Section 6.1(f), (z) and (aa).

6.2 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (such exceptions collectively referred to herein as “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth in Schedule 6.2(a); provided that such Liens shall secure only those obligations which they secured on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the Closing Date prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than affixed or incorporated into the property covered by such Lien) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be, and any extensions, renewals, refinancings or replacements of such obligations;

(d) Liens, assessments or governmental charges or claims for Taxes not yet delinquent or which are not required to be paid pursuant to Section 5.3;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not delinquent or which are not required to be paid under Section 5.3;

(f) Liens incurred and pledges and deposits made in the ordinary course of business in connection with any self-retention or self-insurance, or with respect to workmen’s compensation, unemployment insurance, general liability, medical malpractice, professional liability or property insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, rights of first refusal, restrictions on use of real property, minor defects or irregularities in title and other similar charges or encumbrances which, in the aggregate, do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(i) zoning, building codes and other land use laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Borrower or any of the Subsidiaries or any violation of which would not have a Material Adverse Effect;

(j) ground leases in respect of real property on which Healthcare Facilities owned or leased by the Borrower or any of the Subsidiaries are located;

(k) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted hereunder;

(l) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens securing Indebtedness to finance the acquisition, construction or improvement of fixed or capital assets; provided that (i) such security interests secure Permitted Indebtedness, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, construction or improvement, and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary, except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof;

provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender secured by a Lien permissibly incurred pursuant to this Section 6.21(n);

(o) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 9.1(i);

(p) [reserved];

(q) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Domestic Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.1(k);

(r) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off);

(s) Liens on one or more Healthcare Facilities owned or leased by any Subsidiary to secure Permitted Real Estate Indebtedness incurred by such Subsidiary pursuant to Section 6.1(f);

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted hereunder;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(x) Liens securing any Permitted Additional Debt, in accordance with the requirements thereof; provided that, such Liens are junior to the Liens securing the Obligations, and the holders (or agent in respect thereof) of such Permitted Additional Debt enter into an intercreditor agreement in form and substance acceptable Administrative Agent and Borrower (such approvals of Administrative Agent and Borrower not to be unreasonably withheld, conditioned or delayed);

(y) Liens on assets of non-Credit Party Subsidiaries, which secure Indebtedness permitted to be incurred by such Subsidiaries pursuant to this Agreement;

(z) Liens which secure Indebtedness incurred pursuant to Section 6.1(y); provided that such Liens shall be subject to the Term Loan/ABL Intercreditor Agreement;

(aa) Liens on the real estate securing HUD Loans permitted by Section 6.1(z) (including Liens resulting from the pre-funding of interest with respect to such HUD Loans), in accordance with the requirements thereof; and

(bb) Liens securing Government Loans permitted by Section 6.1(aa), in accordance with the requirements thereof; provided that to the extent such Liens are secured by the Collateral, such Liens are junior to the Liens securing the Obligations.

6.3 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by, and made in accordance with, Section 6.5, (b) any Capital Lease Obligations, Synthetic Lease Obligations, Permitted Real Estate Indebtedness or Liens arising in connection therewith are permitted by Sections 6.1 and 6.2, as the case may be and (c) such arrangement, including the person to whom the sale or transfer of such property is made, does not involve any person that is an Affiliate of Holdings, the Borrower or a Subsidiary.

6.4 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the Closing Date in the Borrower and the Subsidiaries, (ii) additional investments by the Borrower and the Subsidiaries in the Borrower and the Subsidiaries and (iii) additional investments by the Borrower and the Subsidiaries in Permitted Joint Ventures (subject to the limitations on such investments referred to in the definition of the term “Permitted Joint Ventures”); provided that (x) any Equity Interests held by a Credit Party shall be pledged to the extent required by Section 5.12 and the Security Agreement and (y) any such investments made pursuant to clause (ii) above made by a Credit Party to a Subsidiary that is not a Credit Party, may only be made if (A) no Default or Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such investments made by Credit Parties in Subsidiaries that are not Credit Parties and outstanding at any time (without regard to any write-downs or write-offs thereof, and valued net in the case of intercompany loans and transferred liabilities and returned amounts) shall not exceed $25,000,000 at any time outstanding after the Closing Date;

(b) Permitted Investments;

(c) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system (including with respect to intercompany self-insurance arrangements), (ii) loans or advances made by the Borrower or any of the Subsidiaries to a Permitted Syndication Subsidiary for working capital needs evidenced by a promissory note that is pledged to the Administrative Agent so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor, and (iii) loans or advances made by the Borrower to any Subsidiary and by any Subsidiary to the Borrower or any other Subsidiary; provided, however, that, in the case of clauses (ii) or (iii), (x) any such loans and advances made by a Credit Party that are evidenced by a promissory note shall be pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Security Agreement (and any such loans and advances made by a Credit Party to a Subsidiary that is not a Credit Party shall be so evidenced and pledged) and (y) any such loan or advance made by a Credit Party to a Subsidiary that is not a Credit Party shall be subject to the requirements and limitations described in clause (y) of the first proviso to Section 6.4(a), except to the extent that (1) such loan or advance shall be secured by a fully perfected, first-priority Lien on substantially all of the assets of the recipient of such loan or advance and its subsidiaries (in each case of a type that would have constituted Collateral if such recipient were party to the applicable Collateral Documents) and (2) such Lien is collaterally assigned to the Administrative Agent for the benefit of the Secured Parties, all on terms reasonably satisfactory to the Administrative Agent;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their and Holdings’ respective employees, officers, consultants and agents (including payroll advances, travel and entertainment advances and relocation loans in the ordinary course of business to employees, officers and agents of Holdings, the Borrower or any such Subsidiary (or to any physician or other healthcare professional associated with or agreeing to become associated with the Borrower or any Subsidiary or any Healthcare Facility owned or leased or operated by the Borrower or any Subsidiary (“Health Care Associates”)));

(f) Guarantees to third parties made in the ordinary course of business in connection with the relocation of employees or agents of Health Care Associates of the Borrower or any of the Subsidiaries;

(g) the Borrower and the Subsidiaries may enter into Hedging Agreements in the ordinary course of business that are not speculative in nature;

(h) the Borrower or any Subsidiary may acquire (including by any lease that contains upfront payments and/or buyout options) all or substantially all the assets of a person or line of business of such person, or directly acquire and beneficially own (and retain the right to vote) more than 50% of the aggregate ordinary voting power and aggregate equity value represented by the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires or leases such person, division or line of business (referred to herein as the “Acquired Entity”); provided that (i) as of the consummation thereof, such acquisition shall have been approved by the board of directors of the Acquired Entity; (ii) the Acquired Entity shall be in a similar, related, incidental or complementary line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) [reserved], (B) if the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.4(h) after the Closing Date (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall exceed $50,000,000 in the aggregate (excluding the total consideration paid in respect of Permitted Acquisitions listed on Schedule 6.4(h) and consideration consisting of, or funded with the proceeds of, Qualified Capital Stock), then the Borrower would be in compliance with the covenant set forth in Section 7.1 (whether or not a Covenant Trigger Period is otherwise in effect) on the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.4(h) occurring after such period) as if such transaction had occurred as of the first day of such period, (C) [reserved], (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Collateral Documents within a period after consummation of such transaction agreed to by the Administrative Agent (other than, in each case, any Captive Insurance Subsidiary), and (E) the aggregate consideration paid in connection with all such acquisitions of Acquired Entities that become Foreign Subsidiaries (or, in the case of an acquisition of assets, such assets are not directly acquired by Credit Parties), shall not exceed $10,000,000 (any acquisition of an Acquired Entity meeting all the applicable criteria of this Section 6.4(h) being referred to herein as a “Permitted Acquisition”);

(i) Permitted Joint Ventures;

(j) investments in a Permitted Syndication Subsidiary in connection with a Permitted Syndication Transaction made pursuant to Section 6.5(b);

(k) [reserved];

(l) the Borrower or any of the Subsidiaries may acquire and hold Accounts owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(m) investments to the extent that payment for such investments is made with substantially concurrent (and in any event, within 60 days) issuances of or the cash proceeds from the issuance of Equity Interests after the Closing Date of Holdings or any parent thereof and to the extent such proceeds are not included in the calculation of the Available Amount;

(n) extensions of trade credit and purchases of equipment and inventory in the ordinary course of business;

(o) [reserved];

(p) investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(q) investments by the Borrower and the Subsidiaries in any Captive Insurance Subsidiary in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed (plus any excess capital generated as a result of any such prior investment that would result in an unfavorable tax or reimbursement impact if distributed), and other investments in any Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

(r) investments by any Captive Insurance Subsidiary;

(s) investments in any Captive Insurance Subsidiary in connection with a push down by the Borrower of insurance reserves;

(t) investments held by a person (including by way of acquisition, merger or consolidation) after the Closing Date otherwise in accordance with this Section 6.4 to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u) investments in minority interests existing on the Closing Date;

(v) [reserved];

(w) investments representing the non-cash portion of the consideration received for an Asset Sale or other asset disposition permitted under Section 6.5;

(x) [reserved];

(y) investments made using the Available Amount;

(z) in addition to investments permitted by paragraphs (a) through (y) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate outstanding amount of investments, loans and advances pursuant to this paragraph (z) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $37,500,000 in the aggregate at any time outstanding; and

(aa) additional investments so long as, at the time of and after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 4.00 to 1.00.

It is understood and agreed that, in the event that any investment is made by the Borrower or any Subsidiary in any person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of this Section 6.4. In addition, (x) the aggregate amount of investments made by Credit Parties in Subsidiaries that are not Credit Parties (other than investments in such Subsidiaries made in the ordinary course of business for cash management purposes (including with respect to intercompany self-insurance arrangements)) pursuant to Sections 6.4(a), 6.4(h), 6.4(j), 6.4(y), 6.4(z), 6.4(aa), together with Asset Sales by Credit Parties to Subsidiaries that are not Credit Parties pursuant to Section 6.5(b) (other than any Asset Sale made pursuant to Section 6.5(b)(i)) shall not exceed $25,000,000 at any time outstanding (the “Non-Credit Party Cap”) and (y) such investments in Subsidiaries that are not Credit Parties pursuant to clause (x) of this sentence shall not be permitted unless such investment is made for a legitimate business purpose (as determined by the Borrower in good faith).

6.5 Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary (other than pursuant to any Permitted Interest Transfer, any Permitted Joint Venture or transfers of Equity Interests of any Subsidiary to a Credit Party or by a Subsidiary that is not a Subsidiary Guarantor to any Subsidiary or transfers of Equity Interests of a Subsidiary that remains a Subsidiary Guarantor after giving effect to such transfer), or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (w) the Borrower may merge with any other person; provided that (1) the Borrower shall be the continuing and surviving person or the continuing or surviving person shall expressly assume the obligations of the Borrower including all of the obligations under this Agreement and the other Loan Documents, in a manner reasonably acceptable to the Administrative Agent, and (2) the Borrower or such continuing or surviving person, as applicable, remains organized under the laws of the United States, any state thereof or the District of Columbia, (x) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that (A) if any party to any such transaction is a Credit Party, the surviving entity of such transaction shall be a Credit Party and (B) to the extent any person other than the Borrower or a wholly owned Subsidiary receives any consideration in connection therewith, then such transaction shall be considered as an investment under the applicable paragraph of Section 6.4) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions or any other investment, loan or advance permitted pursuant to Section 6.4 (including by merger), and may enter into Permitted Joint Ventures.

(b) Make any Asset Sale otherwise permitted under paragraph (a) above unless such Asset Sale is:

(i) (A) of assets other than Accounts (unless such Accounts are being sold, transferred or disposed of as part of the sale, transfer or disposition of a Subsidiary (or all or substantially all of the assets thereof), a Healthcare Facility or other line of business pursuant to this Section 6.5(b)(i)) and (B) for consideration that is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of; provided that at least 75% of such consideration is cash, cash equivalents or Permitted Investments; provided, further, that the net cash proceeds thereof are applied in accordance with the terms of the Term Loan Facility Credit Agreement and the Term Loan/ABL Intercreditor Agreement; provided, further that (i) at least five (5) Business Days prior any to sale transfer or disposal pursuant to this Section 6.5(b)(i) of Accounts that would otherwise qualify as Eligible Accounts, Borrower shall provide to Administrative Agent (A) written notice of such Asset Sale and (B) a calculation of the amount, if any, by which the Borrowing Base shall be reduced (such amount, the “Borrowing Base Reduction”) after giving effect to such Asset Sale, (ii) in the event that the Borrowing Base immediately after giving effect to such Asset Sale is less than $135,000,000, the Revolving Commitment shall, upon Administrative Agent’s written request, be reduced by an amount equal to eighty percent (80%) of the Borrowing Base Reduction, which reduction shall be accompanied by the payment of any applicable Early Termination Fee, and (iii) Borrower shall prepay the Revolving Loans in an amount such that no over-advance pursuant to Section 2.5 shall exist after giving effect to the reductions in the Borrowing Base and Revolving Commitment contemplated hereby; provided, further, that no reduction in the Revolving Commitment shall be required pursuant to the foregoing subclause (ii) to the extent that the aggregate Borrowing Base Reductions under this Section 6.5(b)(i) and Section 6.5(b)(v) (other than Borrowing Base Reductions that have resulted in a corresponding reduction in the Revolving Commitment pursuant to the foregoing subclause (ii)) do not exceed $7,500,000;

(ii) [reserved];

(iii) a Syndication Transaction, provided that the aggregate amount or value of the consideration received by any Permitted Syndication Subsidiary and/or the Borrower and the other Subsidiaries from third parties in connection with such Syndication Transaction (or series of Syndication Transactions), except for the Syndication Transactions listed on Schedule 6.5(b) (the “Syndication Proceeds”), when added to the aggregate Syndication Proceeds from all previous Permitted Syndication Transactions on or after the Closing Date does not exceed $30,000,000 (any Syndication Transaction meeting the criteria of this Section 6.5(b)(iii) being referred to herein as a “Permitted Syndication Transaction”);

(iv) any Permitted Interest Transfer;

(v) for the sale or other disposition consummated by the Borrower or any of the Subsidiaries after the Closing Date of assets constituting a subsidiary or business unit or units of the Borrower or the Subsidiaries (including a Healthcare Facility) or the interest of the Borrower or the Subsidiaries therein; provided that (x) such sale or other disposition shall be made for fair value on an arm’s-length basis, and (y) the consideration received for such sale or other disposition constitutes or would constitute a Permitted Acquisition, Permitted Joint Venture or Permitted Syndication Subsidiary in accordance with the definition thereof; provided, further that (i) at least five (5) Business Days prior any to sale transfer or disposal pursuant to this Section 6.5(b)(v) of Accounts that would otherwise qualify as Eligible Accounts, Borrower shall provide to Administrative Agent (A) written notice of such Asset Sale and (B) a calculation of the Borrowing Base Reduction, if any, giving effect to such Asset Sale (ii) in the event that the

Borrowing Base immediately after giving effect to such Asset Sale is less than $135,000,000, the Revolving Commitment shall, upon Administrative Agent’s written request, be reduced by an amount equal to eighty percent (80%) of the Borrowing Base Reduction, which reduction shall be accompanied by the payment of any applicable Early Termination Fee, and (iii) Borrower shall prepay the Revolving Loans in an amount such that no over-advance pursuant to Section 2.5 shall exist after giving effect to the reductions in the Borrowing Base and Revolving Commitment contemplated hereby; provided, further, that no reduction in the Revolving Commitment shall be required pursuant to the foregoing subclause (ii) to the extent that the aggregate Borrowing Base Reductions under this Section 6.5(b)(v) and Section 6.5(b)(i) (other than Borrowing Base Reductions that have resulted in a corresponding reduction in the Revolving Commitment pursuant to the foregoing subclause (ii)) do not exceed $7,500,000;

(vi) the Borrower and the Subsidiaries may abandon, allow to lapse or otherwise dispose of intangible property that the Borrower or such Subsidiary shall determine in its reasonable business judgment is immaterial to the conduct of its business;

(vii) forgiveness of any loans or advances made pursuant to Section 6.4(e);

(viii) transfers of property subject to casualty or a condemnation proceeding;

(ix) Restricted Payments permitted pursuant to Section 6.6;

(x) a disposition of assets, whether of real or personal property, by the Borrower or any Subsidiary (whether of real or personal property), including to any Governmental Authority, in connection with the closure of a Healthcare Facility in an amount not to exceed $10,000,000 in any fiscal year; or

(xi) any investment, loan or advance permitted pursuant to Section 6.4.

For the purposes of Section 6.5(b)(i), the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or a Subsidiary (other than subordinated Indebtedness of the Borrower or a Subsidiary Guarantor) and the release of the Borrower or such Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale;

(ii) securities, notes or other obligations received by the Borrower or any Subsidiary of the Borrower from the transferee that are converted by the Borrower or such Subsidiary into cash or cash equivalents (including Permitted Investments) within 180 days following the closing of such Asset Sale;

(iii) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of the Borrower (other than subordinated Indebtedness) received after the Closing Date from persons who are not the Borrower or any Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed $20,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(vi) Any Asset Sale made pursuant to this Section 6.5(b) (other than any Asset Sale made pursuant to Section 6.5(b)(i)) by a Credit Party to a Subsidiary that is not a Credit Party, including pursuant to a Permitted Syndication Transaction or Permitted Interest Transfer, together with the investments specified in clause (x) of the last sentence of Section 6.4, shall not exceed in the aggregate, the Non-Credit Party Cap.

6.6 Restricted Payments; Restrictive Agreements.

(a) Declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement); provided, however, that:

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) [reserved];

(iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, and subject to compliance with the RP Leverage Condition, the Borrower may repurchase its (or send up a distribution to allow a parent company to repurchase its) respective Equity Interests owned by current or former employees, directors or consultants of Holdings, the Borrower or the Subsidiaries (or any parent company) or make payments to employees, directors or consultants of Holdings, the Borrower or the Subsidiaries (or any parent company) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans, in an aggregate amount not to exceed $10,000,000 in any fiscal year;

(iv) [reserved];

(v) [reserved];

(vi) the Borrower may net shares under employee benefits plans to settle option price payments owed by employees and directors with respect thereto and to settle employees’ and directors’ Federal, state and income tax liabilities (if any) related thereto;

(vii) so long as (A) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (B) at the time of and after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 4.25 to 1.00, the Borrower may make other Restricted Payments in an amount not to exceed the Available Amount at the time such Restricted Payment is made;

(viii) payments, dividends or distributions to finance payments permitted by Section 6.7(vi);

(ix) so long as (A) no Event of Default or Default shall have occurred and be continuing, or would result therefrom and (B) at the time of and after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 3.00 to 1.00, the Borrower may make other Restricted Payments;

(x) the Borrower or any Subsidiary may make a payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the RP Leverage Condition and all other provisions of this Agreement;

(xi) subject to compliance with the RP Leverage Condition, the Borrower or any Subsidiary may make a purchase, repurchase, redemption, defeasance or other acquisition or retirement of preferred Equity Interests made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent (and in any event, within 60 days) sale of, preferred Equity Interests of Holdings or the Borrower (other than Disqualified Stock and other than preferred Equity Interests sold to a Subsidiary) or a substantially concurrent (and in any event, within 60 days) contribution to the equity (other than through the issuance of Disqualified Stock or by preferred Equity Interests sold to any Subsidiary) of Holdings or the Borrower;

(xii) the Borrower may make payments to holders of Equity Interests of Holdings (or any parent company) or the Borrower in lieu of the issuance of fractional shares of such Equity Interests, provided, however, that any such payment shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Equity Interests (as determined in good faith by the board of directors of the Borrower);

(xiii) the Borrower or any Subsidiary may make purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Equity Interests represent a portion of the exercise price thereof; and

(xiv) payments, dividends or distributions to the extent that such payment, dividend or distribution is made with issuances of or the cash proceeds from the issuance of Equity Interests after the Closing Date of Holdings or any parent thereof and to the extent such proceeds are not included in the calculation of the Available Amount.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary (other than any Permitted Joint Venture Subsidiary) to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary (other than any Permitted Joint Venture Subsidiary) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary Guarantor or to Guarantee Indebtedness of the Borrower or any Subsidiary Guarantor; provided (x) that the foregoing shall not apply to restrictions and conditions (A) imposed by law or by any Loan Document, (B) contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (C) imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) imposed pursuant to other Indebtedness incurred pursuant to Section 6.1 with such encumbrances and restrictions that, taken as a whole, are not more restrictive than the terms hereof, (E) [reserved], (F) on Permitted Joint Ventures or other joint ventures permitted under Section 6.4 and Permitted Syndication Subsidiaries imposed by the terms of the agreements governing the same, (G) applicable to an Acquired Entity at the time such Acquired Entity became a Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Acquired Entity becoming a Subsidiary and apply only to such Acquired Entity and (H) contained in the Term Loan Facility Credit Agreement or the other Term Loan Facility Loan Documents; provided that such restrictions and conditions are no more onerous than those set forth in the Term Loan Facility Loan Documents in effect on the Closing Date; and (y) clause (i) of the foregoing shall not apply to restrictions or conditions (A) that are customary provisions in leases and other contracts restricting the assignment thereof and any right of first refusal and (B) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

6.7 Transactions with Affiliates. Except for transactions between or among the Borrower and its Subsidiaries or described on Schedule 6.7, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) the Borrower or any Subsidiary may engage in any of the foregoing transactions on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) Holdings, the Borrower and the Subsidiaries may make (x) investments, loans and advances and (y) Restricted Payments, permitted by Section 6.4 and Section 6.6, respectively, (iii) [reserved], (iv) any issuance of Equity Interests otherwise permitted hereunder, (v) any issuance of Equity Interests, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or indemnities provided on behalf of employees or directors and approved by the board of directors or senior management of the Borrower (or any parent company thereof), and (vi) the payment of reasonable and documented (x) management, board, monitoring, consulting and advisory fees to directors of the Borrower (or any parent company thereof) and the Subsidiaries or members of any advisory board of the Borrower (or any parent company thereof) who are not employees of the Borrower or the Subsidiaries in an aggregate amount not to exceed $1,000,000 per fiscal year and (y) customary indemnities and out-of-pocket expenses, in each case to members of the board of directors or members of any advisory board of the Borrower, Holdings or any direct or indirect parent of Holdings.

6.8 Business of the Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably similar, incidental or complementary thereto and reasonable extensions thereof.

6.9 Other Indebtedness.

(a) Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any subordinated Material Indebtedness of the Borrower or any of the Subsidiaries (other than the Term Loan Facility Credit Agreement and the other Term Loan Facility Loan Documents) is outstanding if the effect of such waiver, supplement, modification or amendment would materially increase the obligations of the obligor (except as permitted by this Agreement) or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Lenders;

(b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Junior Debt (other than intercompany Indebtedness); provided, however, that the Borrower or any Subsidiary may redeem, repurchase, retire or otherwise acquire for consideration (i) Junior Debt for an aggregate price not in excess of $15,000,000, (ii) Junior Debt with the proceeds of or in exchange for (A) Junior Debt that is permitted pursuant to Section 6.1 and is subordinated on terms not materially less advantageous to the Lenders than those of the Indebtedness being redeemed, repurchased, retired or otherwise acquired for consideration or (B) the substantially concurrent (and in any event, within 60 days) issuance of Equity Interests of Holdings or any parent thereof after the Closing Date and to the extent the proceeds of such issuance are not included in the calculation of the Available Amount, (iii) Junior Debt so long as (A) the amount paid in respect thereof does not exceed the Available Amount at the time paid and (B) after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 4.75 to 1.00, or (iv) Junior Debt so long as, at the time of and after giving effect thereto, the Secured Net Leverage Ratio for the most recent Test Period on a pro forma basis shall not be greater than 3.50 to 1.00.

(c) Nothing in this Section 6.9 shall limit or otherwise prohibit (x) the making (and any payment in connection therewith) of any “change of control offer” (or equivalent term) in accordance with Section 9.1(f) and (y) the redemption, repurchase, retirement, repayment or prepayment of any Government Loan in accordance with and/or pursuant to the terms of the CARES Act or any other applicable government backed program pursuant to which such Government Loan was made.

6.10 Practice Guarantees. Enter into Practice Guarantees with a term of 30 months or longer in an aggregate amount in excess of $37,500,000 in effect at any time with respect to all such Practice Guarantees.

6.11 Lockbox Instructions. (a) Amend or terminate any instruction or agreement regarding any Lockbox Account or change the cash management structure in any material respect after the delivery by Administrative Agent of a notice of exclusive control (in compliance with the terms hereof) without the written consent of Administrative Agent, (b) fail to forward any Collections to the applicable Lockbox Accounts as required under Section 2.4(b), or (c) direct any Third-Party Payor to make a payment in respect of any Account to any place or account other than a Lockbox Bank Collection Account or a Lockbox Account (to the extent such directions are not reversed within three (3) Business Days);

6.12 Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31; provided that, the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.13 Healthcare Matters. Each Credit Party shall not suffer or permit to occur any of the following:

(a) any pledge or hypothecation of any Healthcare Authorization as collateral security for any Indebtedness other than Indebtedness to Administrative Agent and Permitted Indebtedness incurred under the Lease Documents; or

(b) any rescission, withdrawal, revocation, amendment or modification of or other material alteration to the nature, tenor or scope of any Healthcare Authorization necessary for the conduct of such Credit Party’s business without Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.14 Holdings Covenant.

(a) Solely in the case of Holdings, own or acquire any material assets or engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of the Borrower, (ii) the maintenance of its corporate existence and activities incidental thereto under the Loan Documents, provided that (x) Holdings may change its form of organization, so long as (A) it is organized under the laws of the United States, any State thereof or the District of Columbia and (B) its Guarantee of the Obligations and the Lien on or security interest in any Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change and (y) Holdings may merge or amalgamate with any other person if Holdings is the continuing or surviving corporation or if the person formed by or surviving any such merger or consolidation is not Holdings (any such person, the “Successor Holding Company”), (A) no Default or Event of Default shall result therefrom, (B) the Successor Holding Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (C) the Successor Holding Company shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) the Collateral owned by or transferred to the Successor Holding Company (including the voting Equity Interests of the Borrower) shall (1) continue to constitute Collateral under the Collateral Documents, (2) be subject to the First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties in accordance with the Collateral Documents, and (3) not be subject to any Lien other than Liens securing Indebtedness permitted under the Loan Documents and as permitted by Section 6.2, (E) in each case except as otherwise permitted by the Loan Documents, the property and assets of the Person which is merged or consolidated with or into the Successor Holding Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Holding Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Collateral Documents and (F) the Successor Holding Company shall deliver to the Administrative Agent all information as may be reasonably requested by the Administrative Agent to satisfy any applicable “know your customer” requirements; provided further, that if the foregoing are satisfied, the Successor Holding Company will succeed to, and be substituted for, Holdings under this Agreement (including for purposes of the definition of a Change in Control), (iii) activities required to comply with applicable laws, (iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, in each case, to the extent permitted hereunder, (v) the receipt of Restricted Payments and the making of Restricted Payments and other transactions between Holdings and the Borrower permitted under Article VI, (vi) to the extent not otherwise covered by the other clauses of this Section 6.14, any of the activities of Holdings referred to in Section 6.6, (vii) compliance with its obligations under the Loan Documents, (viii) in connection with, and following the completion of, a Qualifying IPO, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ common stock and the continued existence of Holdings as a public company, (ix) the purchase of Indebtedness under this Agreement and other activities incidental to the consummation of the Transactions, including the formation and maintenance of special purpose vehicle entities and the making of or maintenance of intercompany loans and/or investments incidental to the Transactions, in each case, to the extent permitted hereunder, (x) providing indemnification to officers and directors and as otherwise permitted under Article 6 and (xi) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

(b) Solely in the case of Holdings, create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) Indebtedness created under the Loan Documents, or any guarantees of other Indebtedness of the Borrower and the Subsidiary Guarantors that is not prohibited hereunder and (ii) liabilities imposed by law, including Tax liabilities, and other liabilities incidental to its existence and permitted business and activities (including the guarantee of obligations the Borrower and/or any of their Subsidiaries in the ordinary course).

(c) Solely in the case of Holdings, create, incur, assume or permit to exist any Lien (other than Liens under the Loan Documents or non-consensual Liens of the type permitted under Section 6.2) on any of the Equity Interests issued by the Borrower to Holdings.

6.15 Managers; Management Agreements. Borrower and each other Credit Party shall not enter into any Management Agreements or otherwise engage any Manager that is a non-Affiliate of the

Credit Parties without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed. The covenants, agreements and restrictions contained in this Section 6.15 are solely for the purposes of assuring that the Healthcare Facilities are managed and operated in a first-class manner consistent with Healthcare Laws and the preservation and protection of the Healthcare Facilities as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Healthcare Facilities upon Administrative Agent, or make Administrative Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Healthcare Facilities. Upon entering into a Management Agreement in accordance with this Section 6.15, Borrower shall not substitute or replace any Manager or make or consent to any modification, amendment, assignment, termination or cancellation of any Management Agreement or suffer or permit any material breach or default to occur in any of Borrower’s obligations under the applicable Management Agreement, nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement thereof. The Credit Parties shall not (i) enter into any agreement, other than a Management Agreement providing for the management or operation of any Healthcare Facility by any other Person other than a Credit Party, (ii) consent to the assignment by any Manager of its interest under any Management Agreement or (iii) waive or release any of its rights and remedies under any Management Agreement, in each case, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.

6.16 IRS Form 8821. Borrower and each other Credit Party shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to Section 3.2.

ARTICLE 7.

FINANCIAL COVENANTS

7.1 Consolidated Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (a) Consolidated EBITDA less the sum of unfinanced Capital Expenditures during such period (in any case, (x) excluding Capital Expenditures financed (i) by a third party or (ii) with the proceeds of any loans (other than Revolving Loans and other than loans made by Holdings, the Borrower or any Subsidiary) and (y) including Capital Expenditures financed with the proceeds of the Revolving Loans), calculated for the Test Period ending on each such date, to (b) Consolidated Fixed Charges calculated for the Test Period ending on each such date (the “Consolidated Fixed Charge Coverage Ratio”) as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2021, to be less than 1.00 to 1.00, to be tested quarterly on a trailing four (4) Fiscal Quarter basis on the last day of each Fiscal Quarter ending during a Covenant Trigger Period.

7.2 Minimum Liquidity. The Credit Parties shall not permit Minimum Liquidity to be less than (a) $35,000,000 at all times during the period beginning on the Closing Date and ending on December 31, 2020, and (b) $25,000,000 at all times during the period beginning on January 1, 2021 and ending on September 30, 2021.

ARTICLE 8.

NOTICES AND REPORTING

8.1 Notices. All notices, consents, approvals and requests required or permitted under this Agreement or any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loans) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Administrative Agent: Credit Suisse AG, New York Branch, 11 Madison Avenue, New York, New York 10010, Attn: Patrick Hart; spf-sector.conduit-reports@credit-suisse.com with a copy to: Sector Financial Inc., 5404 Wisconsin Avenue, Suite 410, Chevy Chase, Maryland 20815, Attn: Healthcare Portfolio Manager

with a copy to: Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, TN 37219, Attn: Gerald Mace.

If to Holdings or Borrower: Quorum Health Corporation, 1573 Mallory Lane, Suite 100, Brentwood, Tennessee 37027, Attention of Alfred Lumsdaine, Email: Alfred_Lumsdaine@QuorumHealth.com

with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention of Melissa Hutson, Email: Melissa.Hutson@Kirkland.com.

A Notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, at the time of delivery.

8.2 Required Notices from Credit Parties. Borrower shall promptly, and in any event within five (5) Business Days after any Credit Party or any Authorized Officer of any Credit Party obtains knowledge thereof, provide written Notice to Administrative Agent and each Lender of any of the following:

(a) the occurrence of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings, the Borrower or any Subsidiary or any of its properties, assets or businesses that could reasonably be expected to result in a Material Adverse Effect;

(c) any judgment (unless such judgment is fully and unconditionally covered by insurance), Lien (other than Permitted Liens), levy or order, in each case, as applicable, requiring payment in excess of $5,000,000 or subject to a Permitted Contest;

(d) [reserved];

(e) any event or occurrence that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) (i) the receipt of any written notice or request from any Governmental Authority or Government Reimbursement Program regarding any liability or claim of liability in an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate, (ii) the Borrower or any other Credit Party becoming a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (iii) the Borrower or any other Credit Party becoming subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental

Authority, (iv) the Borrower or any other Credit Party becoming a defendant in any qui tam/False Claims Act litigation, or (v) the Borrower or any other Credit Party being served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any federal or state enforcement agency relating to an investigation; and

(g) (i) any termination or de-certification, (ii) the denial, refusal to issue or renew, termination or suspension of any Healthcare Authorizations (including the Healthcare Facility license or Medicare or Medicaid provider agreement), or (iii) any “Immediate Jeopardy” (as such term is customarily used) Citation or other written notification; provided that notice of any item identified in this clause (g) shall be given to Administrative Agent within five (5) calendar days after any Credit Party or any Authorized Officer of a Credit Party obtains knowledge thereof.

8.3 Borrowing Base Certificates. Each time a Revolving Loan is requested and, in any event and regardless of whether a Revolving Loan is being requested, (x) not later than twenty (20) days after the close of business of each month during the Availability Period or (y) at Administrative Agent’s request, not later than Thursday of each week during the continuation of a Cash Dominion Event during the Availability Period, Borrower shall deliver to Administrative Agent: (A) a Borrowing Base Certificate in form and substance satisfactory to Administrative Agent and signed by an Authorized Officer of Borrower, (B) an aging of accounts receivable for Borrower in form and substance satisfactory to Administrative Agent, and (C) such other information in respect of Eligible Accounts, Supplemental Program Eligible Accounts and other Collateral as Administrative Agent may reasonably request, all prepared in accordance with GAAP and in a form reasonably satisfactory to Administrative Agent.

8.4 Financial Statements, Compliance Certificates and Projections. Borrower shall furnish to the Administrative Agent, which shall furnish to each Lender:

(a) Quarterly.

(i) Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or with respect to the first three applicable Fiscal Quarters ending after the Closing Date, within seventy-five (75) days following the end of each such Fiscal Quarter), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such subsidiaries during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments, and accompanied by a customary management discussion and analysis; and

(ii) No later than sixty (60) days after the last day of each Fiscal Quarter (or with respect to the first three applicable Fiscal Quarters ending after the Closing Date, within seventy-five (75) days following the end of each such Fiscal Quarter), a Compliance Certificate executed by a Financial Officer.

(b) Annually.

(i) Within ninety (90) days after the end of each Fiscal Year (or with respect to the Fiscal Year ended December 31, 2020, within 120 days following the end of such Fiscal Year), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such subsidiaries during such Fiscal Year, together with comparative figures for the immediately preceding Fiscal Year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing, and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) any actual failure to satisfy a financial maintenance covenant under this Agreement or under the Term Loan Facility Credit Agreement, (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period under this Agreement or under the Term Loan Facility Credit Agreement or (C) an upcoming maturity date of any debt incurred under this Agreement or under the Term Loan Facility Credit Agreement)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP and accompanied by a customary management discussion and analysis; and

(ii) Within 120 days after the beginning of each Fiscal Year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget.

(c) Concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a certificate of a Financial Officer of the Borrower Representative (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Article 7 and, with respect to any Permitted Acquisition consummated during the preceding quarter for total consideration in excess of $25,000,000, Section 6.4(h), (C) setting forth the identity and value of any Healthcare Facility acquired in fee by the Borrower or any Subsidiary during the preceding quarter and not previously identified to the Administrative Agent if the fair market value thereof is in excess of $5,000,000, (D) upon Administrative Agent’s written request therefor, setting for a reconciliation of accounts receivable to the balance of accounts receivables in Borrower and each other Credit Party’s general ledgers and (E) solely with respect to the delivery of financial statements required by paragraph (b) above, either confirming that there has been no change in the information set forth in paragraphs 1, 2, 4, 5, 6 and 7 of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 8.4(c) and/or identifying such changes and (ii) evidence reasonably satisfactory to Administrative Agent (which includes reports prepared by Borrower’s payroll service provider and describing such taxes) that all federal and state taxes of the Credit Parties (including payroll taxes), if any, have been paid in full (to the extent such federal and state taxes are due) (for the avoidance of doubt, reports prepared by Borrower’s payroll service provider and describing such taxes, together with an IRS Form 941 of the Credit Parties, shall be satisfactory to Administrative Agent and satisfy this clause (ii) with respect to payroll taxes).

8.5 Lender Calls. Quarterly upon request by the Administrative Agent, at a time mutually agreed with the Administrative Agent that is after the delivery of the information required pursuant to Sections 8.4(a) and 8.4(b) above, to participate in a conference call for Lenders to discuss the results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Sections 8.4(a) and 8.4(b) above.

8.6 Other Reports. Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(b) promptly after the request by any Lender (made through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(c) promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower may request with respect to any Multiemployer Plan to which the Borrower or any of its ERISA Affiliates contributes and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower may request with respect to any Multiemployer Plan to which the Borrower or any of its ERISA Affiliates contributes; provided that if the Borrower has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

8.7 Information Regarding Collateral. Furnish to the Administrative Agent prompt (and in any event, not later than 10 days prior to such change) written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s jurisdiction of organization or formation, (iii) in any Credit Party’s identity or corporate structure or (iv) in any Credit Party’s Federal Taxpayer Identification Number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Credit Parties also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

8.8 [Reserved].

8.9 Protected Health Information. All written information, reports, statements and other papers and data furnished by or on behalf of Borrower and each other Credit Party to Administrative Agent shall be furnished by Borrower and each other Credit Party in material compliance with all Applicable Laws regarding the use and/or disclosure of patient health information in order to comply with all Applicable Laws governing the security, integrity, and confidentiality of patient health information, including, but not limited to, regulations, standards and rules promulgated under the HIPAA. Borrower and each other Credit Party agrees not to include or disclose any “protected health information” in any such information, reports, statements and other papers or data furnished by or on behalf of Borrower and each other Credit Party to Administrative Agent and further agrees to indemnify Administrative Agent pursuant to Section 5.16 for any Indemnified Liabilities Administrative Agent may incur as a result of the provision of any “protected health information” by any Credit Party to Administrative Agent.

ARTICLE 9.

DEFAULTS AND REMEDIES

9.1 Events of Default. An “Event of Default” shall exist under this Agreement if any of the following shall occur:

(a) any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which it was made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Sections 5.1(a) (with respect to the Borrower only), 5.4(a) (only with respect to the second sentence thereof), 5.5, 5.12, 5.20, Article 6 or in Article 7 (provided that any Event of Default under Section 7.1 shall be subject to cure pursuant to Section 9.14) or in Section 8.2(a);

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period), (ii) any breach or default by Holdings, the Borrower or any Subsidiary with respect to any other term of any Term Loan Facility Loan Documents (after giving effect to any grace period) except any breach of any financial covenant thereunder, or (iii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Agreement the obligations under which constitute Material Indebtedness; provided that (A) this clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, and (B) for the avoidance of doubt, a requirement to make a mandatory offer to repurchase under the terms of any Indebtedness of any person acquired by the Borrower or any of its Subsidiaries pursuant to any Permitted Acquisition as a result of a “change of control” (or equivalent term) shall not constitute a Default or an Event of Default under this clause (iii) so long as the Borrower or the applicable Subsidiary complies with the provisions of such Indebtedness that are applicable as a result of such acquisition (including by consummating any required “change of control offer” (or equivalent term) for such Indebtedness); provided further that this clause (f) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 9;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof (not paid or fully covered by insurance) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of the Threshold Amount;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or Holdings, Borrower or any Subsidiary Guarantor shall deny in writing that it has any further liability under this Agreement or any other applicable Guaranty (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Collateral Document with respect to any Collateral with an aggregate fair market value in excess of the Threshold Amount (or, with respect to Accounts, in excess of $5,000,000) shall cease to be, or shall be asserted by the Borrower or any other Credit Party not to be, a valid, perfected (subject to the qualifications set forth in Section 3.19(a)), first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Collateral Documents or any other act or omission by the Administrative Agent (unless such act or omission is a result of reliance on any information provided by a Credit Party or resulted from a breach by a Credit Party of its representations or obligations under the Loan Documents);

(m) the Indebtedness under any subordinated Indebtedness of the Borrower or any Subsidiary constituting Material Indebtedness shall cease (or any Credit Party or an Affiliate of any Credit Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness;

(n) there shall have occurred a Change in Control;

(o) [reserved];

(p) [reserved];

(q) so long as any Indebtedness secured on a junior basis to the Obligations is outstanding, any intercreditor agreement with respect thereto shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (i) results directly from the action or inaction of the Administrative Agent or (ii) is not materially adverse to the Lenders;

(r) so long as any commitments or loans under the Term Loan Facility Credit Agreement are outstanding, the Term Loan/ABL Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (i) results directly from the action or inaction of the Administrative Agent or (ii) is not materially adverse to the Lenders; or

(s) if Administrative Agent receives any evidence that any Credit Party or any of its respective directors or senior officers is criminally convicted for (i) a felony committed in the conduct of such Credit Party’s business, or (ii) violating any Law that could reasonably be expected to lead to forfeiture of any Collateral with an aggregate fair market value in excess of $5,000,000 or the right to conduct a material part of such Credit Party’s business, in each case, unless such director or officer is removed from such position within five (5) Business Days of such conviction.

9.2 Remedies. If any Event of Default occurs and is continuing, Administrative Agent may (or at the direction of Required Lenders, shall) take any or all of the following actions:

(a) declare the commitment of Lenders to make Revolving Loans to be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) direct by written notice to Borrower that Borrower to pay to Issuing Bank cash collateral as security for any subsequent drawings under then outstanding Letters of Credit in an amount equal to one hundred three percent (103%) of the maximum amount of which may be drawn under such outstanding Letters of Credit;

(d) reduce the advance rates in respect of Eligible Accounts, Supplemental Program Eligible Accounts or take additional reserves against or otherwise modify the Borrowing Base; and

(e) exercise all rights and remedies available to Administrative Agent under the Loan Documents, including any right of set-off under Section 12.19, or under the UCC or any other Applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code, the obligation of Lenders to make Revolving Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and other Obligations and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

9.3 Application of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by Administrative Agent pursuant to Section 9.2 (or after the Loans (with accrued interest thereon) and all other Obligations under the Loan Documents shall have automatically become due and payable in accordance with the terms of such Section 9.2), all amounts collected or received by Administrative Agent on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be applied as follows (and each Credit Party irrevocably waives the right to direct the application of any such amounts in any other manner):

FIRST, to the payment of all fees, costs and Expenses (including the reasonable fees and disbursements of legal counsel for Administrative Agent and each Lender, and the reasonable charges of internal legal counsel) of Administrative Agent and each Lender in connection with enforcing the rights of Administrative Agent and each Lender under the Loan Documents and any Protective Advances made by Administrative Agent and any Lender with respect to the Collateral under or pursuant to the terms of the Loan Documents;

SECOND, to the payment of all of the other Obligations in such order or preference as Administrative Agent may determine in its sole discretion;

THIRD, to all other Obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” and “SECOND” above; and

FOURTH, to the payment of the surplus, if any, to Borrower or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided above until exhausted prior to application to the next succeeding category.

9.4 Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under this Agreement, the other Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default under Section 9.1(a), 9.1(f) or 9.1(i) or the acceleration of the Loans pursuant to Section 9.2, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE. EACH CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY

AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY ADMINISTRATIVE AGENT IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS AND REMEDIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING ADMINISTRATIVE AGENT TO MAKE THE LOANS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH ADMINISTRATIVE AGENT IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL, THE HEALTHCARE FACILITIES OR ANY OTHER PROPERTY OF ANY CREDIT PARTY.

9.5 Collection of Accounts. Subject to Applicable Law regarding Government Account Debtors, Administrative Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any Accounts of any Credit Party or other amounts owed to any Credit Party by suit or otherwise; (ii) exercise all of any Credit Party’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Credit Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to any Credit Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of any Credit Party or other amount owed to any Credit Party upon such terms, for such amount and at such time or times as Administrative Agent deems advisable; (v) prepare, file and sign any Credit Party’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to any Credit Party; and (vi) do all other acts and things which are necessary, in Administrative Agent’s sole discretion, to fulfill any Credit Party’s obligations under this Agreement and the other Loan Documents and to allow Administrative Agent to collect the Accounts or other amounts owed to any Credit Party. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify Account Debtors (subject to Applicable Law regarding Government Account Debtors) to make payment directly to Administrative Agent of any amounts due or to become due thereunder (and once such notice has been given to an Account Debtor, no Credit Party shall give any contrary instructions to such Account Debtor during the continuance of an Event of Default without Administrative Agent’s prior written consent).

9.6 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and Lenders against any Credit Party under the Loan Documents or at law or in equity may be exercised by Administrative Agent at any time and from time to time, whether or not all or any of the Obligations shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent and Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, each Credit Party agrees that if an Event of Default is continuing, (i) to the extent permitted by Applicable Law, Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

9.7 Assistance and Cooperation. Each Credit Party agrees to assist and cooperate with Administrative Agent, and take any action which Administrative Agent may reasonably request or require of such Credit Party, in order to enable Administrative Agent to obtain and enjoy the full rights and benefits granted to Administrative Agent and Lenders by Borrower and the other Credit Parties under this Agreement and the other Loan Documents, including specifically, at the cost and expense of the Borrower, the use of their best efforts to assist in obtaining approval of any Governmental Authority for any transaction or action contemplated thereunder which is necessary under any Law or Contractual Obligation, and specifically, without limitation, the preparation, execution and filing with any such Person of any application for consent to assignment of Governmental Authorizations or otherwise.

9.8 Severance. Administrative Agent shall have the right from time to time to sever the Revolving Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and Liens as Administrative Agent shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies. Each Credit Party shall execute and deliver to Administrative Agent from time to time, promptly after the written request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Any severance under this Section 9.8 shall not modify the Credit Parties’ rights or obligations pursuant to this Agreement or the Loan Documents unless an amendment to the Loan Documents is made pursuant to Section 12.4.

9.9 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Administrative Agent or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

9.10 Administrative Agent’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Administrative Agent incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent upon demand and if not paid shall be added to the Obligations (and to the extent permitted under Applicable Laws, secured by the Collateral and other Loan Documents). Notwithstanding the foregoing, Administrative Agent shall have no obligation to send notice to Borrower of any such failure.

9.11 License. To the extent permitted by Applicable Law or any applicable third-party contract or user license or agreement, Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use license or sub-license after the occurrence an during the continuance of any Default or Event of Default (without payment of royalty or other compensation to any Person) any or all computer hardware, software, customer lists and other records for the purpose of selling, collecting, or otherwise exercising any rights or remedies with respect to any Collateral.

9.12 Injunctive Relief. Each Credit Party acknowledges and agrees that if any Credit Party fails to perform any covenant or obligation contained herein or under any of the other Loan Documents, Administrative Agent and Lenders may have no adequate remedy in monetary damages and, accordingly, shall be entitled to an injunction, (including a temporary restraining order, preliminary injunction, writ of attachment or order compelling performance) against such non-performance, including maintaining the procedure set forth in this Agreement with respect to Collections. Neither Administrative Agent nor any Lender shall be deemed to have waived any other legal or equitable remedies under this Agreement, the other Loan Documents or at law if any of Administrative Agent and Lenders shall seek injunctive relief under this Section 9.12. Each Credit Party waives any requirement for the posting of a bond or other security by Administrative Agent or any Lender in connection with any such injunctive relief.

9.13 Additional Remedies. Notwithstanding anything to the contrary contained in this Agreement, the Lenders hereby authorize Administrative Agent after an Event of Default has occurred and is continuing, to commence any of the following actions even if the Required Lenders have not agreed to such action, so long as Administrative Agent determines, in good faith, that such action or actions are reasonably necessary in order to preserve the value of the Collateral and/or the Loans: (i) declare all amounts outstanding under this Agreement, the Revolving Notes and the other Loan Documents to be immediately due and payable; (ii) commence judicial or nonjudicial foreclosure proceedings under any Collateral Document; (iii) schedule a judicial or nonjudicial foreclosure sale and, if Administrative Agent deems necessary or appropriate, postpone or cancel any such sale not more than one time; (iv) if Administrative Agent deems necessary or appropriate, commence and prosecute judicial proceedings for the appointment of a receiver with respect to the Collateral; and (v) proceed with the judicial or nonjudicial foreclosure of any Collateral Document and the other enforcement of Administrative Agent’s rights under the Loan Documents.

9.14 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 9.1, for the purpose of determining whether an Event of Default under Section 7.1 (the “Financial Covenant”) has occurred, the Borrower may designate any net cash proceeds from a direct equity investment in Holdings in cash in the form of common Equity Interests (so long as all such net cash proceeds shall have been substantially concurrently contributed by Holdings to the common capital of the Borrower) (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrower for the applicable Fiscal Quarter (the foregoing right of the Borrower, the “Cure Right”); provided that (i) such amounts to be designated are actually received by the Borrower on or after the first day of such applicable fiscal quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any fiscal quarter for which such Cure Right was exercised (and any Test Period including such fiscal quarter) and not for any other purpose under any Loan Document (including, without limitation, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article 6), (iii) no Cure Amounts will increase (or count towards) the Consolidated Fixed Charge Coverage Ratio for purposes of any calculation thereof, and (iv) the Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount.”

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant for such fiscal quarter, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 9.1 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised with respect to no more than five (5) fiscal quarters during the term of this Agreement, (ii) in each four consecutive fiscal quarter period, there shall be no more than two fiscal quarters in respect of which the Cure Right is exercised

(which quarters may be consecutive) and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant.

(c) Notwithstanding anything in this Agreement to the contrary, following the delivery by the Borrower of a written notice to the Administrative Agent prior to the Cure Expiration Date of its good faith intent to exercise the Cure Right, the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under Section 9.2 solely on the basis of a breach of the Financial Covenant for such period until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

ARTICLE 10.

[RESERVED]

ARTICLE 11.

EFFECTIVE DATE AND TERMINATION

11.1 Effective Date and Termination. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the Revolving Loan Termination Date. Borrower may terminate this Agreement with at least ten (10) days’ prior written notice thereof from Borrower to Administrative Agent, which termination shall take effect upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Issuing Bank of cash collateral as required by Section 9.2(c)), and (c) the payment in full of all fees (including the Early Termination Fee), Expenses and other Obligations together with accrued and unpaid interest thereon.

11.2 Effect of Termination. The termination of this Agreement shall not affect any Credit Party’s, Administrative Agent’s, any Lender’s or any of their Affiliate’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than contingent indemnification obligations for which a claim has not been made) have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Administrative Agent and Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the fact that the outstanding amount of the Revolving Facility may from time to time be temporarily in a zero position or a credit balance exists with respect to the Concentration Account, until the Revolving Commitments have terminated and all of the Obligations (other than contingent indemnification obligations for which a claim has not been made) of each Credit Party have been paid in full or each Credit Party has furnished Administrative Agent with an indemnification satisfactory to Administrative Agent and the Issuing Bank with respect thereto. Accordingly, each Credit Party waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Administrative Agent shall not be required to send such termination statements to each Credit Party, or to file them with any filing office, unless and until the Revolving Commitments have terminated and all Obligations (other than contingent indemnification obligations for which a claim has not been made) shall have been paid in full in immediately available funds.

11.3 Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 2.14, 2.16, 5.15, 5.16, 5.20, 11.1, 11.3, 12.3, 12.5, 12.6, 12.9, 12.11, 12.13, 12.14, 12.18(l), 12.23, 12.26 and 13.7 shall survive the termination of this Agreement and the other Loan Documents and any payment, in full or in part, of the Obligations.

ARTICLE 12.

MISCELLANEOUS

12.1 [Reserved].

12.2 Administrative Agent’s and Lenders’ Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent or any Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or such Lender or is to be in Administrative Agent’s or such Lender’s discretion, the decision of Administrative Agent or such Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s or such Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent or such Lender and shall be final and conclusive.

12.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOANS DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH CREDIT PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY CREDIT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND SUCH CREDIT PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND SUCH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER SPECIFIED IN SECTION 8.1 (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN).

12.4 Modification, Waiver in Writing.

(a) Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by any Credit Party of any provision of this Agreement shall not waive, affect or diminish any right of Administrative Agent or Lenders thereafter to demand strict compliance and performance therewith. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount. Any suspension or waiver by Administrative Agent or Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent and Lenders unless such suspension or waiver is in writing signed by an officer of Administrative Agent and Required Lenders, and directed to Borrower specifying such suspension or waiver.

(b) Except as otherwise specifically set forth herein or in any other Loan Document, no amendment or modification or waiver of, or consent with respect to any covenant, condition or provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Credit Parties (or in the case of amended, restated, supplemented or otherwise modified schedules to this Agreement or the other Loan Documents, Borrower, on behalf of Credit Parties) and either (A) Required Lenders, or (B) Administrative Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that the Borrower, on behalf of Credit Parties, and the Administrative Agent may mutually agree to amend or supplement this Agreement and any other Loan Documents, without the consent of any Lender, in order to (i) cure ambiguities, omissions, mistakes or defects, (ii) cause this Agreement and the other Loan Documents to be consistent with the Security and Pledge Agreement and other similar documents or (iii) cause the Security and Pledge Agreement or other document to comply with local law on the advice of local counsel. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (1) extend or increase the Individual Revolving Commitment of any Committed Lender without the written consent of such Committed Lender, as applicable, (2) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (3) extend the Scheduled Maturity Date without the written consent of all Lenders, (4) reduce the principal amount of the Loans, the rate of interest thereon (including applicable margins and interest rate floors) or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), (5) release any party from its obligations under any guaranty at any time hereafter provided, or all, or substantially all or any material portion of, the Collateral granted hereunder or under any of the Loan Documents (except as otherwise specifically permitted or provided in this Agreement), change the payment application waterfall in Section 9.3, the definition of Required Lenders, any provision of this Section 12.4 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (5), the written consent of all Lenders, or (6) provide, or otherwise permit, the subordination of any Loan without the prior written consent of the Required Lenders, or authorize Administrative Agent to subordinate its Lien in the Collateral to a third party without the prior written consent of the Required Lenders. No provision of Article 13 or other provision of this Agreement affecting Administrative Agent as such shall be amended, modified or waived without the prior written consent of Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Individual Revolving Commitment of such Committed Lender may not be increased or extended without the consent of such Defaulting Lender.

(c) Issuing Bank Consent. No amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders otherwise required under this Section 12.4, affect the rights or duties of the Issuing Bank hereunder, any other Loan Document or any Letter of Credit Document relating to any Letter of Credit issued or to be issued by it.

12.5 Trial by Jury.

(a) BORROWER AND EACH OTHER CREDIT PARTY HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND EACH OTHER CREDIT PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ADMINISTRATIVE AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 12.5 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND ANY OTHER CREDIT PARTY.

(b) In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 12.5(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.

12.6 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Person that is a party to this Agreement agrees not to assert, and hereby waives, in any legal action or other proceeding, any claim against any other Person party hereto (and any of their respective Affiliates), on any theory of liability, for special, indirect, consequential, special, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof. For the avoidance of doubt, nothing in this Section 12.6 shall limit Administrative Agent or any Lender from seeking damages suffered as a result of claims asserted against Administrative Agent, any Lender or any of their respective Affiliates by any Person not party to this Agreement.

12.7 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

12.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.9 Preferences. Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Indebtedness. To the extent Borrower makes a payment to Administrative Agent, or Administrative Agent receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Indebtedness or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent. This provision shall survive the expiration or termination of this Agreement and the repayment of the Indebtedness.

12.10 Waiver of Notice. No Credit Party shall be entitled to any notices of any nature whatsoever from Administrative Agent or any Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent or such Lender to such Credit Party and except with respect to matters for which such Credit Party is not, pursuant to Applicable Laws, permitted to waive the giving of notice. Each Credit Party hereby expressly waives the right to receive any notice from Administrative Agent or any Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Administrative Agent or any Lender to such Credit Party.

12.11 Remedies of Credit Parties. If a claim or adjudication is made that Administrative Agent or any Lender or any of their respective agents has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent, such Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, each Credit Party agrees that neither Administrative Agent, any Lender nor their respective agents shall be liable for any monetary damages, and each Credit Party’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Each Credit Party specifically waives any claim against Administrative Agent, each Lender and their respective agents with respect to actions taken by Administrative Agent, each Lender or their respective agents on such Credit Party’s behalf.

12.12 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

12.13 Offsets, Counterclaims and Defenses. Each Credit Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, any Lender or their respective agents or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Administrative Agent’s or any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which such Credit Party may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by such Credit Party in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by such Credit Party.

12.14 Publicity. Neither Borrower nor any other Credit Party shall, whether now or in the future issue any press releases or other public disclosure using the name “Credit Suisse” or the name of any Lender or the name of any of its respective Affiliates or referring to this Agreement or the other Loan Documents without at least five (5) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) Borrower or such other Credit Party is required to do so under Law and then, in any event, Borrower or such other Credit Party will consult with Administrative Agent before issuing such press release or other public disclosure. Borrower and each other Credit Party expressly consents to and authorizes the publication by Administrative Agent of a summary description of the transaction(s) contemplated by this Agreement in any format (including tombstones, deal listings or similar advertising materials), which may be published in one or more of financial or other industry periodicals, newspapers, reporting services, trade organizations, written promotional materials, web site, or otherwise. In addition, Borrower or each other Credit Party expressly consents to and authorizes Administrative Agent and Lenders to provide to financial or other industry periodicals, newspapers, reporting services or trade organizations information necessary and customary for inclusion of the transaction(s) in league table measurements, including the aggregate dollar value of the transaction.

12.15 No Usury. Borrower, Administrative Agent, and Lenders intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Administrative Agent and such Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 12.15 shall control every other agreement in the Loan Documents. If the Applicable Law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Revolving Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if Administrative Agent’s and Lenders’ exercise of the option to accelerate the maturity of the Loans or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by Applicable Law, then it is Borrower’s and Administrative Agent’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent shall be credited against the unpaid principal amount of the Obligations (or, if the Obligations have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with Applicable Law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent or Lenders for the use, forbearance or detention of the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loans until payment in full so that the rate or amount of interest on account of the Loans does not exceed the maximum lawful rate from time to time in effect and applicable to the Loans for so long as the Loans are outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

12.16 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

12.17 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Administrative Agent, Lenders, and Borrower and the other Credit Parties and nothing contained in any Loan Document shall be deemed to confer upon anyone (other than Administrative Agent, Lenders, Credit Parties, Indemnified Parties under Section 5.16 and Indemnified Agent Parties under Section 13.7, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

12.18 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Administrative Agent and Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.

(b) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register pursuant to the terms hereof as the holders and owners of the corresponding Individual Revolving Commitments and Loans listed therein and as Lenders for all purposes hereof, and no assignment or transfer of any such Individual Revolving Commitment or Loan shall be effective, in each case, unless and until, and subject to the other conditions set forth herein, (i) (A) with respect to a transfer by a Committed Lender to another Committed Lender, an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and (B) with respect to an assignment or transfer to or from a Conduit Lender, Administrative Agent shall have received notice of such transfer and shall have approved such transfer and received such documentation (which may include an executed Assignment Agreement, if requested in writing), and (ii) the effective date of such assignment or transfer has occurred and has been recorded in the Register as provided in Section 12.18(j). Prior to such recordation, all amounts owed with respect to the applicable Individual Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Individual Revolving Commitments or Loans.

(c) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Individual Revolving Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Individual Revolving Commitments):

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and, with respect to assignments of Loans and other Obligations by Conduit Lenders, with the consent of Administrative Agent in its sole discretion; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent in its sole discretion; provided, each such assignment by a

Committed Lender pursuant to this Section 12.18(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Individual Revolving Commitments and Loans of the assigning Lender) with respect to the assignment of the Individual Revolving Commitments and Loans; provided that any assignment of Loans and other Obligations by Conduit Lenders shall not be subject to any minimum or, with respect to an assignment to a Program Support Provider, any consent.

(d) With respect to a transfer by a Committed Lender to another Committed Lender, the assigning Committed Lender and the assignee Committed Lender thereof shall, execute and deliver to Administrative Agent an Assignment Agreement and with respect to an assignment or transfer to or from a Conduit Lender, Administrative Agent shall have received notice of such transfer and shall have approved such transfer and received such documentation (which may include an executed Assignment Agreement, if requested in writing), together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereof may be reasonably requested by Administrative Agent.

(e) Upon its receipt and acceptance of a duly executed and completed Assignment Agreement (if any), any forms, certificates or other evidence reasonably requested in writing by it in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement (if any) or such other notice of such transfer in the Register, shall give prompt notice thereof to Borrower (other than a transfer to or from a Conduit Lender) and shall maintain a copy of such Assignment Agreement and any notice of any transfer to or from a Conduit Lender.

(f) Each Lender, upon execution and delivery hereof, upon executing and delivering an Assignment Agreement or upon the effective assignment of the applicable Individual Revolving Commitment or Loans being assigned if such assignment is by or to a Conduit Lender and no Assignment Agreement is required by Administrative Agent, as the case may be, represents and warrants as of the Closing Date, as of the applicable Effective Date (as defined in the applicable Assignment Agreement), or as of the applicable effective date of such assignment (if such assignment is to or from a Conduit Lender and no Assignment Agreement is required by Administrative Agent), that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Individual Revolving Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Individual Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Individual Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.18, the disposition of such Individual Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Equity Interests of any Credit Party; and (v) such assignee is not a Disqualified Lender.

(g) Subject to the terms and conditions of this Section 12.18, as of the “Effective Date” specified in the applicable Assignment Agreement or as of the applicable effective date of such assignment, if such assignment is to or from a Conduit Lender and no Assignment Agreement is required by Administrative Agent: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement or other effective assignment (if such assignment is to or from a Conduit Lender and no Assignment Agreement is required by Administrative Agent) and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement or other effective assignment (if such assignment is to or from a Conduit Lender and no Assignment Agreement is required by Administrative Agent), relinquish its rights (other than any rights which survive the termination hereof under Section 11.3) and be released from its obligations hereunder and, in the case of an Assignment Agreement or other effective assignment (if such assignment is to or from a Conduit Lender and no Assignment Agreement is required by Administrative Agent), covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; (iii) the Individual Revolving Commitments shall be modified to reflect the Individual Revolving Commitment of such assignee and any Individual Revolving Commitment of such assigning Committed Lender, if any.

(h) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (a “Participant”) in all or any part of its Individual Revolving Commitments (with respect to Committed Lenders), Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and (v) no participation shall be made to any Disqualified Lender or natural person. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that a participant shall not be entitled to receive any greater payment under Sections 2.14, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) In addition to any other assignment permitted pursuant to this Section 12.18, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans or other Obligations owed to such Lender or any obligations of such Lender under any Loan Documents to secure obligations of such Lender including to any Federal Reserve Bank or any Federal Home Loan Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or Federal Home Loan Bank; provided that no Lender, as between any Credit Party and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(j) Administrative Agent shall maintain a register at one of its offices in the United States for the recordation of the names and addresses of Lenders and the Individual Revolving Commitments and the principal amounts of (and stated interest on) the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Individual Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Credit Parties and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Individual Revolving Commitment or the Credit Parties’ Obligations in respect of any Loan. The Credit Parties hereby designate Administrative Agent to serve as the Credit Parties’ agent solely for purposes of maintaining the Register as provided in this Section 12.18(j).

(k) Notwithstanding anything to the contrary contained herein, any Committed Lender may grant to any Conduit Lender, identified as such in writing from time to time by the Committed Lender to Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Committed Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any Conduit Lender to make any Loan, (ii) if a Conduit Lender elects to exercise such option and provides all or any part of such Loan, the Conduit Lender shall constitute a Lender hereunder, and (iii) if a Conduit Lender elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the corresponding Committed Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a Conduit Lender hereunder shall utilize the Individual Revolving Commitment of the corresponding Committed Lender to the same extent, and as if, such Loan were made by such Committed Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) on behalf of itself and each of its affiliates that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any State thereof or any other jurisdiction.

(l) Notwithstanding anything contained herein or any other document contemplated hereby, any obligation of a Conduit Lender under this Agreement or any other document contemplated hereby is solely the corporate obligation of such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender, in excess of funds necessary to pay in full all outstanding indebtedness of such Conduit Lender and shall be non-recourse other than with respect to such excess funds, and if ever and until such time as such Conduit Lender has sufficient funds to pay such obligation shall not constitute a claim against such Conduit Lender. Each party hereto agrees that the payment of any claim of any such party shall be subordinated to the payment in full of all outstanding indebtedness of such Conduit Lender. Notwithstanding anything to the contrary contained in this Agreement, no Conduit Lender shall have any monetary liability or payment obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement. In addition, the parties hereto hereby agree that no Conduit Lender shall have any obligation to pay any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or any similar Law in another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender.

(m) Each of Administrative Agent and the Lenders may disclose non-public information about the Loans and the Credit Parties (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives, (ii) to any assignee of or participant in, or any prospective assignee of or participant in, the Loans or any of its rights or obligations under this Agreement, (iii) to any financing source, hedge counterparty or other similar party in connection with financing or risk management activities related to the Loans, (iv) to any Rating Agency (including by means of a password protected internet website maintained in connection with Rule 17g-5), (v) to any Support Party or actual or potential subordinated investor in, or first loss equity provider to, any Conduit Lender or Support Party, (vi) the Program Support Providers for each Conduit Lender, (vii) to the extent required by Applicable Law or required or requested by any Governmental Authority, and (viii) to the extent necessary in connection with the enforcement of any Loan Document.

(n) Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

12.19 Set-Off. Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under this Agreement, the other Loan Documents, the UCC, at law or in equity, Administrative Agent and Lenders shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent, any Lender, or any of their Affiliates to or for the credit or the account of Borrower. Administrative Agent agrees promptly to notify Borrower after any such set-off and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format (“PDF”) or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement. The effectiveness of any such documents and signatures shall, subject to Applicable Laws, have the same force and effect as manually signed originals and shall be binding on Credit Parties, Administrative Agent, and Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature. No party may raise the use of a telecopier, facsimile machine, PDF or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine, PDF or other electronic means, as a defense to the enforcement of this Agreement.

12.21 Borrower Representative.

(a) For so long as there are two or more Borrowers party hereto, each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to (i) request and receive the proceeds of advances in respect of the Loans (and to otherwise act on behalf of such Borrower pursuant to this Agreement and the other Loan Documents) from Lenders in the name or on behalf of each such Borrower, (ii) receive statements of account and all other notices from Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, (iii) execute and deliver Borrowing Base Certificates, Compliance Certificates and all other notices, certificates and documents to be executed and/or delivered by any Credit Party under this Agreement or the other Loan Documents; and (iv) otherwise act on behalf of such Credit Party pursuant to this Agreement and the other Loan Documents.

(b) The authorizations contained in this Section 12.21 are coupled with an interest and shall be irrevocable, and Administrative Agent and Lenders may rely on any notice, request, information supplied by Borrower Representative, every document executed by Borrower Representative, every agreement made by Borrower Representative or other action taken by Borrower Representative in respect of any Borrower or other Credit Party as if the same were supplied, made or taken by such Borrower or such other Credit Party. Without limiting the generality of the foregoing, the failure of one or more Borrowers or other Credit Parties to join in the execution of any writing in connection herewith shall not relieve any Borrower or other Credit Party from obligations in respect of such writing. No purported termination of the appointment of Borrower Representative as agent shall be effective without the prior written acknowledgement of Administrative Agent.

12.22 Joint and Several. For as long as there are two or more Borrowers party hereto:

(a) Each Borrower shall be jointly and severally liable for all of the Obligations of Borrowers under this Agreement, regardless of which of Borrowers actually receives the proceeds or other benefits of the Loans or other extensions of credit hereunder or the manner in which Borrowers or Administrative Agent or Lenders account therefor in their respective books and records.

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including their ability to receive the Loans and other credit extensions under this Agreement and the other Loan Documents which would not have been available to a Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(c) Administrative Agent and Lenders have advised Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and the other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Administrative Agent to extend credit pursuant to this Agreement and the other documents executed in connection herewith (A) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder and thereunder, (B) because each Borrower may engage in transactions jointly with other Borrowers and (C) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all Borrowers, and the joint and several liability of all Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to all Borrowers, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower.

(d) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e) Borrower Representative (on behalf of each Borrower) shall maintain records specifying (A) all Obligations incurred by each Borrower, (B) the date of such incurrence, (C) the date and amount of any payments made in respect of such Obligations and (D) all inter-Borrower obligations pursuant to this Section. Borrower Representative shall make copies of such records available to Administrative Agent or Lenders, upon written request.

(f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Person’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(g) To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Person’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under § 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h) Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of their Obligations and each Borrower agrees that Administrative Agent shall not have any duty to advise such Borrower of information known to Administrative Agent regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Administrative Agent shall not be under any obligation to update any such information or to provide any such information to such Borrower or any other Person on any subsequent occasion.

(i) Administrative Agent is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (A) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or other Obligor, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or other Obligor and delivered to Administrative Agent; (B) accept partial payments on an Obligation incurred by any Borrower; (C) take and hold security or collateral for the payment of an Obligation incurred by any Borrower hereunder or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive and release any such security or collateral; (D) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole respective discretion, may determine; and (E) settle, release, compromise, collect or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on each Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent shall determine in its respective sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(j) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (A) the absence of any attempt to collect an Obligation incurred by Borrower from any Borrower or any guarantor or other action to enforce the same; (B) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing an Obligation incurred by Borrower, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent; (C) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (D) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against any Borrower or other Credit Party, Administrative Agent’s election in any such proceeding of the application of § 1111(b)(2) of the Bankruptcy Code; (E) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under § 364 of the Bankruptcy Code; (F) the disallowance, under § 502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (G) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor other than the indefeasible payment in full in cash of the Obligations after the termination of this Agreement and the Revolving Commitment.

(k) Any notice given by Borrower Representative hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent to Borrower Representative hereunder or pursuant to any other Loan Documents in accordance with the terms hereof or thereof shall constitute notice all Borrowers. The knowledge of any Borrower shall be imputed to all Borrowers and any consent by Borrower Representative or any Borrower shall constitute the consent of and shall bind all Borrowers.

(l) This Section is intended only to define the relative rights of Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to such Borrower and accrued interest, fees and Expenses with respect thereto for which such Borrower shall be primarily liable.

(m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Facility.

(n) Until all Obligations are fully performed and indefeasibly paid in full in cash and this Agreement and the Revolving Commitment have been terminated, no payment made by or for the account of a Borrower, including (A) a payment made by such Borrower on behalf of an Obligation of another Borrower or (B) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of property of such other Borrower and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

12.23 Release of Claims. Each Credit Party does hereby (i) waive any claim in tort, contract or otherwise which such Credit Party may have against Administrative Agent, any Lender or any of their respective Affiliates or their respective officers, directors, agents, or employees (collectively, “Lender Agents”) which may arise out of or relate to the Transactions or the Loan Documents prior to the Closing Date; and (ii) absolutely and unconditionally releases and discharges Administrative Agent, each Lender, each of its Affiliates and the Lender Agents from any and all claims, causes of action, losses, damages or expenses which may arise out of or relate to the Transactions or the Loan Documents which such Credit Party may have as of the Closing Date, in each case, except to the extent of any claim, action, loss, damage or expense resulting from the gross negligence or willful misconduct of Administrative Agent, any Lender or any of their respective Affiliates or any Lender Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction. Each Credit Party acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its legal counsel.

12.24 Acting Through Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Administrative Agent may act through its employees, agents or independent contractors as authorized by Administrative Agent. Each Credit Party shall authorize its accounting firm and/or service bureaus to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Each Credit Party authorizes Administrative Agent to contact directly any such accounting firm and/or service bureaus to obtain such information.

12.25 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Committed Lender is a Defaulting Lender:

(a) Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations (if any) of the Defaulting Lender under this Agreement, (iii) third, pro rata, to the payment of any amounts owing to Borrower, Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower, Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of the Loan, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender.

(b) Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Loan Document except with respect to items which require the vote or consent of all Lenders or all affected Lenders, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 12.4), provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) The failure of any Defaulting Lender to make any Loan, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan, advance or make any other payment required hereunder.

(d) At the written request of the Borrower Representative, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s written consent and in Administrative Agent’s sole discretion (but without no obligation whatsoever on Administrative Agent) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Administrative Agent’s written request, promptly sell and assign to Administrative Agent or such Person, all of the lending commitments and commitment interests of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Administrative Agent’s election) pursuant to an executed Assignment Agreement. Nothing in this Section 12.25 shall be deemed a waiver of any rights or claims any Credit Party, Lender or Administrative Agent may have against any Defaulting Lender.

12.26 Confidentiality.

(a) Any fees or pricing information relating to the Revolving Facility contemplated by the Loan Documents (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date) (collectively, “Confidential Information”) is confidential. Each Credit Party agrees:

(i) to keep all Confidential Information confidential and to disclose Confidential Information only to those of its Affiliates, officers, employees, agents, accountants, legal counsel and other representatives (collectively, “Representatives”) who have a need to know such Confidential Information for the purpose of assisting in the negotiation, completion and administration of the Revolving Facility;

(ii) to use the Confidential Information only in connection with the Revolving Facility and not for any other purpose; and

(iii) to cause its Representatives to comply with these provision and to be responsible for any failure of any Representative to so comply. The provisions of this Section 12.26(a) shall not apply to Confidential Information that (A) has been approved for release by written authorization of Administrative Agent, or (B) is or hereafter becomes (through a source other than a Credit Party or any of its Affiliates or Representatives) generally available to the public.

(b) Each Credit Party, each Lender and Administrative Agent agrees to maintain the confidentiality of all nonpublic information with respect to the parties to the Loan Documents or any other matters furnished or delivered to it pursuant to or in connection with this Agreement or any other Loan Document; provided, that such information may be disclosed (i) to such party’s Affiliates or such party’s or its Affiliates’ officers, directors, employees, agents, accountants, legal counsel, consultants and other representatives (collectively, “Lender Representatives”), in each case, who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the Revolving Facility, (ii) to any assignee of or participant in, or any prospective assignee of or participant in, the Loans or any of its rights or obligations under this Agreement, in each case, other than any Disqualified Lender, (iii) to any financing source, hedge counterparty or other similar party in connection with financing or risk-management activities related to the Loans, (iv) to any Rating Agency (including by means of a password-protected internet website maintained in connection with Rule 17g-5), (v) to any Support Party or actual or potential subordinated investor in, or first loss equity provider to, any Support Party, (vi) the Program Support Providers for each Conduit Lender, (vii) to the extent required by Applicable Law or required or requested by such judicial, governmental or regulatory agency, and (viii) to the extent necessary in connection with the enforcement of any Loan Document.

The provisions of this Section 12.26(b) shall not apply to information that (A) is or hereafter becomes generally available to the public (through a source other than a Credit Party, applicable Lender, Administrative Agent or any Lender Representative associated with such party in violation of this Section 12.26), (B) was rightfully known to a Credit Party, applicable Lender, Administrative Agent or any Lender Representative or was rightfully in their possession prior to the date of its disclosure pursuant to this Agreement; (C) becomes available to a Credit Party, applicable Lender, Administrative Agent or any Lender Representative from a third party unless to their knowledge such third party disclosed such information in breach of an obligation of confidentiality to a Credit Party, applicable Lender, Administrative Agent or any Lender Representative; (D) has been approved for release by written authorization of a Credit Party; or (E) has been independently developed or acquired by a Credit Party, Lender, Administrative Agent or any Lender Representative without violating this Agreement. The provisions of this Section 12.26 shall not prohibit any Credit Party, any Lender or Administrative Agent from filing with or making available to any judicial, governmental or regulatory agency or providing to any Person with standing any information or other documents with respect to the Revolving Facility as may be required by Applicable Law or requested by such judicial, governmental or regulatory agency.

12.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.28 Payoff Letter. Upon the Discharge of Obligations and Borrower’s written request to Administrative Agent to terminate Lenders’ commitment to make advances hereunder in accordance with the terms of this Agreement, Administrative Agent and/or Lenders shall promptly execute and deliver to Borrower a customary payoff letter and file and/or allow for Borrower or their designee to file such UCC termination statements and file and record such other release documents as are reasonably necessary to terminate all security interests and Liens in favor of Administrative Agent or Lenders evidenced by or provided herein.

12.29 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower or such Subsidiary and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Subsidiary in accordance with the USA PATRIOT Act.

ARTICLE 13.

AGENCY.

Administrative Agent, Lenders and the Credit Parties agree that, except for the rights expressly granted to the Credit Parties under Section 13.9, the Credit Parties shall not be a party to the agreements contained in this Article 13. Without limitation of the foregoing, Administrative Agent, Lenders and the Credit Parties agree that in no event shall the Credit Parties be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement). The Credit Parties shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Article 13.

13.1 Appointment and Authorization.

(a) Generally. Each Lender and Issuing Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other

Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Specific Authorizations. Except as otherwise specified in this Agreement, Administrative Agent shall have the right to exercise its sole and absolute discretion to act or not to act under the Loan Documents. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to:

(i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral securing the Loans;

(ii) make any subsequent advances to the Borrower for the purposes described in this Agreement;

(iii) [reserved];

(iv) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Credit Parties;

(v) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein;

(vi) take such action as is necessary or desirable to maintain the perfection and priority of the security interest and Liens created or purported to be created by the Loan Documents;

(vii) release or assign (without recourse, representation or warranty, other than representations as to title and as to no encumbrances by Administrative Agent) any or all Collateral upon payment and satisfaction in full of the Loans; and

(viii) enter into any so-called “pre-negotiation agreement” with any Credit Party (provided that as a condition precedent to such authority, all Lenders have been given a reasonable opportunity to (i) comment on the proposed form of pre-negotiation agreement and (ii) discuss such comments with Administrative Agent).

13.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants, independent public accountants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as finally determined in a non-appealable judicial proceeding.

13.3 Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by Borrower, any Credit Party, or any Affiliate of any of them, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Credit Party, or any other party to any Loan Document to perform its obligations and liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Loan Document. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to (i) the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents, (ii) the financial condition of any Credit Party, (iii) the contents of any certificate, report or other document delivered hereunder or any other Loan Document or in connection herewith or therewith, (iv) the existence or possible existence of any Default or Event of Default, or (v) the satisfaction of any condition set forth in Article 3 of this Agreement or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

13.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to any Credit Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

13.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a

“notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9.2; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

13.6 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Credit Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent and, for the avoidance of doubt, if Administrative Agent shall provide such information, it shall be provided only as a courtesy and shall not be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter.

13.7 Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (each an “Indemnified Agent Party”) (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as defined in Section 5.16), provided, that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Indemnified Agent Party’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all Expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Loans and other liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

(b) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.

13.8 Administrative Agent in Individual Capacity. Credit Suisse and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Affiliates as though Credit Suisse were not Administrative Agent hereunder and without notice to or consent of any Lender; provided, however, if Credit Suisse acquires equity interests in any Credit Party or any Affiliate of any Credit Party and such equity interests are not publicly traded, Credit Suisse will provide written notice to the Lenders. Each Lender acknowledges that, pursuant to such activities, Credit Suisse or its Affiliates may receive information regarding a Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its portion of the Loan, Credit Suisse and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Credit Suisse were not Administrative Agent, and the terms “Lender” and “Lenders” include Credit Suisse and its Affiliates, to the extent applicable, in their individual capacities.

13.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders and Borrower. If Administrative Agent resigns under this Agreement, Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of Borrower, to appoint from among the Committed Lenders (or any Affiliate of a Committed Lender) a successor agent for Lenders; provided, that during the existence and continuation of an Event of Default pursuant to Section 9.1(b), 9.1(c), 9.1(g) or 9.1(h), no consent of Borrower shall be required. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among the Committed Lenders (or any Affiliate of a Committed Lender). Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

13.10 Collateral Matters; Restriction on Lenders.

(a) Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Administrative Agent and Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral and any of the other collateral pursuant to Loan Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral and the other collateral pursuant to the other Loan Documents. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Administrative Agent under this Agreement and any other Loan Document (x) upon the termination of this Agreement in accordance with Section 11.1; (y) subject to clauses (b), (c) and (d) below, on any property constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement at any time; or (z) subject to Section 13.1, if approved, authorized or ratified in writing by Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement. Upon written request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 13.10.

(b) Subject to the terms of the Term Loan/ABL Intercreditor Agreement, Lenders and Administrative Agent agree that upon the closing of (x) any sale, transfer or other disposition of all of the Equity Interests of any Subsidiary Guarantor permitted pursuant to Section 6.5 and/or (y) any sale, transfer or other disposition in each case in a transaction permitted by this Agreement that results in assets becoming Excluded Assets and/or, at the election of the Borrower, any Material Subsidiary ceasing to be a Material Subsidiary in each case in a transaction permitted by this Agreement (i) the obligations of such Subsidiary Guarantor pursuant to the Security Agreement shall automatically be discharged and released without any further action by the Administrative Agent or any Lender, (ii) the Liens securing the Obligations on any assets of such Subsidiary and assets that constitute Excluded Assets shall be automatically discharged and released and (iii) the Administrative Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty so long as the Borrower or applicable Subsidiary Guarantor shall have provided to the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(c) Subject to the terms of the Term Loan/ABL Intercreditor Agreement, upon the closing of any Asset Sale consisting of the sale, transfer or other disposition of Equity Interests of any Subsidiary Guarantor or any other Subsidiary of the Borrower permitted pursuant to Section 6.5 and/or any other sale, transfer or disposition not prohibited under this Agreement (other than by a Credit Party to another Credit Party) (i) the Liens securing the Obligations on any pledged Equity Interests issued by any other Subsidiary and held by such Subsidiary Guarantor shall be automatically released, (ii) the Liens securing the Obligations on all Collateral of such Subsidiary, including any Mortgages, shall be automatically released and (iii) the Administrative Agent will (and is hereby authorized to), upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the

Administrative Agent which may reasonably be required to evidence such release so long as the Borrower or applicable Subsidiary Guarantor shall have provided to the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(d) Subject to the terms of the Term Loan/ABL Intercreditor Agreement, upon consummation by the Borrower or any Subsidiary of a Permitted Interest Transfer, (i) those Equity Interests of the Subsidiary that are the subject of such Permitted Interest Transfer or designation shall automatically be released in accordance with clauses (i) and (ii) of Section 13.10(c) and the Administrative Agent shall (and is hereby authorized to) release any pledged note theretofore pledged to the extent such note is being discharged in connection with such Permitted Interest Transfer or designation (in each case of this clause (i), to the extent a pledge over such Equity Interests is not permitted by the organizational document of the Subsidiary that is the subject of such Permitted Interest Transfer (so long as such prohibition is not incurred in contemplation of such Permitted Interest Transfer) after giving effect to Section 9-406, 9-407, 9-408 and any other anti-assignment provisions of the UCC or other applicable law and rules of equity), and (ii) if such Subsidiary whose shares are the subject of such Permitted Interest Transfer or designation is a Subsidiary Guarantor, the obligations of such Subsidiary under its Guarantee shall automatically be discharged and released in accordance with clauses (i) and (ii) of Section 13.10(b) and any Lien granted by such Subsidiary under the Loan Documents shall automatically be discharged and released so long as the Borrower or applicable Subsidiary Guarantor shall have provided to the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(e) Subject to the terms of the Term Loan/ABL Intercreditor Agreement, the Administrative Agent will (and is hereby authorized to), upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may be reasonably be required to discharge and release, all without representation, recourse or warranty, any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full of the principal and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document, (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a person other than the Borrower or any Subsidiary Guarantor, and upon consummation by the Borrower or any Subsidiary of any such sale, transfer or other disposition, any Lien granted by the Borrower or such Subsidiary under the Loan Documents on such Collateral shall automatically be discharged and released, and (iii) the Administrative Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty so long as the Borrower or applicable Subsidiary Guarantor shall have provided to the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(f) Subject to the terms of the Term Loan/ABL Intercreditor Agreement, upon (x) notification by the Borrower to the Administrative Agent that a Subsidiary Guarantor is a Non-Significant Subsidiary or a HUD Loan Borrower, and would not be required to become a Subsidiary Guarantor in accordance with the terms hereof, and (y) prepayment of the Revolving Loans in such amount that no over-advance pursuant to Section 2.5 shall exist upon removal of the Accounts of such Subsidiary Guarantor from the Borrowing Base, (i) the obligations of such Subsidiary under its Guarantee shall automatically be released, (ii) any Lien granted by such Subsidiary Guarantor under the Loan Documents shall be automatically released in accordance with clauses (i) and (ii) of Section 13.10(b) and (iii) the

Administrative Agent will (and is hereby authorized to), upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release so long as the Borrower or applicable Subsidiary Guarantor shall have provided to the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(g) Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral (and other collateral pursuant to other Loan Documents) which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral for the liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

(h) Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the liabilities, any amounts owing by such Lender to a Credit Party or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Credit Parties or any third party with respect to the liabilities or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.

13.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to Borrower or any other Credit Party, Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or another Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent under this Agreement) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, affecting the liabilities or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

13.12 Return of Payments. If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent shall be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender shall repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.13 Inspection Deliveries. In the event Administrative Agent exercises its right to conduct an inspection of each Credit Party’s properties, assets and/or facilities pursuant to Section 5.7, Administrative Agent agrees that it will use commercially reasonable efforts to deliver (at the sole cost and expense of Borrower) copies of any and all written documentation or written information received by Administrative Agent in connection with such inspection to each Lender; provided, however, that failure of Administrative Agent to so deliver any of the foregoing for any reason shall not impose any liability on Administrative Agent whatsoever.

ARTICLE 14.

GUARANTY.

14.1 Guaranty. Each of the Guarantors hereby jointly and severally guarantees to Administrative Agent, each Lender, each of their respective Affiliates and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

14.2 Obligations Unconditional. The obligations of the Guarantors under Section 14.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment and performance of the Obligations in full), it being the intent of this Section 14.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 14 until payment and performance of the Obligations in full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f) any other action or inaction shall occur that might constitute a surety defense (other than payment in full of the Obligations).

With respect to its obligations hereunder, each Guarantor hereby expressly waives to the extent permitted by Law diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

14.3 Reinstatement. The obligations of each Guarantor under this Article 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify Administrative Agent and each other holder of the Obligations in accordance with Section 5.16 for all reasonable costs and expenses (including the reasonable fees, out-of-pocket charges and disbursements of counsel) incurred by Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

14.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 14.2 and through the exercise of rights of contribution pursuant to Section 14.6.

14.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.2) for purposes of Section 14.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 14.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents to which they are parties and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

14.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until payment and performance of the Obligations in full.

14.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 14 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

14.8 Subordination. The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations; provided that nothing in this Section 14.8 shall prohibit any payments or distributions permitted by this Agreement.

14.9 California Provisions.

(a) Each Guarantor hereby waives, to the maximum extent permitted by California Civil Code Section 2856 and/or other applicable law, all suretyship rights and defenses which might otherwise be available to such Guarantor under or pursuant to California Civil Code Sections 2787 through 2855 inclusive.

(b) Each Guarantor hereby waives all rights and defenses arising out of an election of remedies by Administrative Agent (on behalf of Lenders), even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(c) Without limiting the generality of the foregoing in this Section 14.8, each Guarantor hereby expressly: (i) waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433, and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any similar statutes of other states; (ii) acknowledges that Section 2856 of the California Civil Code authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and certain other rights and defenses available to Guarantor under California law; and (iii) waives all rights of subrogation, reimbursement, indemnification and contribution and all other rights and defenses that are or may become available by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guaranty Agreement to be duly executed by their duly authorized. representatives, all as of the day and year first above written.

BORROWER:

QUORUM HEALTH CORPORATION

By:	/s/ Lee C. Fleck
Name:	Lee C. Fleck
Title:	Vice President of Finance and Treasurer

[Signature Page to Credit and Guaranty Agreement]

HOLDINGS:

QUINCY HEALTH, LLC

By:	/s/ Lee C. Fleck
Name:	Lee C. Fleck
Title:	Vice President of Finance and Treasurer

[Signature Page to Credit and Guaranty Agreement]

SUBSIDIARY GUARANTORS:

ANNA HOSPITAL CORPORATION
BIG BEND HOSPITAL CORPORATION
BIG SPRING HOSPITAL CORPORATION
BLUE ISLAND HOSPITAL COMPANY, LLC
BLUE ISLAND ILLINOIS HOLDINGS, LLC
BLUE RIDGE GEORGIA HOLDINGS, LLC
BLUE RIDGE GEORGIA HOSPITAL COMPANY, LLC
CSRA HOLDINGS, LLC
DEMING HOSPITAL CORPORATION
DHSC, LLC
EVANSTON HOSPITAL CORPORATION
FORREST CITY ARKANSAS HOSPITAL COMPANY, LLC
FORREST CITY HOLDINGS, LLC
FORT PAYNE HOSPITAL CORPORATION
GRANITE CITY HOSPITAL CORPORATION
GRANITE CITY ILLINOIS HOSPITAL COMPANY, LLC
HOSPITAL OF BARSTOW, INC.
HOSPITAL OF LOUISA, INC.
JACKSON HOSPITAL CORPORATION
MASSILLON HEALTH SYSTEM LLC
MASSILLON HOLDINGS, LLC
MARION HOSPITAL CORPORATION
MASSILLON COMMUNITY HEALTH SYSTEM LLC
MCKENZIE TENNESSEE HOSPITAL COMPANY, LLC
MMC OF NEVADA, LLC
MONROE HMA, LLC
MWMC HOLDINGS, LLC
NATIONAL HEALTHCARE OF MT. VERNON, INC.
PAINTSVILLE HOSPITAL COMPANY, LLC
PHILLIPS HOSPITAL COMPANY, LLC
QHC CALIFORNIA HOLDINGS, LLC
QHCCS, LLC
QHG OF MASSILLON, INC.
QUORUM HEALTH INVESTMENT COMPANY, LLC
QUORUM HEALTH RESOURCES, LLC
RED BUD HOSPITAL CORPORATION
RED BUD ILLINOIS HOSPITAL COMPANY, LLC
SAN MIGUEL HOSPITAL CORPORATION
TOOELE HOSPITAL CORPORATION
TRIAD OF OREGON, LLC
WAUKEGAN HOSPITAL CORPORATION

[Signature Page to Credit and Guaranty Agreement]

WAUKEGAN ILLINOIS HOSPITAL COMPANY, LLC
WILLIAMSTON HOSPITAL CORPORATION

By:	/s/ Lee C. Fleck
Name:	Lee C. Fleck
Title:	Vice President of Finance and Treasurer

[Signature Page to Credit and Guaranty Agreement]

ADMINISTRATIVE AGENT:

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Steven Schlussler
Name: Steven Schlussler
Title: Director

By:	/s/ Patrick Duggan
Name: Patrick Duggan
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

COMMITTED LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Steven Schlussler
Name: Steven Schlussler
Title: Authorized Signatory

By:	/s/ Patrick Duggan
Name: Patrick Duggan
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C

FORM OF REVOLVING NOTE

EXHIBIT D

FORM OF REVOLVING LOAN NOTICE

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT G

FORM OF MORTGAGE

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

EXHIBIT I

FORM OF JOINDER